UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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RALCORP HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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December 28, 2012

Dear Shareholder,

We cordially invite you to attend a special meeting of Ralcorp Holdings, Inc. shareholders to be held at the Bank of America Plaza, 800 Market Street, lower level auditorium, St. Louis, Missouri 63101, on Tuesday, January 29, 2013, at 8:00 a.m., local time.

At the special meeting, we will ask you to consider and vote upon a proposal to approve the merger agreement under which ConAgra Foods, Inc. would acquire Ralcorp. In addition, we will ask you to consider and vote, on an advisory (non-binding) basis, on a proposal to approve the compensation that may be paid or become payable to our named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger — Interests of Ralcorp’s Directors and Executive Officers in the Merger — Change of Control Compensation for Ralcorp’s Named Executive Officers.” We entered into this merger agreement on November 26, 2012. If Ralcorp shareholders approve the merger agreement and we complete the merger, you, as a holder of Ralcorp common stock, will be entitled to receive $90.00 in cash, without interest, for each share of Ralcorp common stock owned by you at the consummation of the merger, and Ralcorp will become a wholly owned subsidiary of ConAgra Foods.

After careful consideration, our board of directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Ralcorp’s shareholders, has unanimously approved the merger agreement and the transactions contemplated thereby and unanimously recommends that you vote “FOR” the approval of the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Ralcorp’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger — Interests of Ralcorp’s Directors and Executive Officers in the Merger — Change of Control Compensation for Ralcorp’s Named Executive Officers” and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Your vote is very important, regardless of the number of shares of common stock you own. We cannot consummate the merger unless the holders of at least two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting affirmatively vote to approve the merger agreement. Therefore, the failure of any shareholder to vote will have the same effect as a vote by that shareholder against the approval of the merger agreement.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. You can find a copy of the merger agreement in Annex A to this document. We encourage you to read this document and the merger agreement carefully and in their entirety. You may also obtain more information about Ralcorp from documents we have filed with the Securities and Exchange Commission.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

Kevin J. Hunt

Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The date of this proxy statement is December 28, 2012 and Ralcorp is first mailing this proxy statement to shareholders on or about December 28, 2012.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on Tuesday, January 29, 2013

To the Shareholders of Ralcorp Holdings, Inc.:

We will hold a special meeting of shareholders of Ralcorp Holdings, Inc., a Missouri corporation, or Ralcorp, at the Bank of America Plaza, 800 Market Street, lower level auditorium, St. Louis, Missouri 63101, on Tuesday, January 29, 2013, at 8:00 a.m., local time for the following purposes:

1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of November 26, 2012, among Ralcorp, ConAgra Foods, Inc., a Delaware corporation, and Phoenix Acquisition Sub Inc., a Missouri corporation and a wholly owned subsidiary of ConAgra Foods, Inc., as it may be amended from time to time, pursuant to which Phoenix Acquisition Sub will merge with and into Ralcorp, with Ralcorp surviving as a wholly owned subsidiary of ConAgra Foods.

2. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Ralcorp’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger — Interests of Ralcorp’s Directors and Executive Officers in the Merger — Change of Control Compensation for Ralcorp’s Named Executive Officers” beginning on page 46.

3. To consider and vote on a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement of the special meeting to approve the merger agreement.

Our board of directors has specified the close of business on December 28, 2012 as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the special meeting. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the special meeting and at any adjournment of the special meeting. Each shareholder is entitled to one vote for each share of Ralcorp common stock held on the record date.

If you are a shareholder who objects to the merger and if you comply with the procedures required under The General and Business Corporation Law of Missouri, which we refer to as Missouri law, you may elect to pursue appraisal rights to receive the statutorily determined “fair value” of your shares, which could be more or less than the $90.00 per share merger consideration. In order to qualify for these rights, you must (1) own Ralcorp common stock as of the record date for the special meeting, (2) file with Ralcorp a written objection to the merger prior to or at the special meeting, (3) not vote in favor of the merger agreement, (4) make a written demand for payment of the fair value of your shares within 20 days after the effective time of the merger and (5) otherwise comply with the Missouri law procedures for exercising appraisal rights.

Regardless of whether you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or via the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting. If you have Internet access, we encourage you to submit your proxy via the Internet. The named proxies will vote properly executed proxy cards with no instructions indicated on the proxy card “FOR” the approval of the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Ralcorp’s named executive officers in connection with the merger and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. We greatly appreciate your prompt attention.

THE RALCORP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT, “FOR” THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO RALCORP’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER AND “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE.

By Order of the Board of Directors,

Gregory A. Billhartz

Corporate Vice President, General Counsel and Secretary

December 28, 2012

St. Louis, Missouri

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Ralcorp from documents that we have not included in or delivered with this document. See “Where You Can Find More Information” on page 74. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Ralcorp Holdings, Inc., 800 Market Street, St. Louis, Missouri 63101, Attention: Corporate Secretary, telephone (314) 877-7046. Ralcorp will not charge you for any of these documents that you request. If you wish to request documents, you should do so by January 22, 2013 in order to receive them before the special meeting.

For additional questions about the merger, assistance in submitting proxies or voting shares of Ralcorp common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: ralcorp@mackenziepartners.com

*	Ralcorp agrees to furnish supplementally a copy of any omitted schedule to the Agreement and Plan of Merger to the staff of the Securities and Exchange Commission upon request.

SUMMARY

The following summary highlights information in this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. We sometimes make reference to Ralcorp Holdings, Inc. and its subsidiaries in this proxy statement by using the terms “Ralcorp,” the “Company,” “we,” “our” or “us.” Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.

The Companies (Page 22)

Ralcorp Holdings, Inc. Ralcorp Holdings, Inc. is a Missouri corporation incorporated on October 23, 1996. The location of Ralcorp’s principal executive offices is 800 Market Street, St. Louis, Missouri 63101, and its telephone number is (314) 877-7000. Ralcorp is primarily engaged in manufacturing, distributing and marketing private-brand and other regional and value-brand food products in the grocery, mass merchandise, drugstore and foodservice channels. Ralcorp’s products include: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products, including pancakes, waffles and French toast; frozen biscuits and other frozen pre-baked products such as breads and rolls; frozen and refrigerated doughs; and dry pasta. Ralcorp sells over 90% of its products to customers within the United States.

ConAgra Foods, Inc. ConAgra Foods, Inc., which we refer to as ConAgra Foods, is one of North America’s leading food companies, with consumer brands in 97% of America’s households sold in grocery, convenience, mass merchandise and club stores. ConAgra Foods also has a strong business-to-business presence, supplying frozen potato and sweet potato products, as well as other vegetable, spice, and grain products to a variety of well-known restaurants, foodservice operators, and commercial customers.

ConAgra Foods is focused on growing its core operations, expanding into adjacent categories, and increasing its presence in private label and international operations. ConAgra Foods’ core operations include the strategic product groups of convenient meals, potatoes, snacks, meal enhancers and specialty items. ConAgra Foods is also focused on sustainable sales and profit growth with strong and improving returns on invested capital. ConAgra Foods continues to implement its growth, efficiency and portfolio improvement initiatives with high standards of customer service, product safety, and product quality.

ConAgra Foods was initially incorporated as a Nebraska corporation in 1919 and was reincorporated as a Delaware corporation in December 1975. The location of ConAgra Foods’ principal executive offices is One ConAgra Drive, Omaha, Nebraska 68102, and its telephone number is (402) 240-4000.

Phoenix Acquisition Sub Inc. ConAgra Foods formed Phoenix Acquisition Sub Inc., a Missouri corporation and a wholly owned subsidiary of ConAgra Foods, which we refer to as Phoenix Acquisition Sub, on November 20, 2012 solely for the purpose of facilitating ConAgra Foods’ acquisition of Ralcorp. Phoenix Acquisition Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with ConAgra Foods’ acquisition of Ralcorp. Upon consummation of the proposed merger, Phoenix Acquisition Sub will merge with and into Ralcorp and will cease to exist. The location of Phoenix Acquisition Sub’s principal executive offices is One ConAgra Drive, Omaha, Nebraska 68102, and its telephone number is (402) 240-4000.

The Merger (Page 23)

The Agreement and Plan of Merger, dated as of November 26, 2012, which we refer to as the merger agreement, by and among Ralcorp, ConAgra Foods and Phoenix Acquisition Sub, provides that Phoenix Acquisition Sub will merge with and into Ralcorp, which we refer to as the merger. As a result of the merger, Ralcorp will become a wholly owned subsidiary of ConAgra Foods. Upon completion of the proposed merger, shares of Ralcorp common stock will no longer be listed on any stock exchange or quotation system. If Ralcorp

1

shareholders approve the merger agreement and we complete the merger, each outstanding share of Ralcorp common stock (other than shares held by Ralcorp, ConAgra Foods, any of their respective subsidiaries or any holder who has properly exercised appraisal rights with respect to such shares in accordance with Section 351.455 of The General and Business Corporation Law of Missouri (which we refer to as Missouri law), which we refer to collectively as the excluded shares), together with any related rights, which we refer to as the rights, issued pursuant to the Shareholder Protection Rights Agreement, dated as of May 4, 2011, between Ralcorp and Computershare Trust Company, N.A., which we refer to as the rights agreement, will be converted into the right to receive $90.00 in cash, without interest. You can find a copy of the merger agreement in Annex A to this proxy statement. We urge you to read carefully the merger agreement in its entirety as it is the legal document governing the merger.

The Special Meeting (Page 18)

Date, Time and Place. We will hold the special meeting at the Bank of America Plaza, 800 Market Street, lower level auditorium, St. Louis, Missouri 63101, on Tuesday, January 29, 2013, at 8:00 a.m., local time.

Purpose. We will ask you to consider and vote upon (1) the approval of the merger agreement, (2) on an advisory (non-binding) basis, the compensation that may be paid or become payable to Ralcorp’s named executive officers that is based on or otherwise relates to the merger and (3) the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of Ralcorp common stock at the close of business on December 28, 2012, the record date for the special meeting. You will have one vote for each share of Ralcorp common stock that you owned on the record date. As of December 27, 2012, there were 55,677,005 shares of Ralcorp common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of approximately 27,838,503 shares of Ralcorp common stock (a majority of Ralcorp common stock outstanding and entitled to vote at the special meeting) constitutes a quorum for the purpose of considering the proposals.

Vote Required. The approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Ralcorp common stock entitled to vote at the special meeting. The approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Ralcorp’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, requires the affirmative vote of the holders of at least a majority of the shares of Ralcorp common stock represented in person or by proxy at the special meeting and entitled to vote on the matter. If there are insufficient votes at the time of the special meeting to approve the merger agreement, then Ralcorp may make one or more successive postponements or adjournments of the special meeting. The approval of a proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of at least a majority of the shares of Ralcorp common stock represented in person or by proxy at the special meeting and entitled to vote on the matter.

Recommendation of the Ralcorp Board (Page 29)

The Ralcorp board of directors, which we refer to as the Ralcorp board, unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Ralcorp’s shareholders and unanimously approved the merger agreement and the transactions contemplated thereby. The Ralcorp board unanimously recommends that Ralcorp shareholders vote “FOR” the approval of the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Ralcorp’s named executive officers in connection with the merger and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

In deciding to recommend the approval of the merger agreement and the approval of the merger, the Ralcorp board considered many factors, including:

•	its knowledge of Ralcorp’s business, operations, financial condition, earnings, actual and contingent liabilities, and prospects, as well as the risks in achieving those prospects;

•

recent and historical market prices for Ralcorp common stock, as compared to the financial terms of the merger, including the fact that the merger consideration of $90.00 per share of Ralcorp common stock represents approximately a 28.2% premium over $70.23, the closing price of shares of Ralcorp common stock on the NYSE on November 26, 2012, the last full trading day prior to public announcement of the execution of the merger agreement, and approximately a 24.9% premium over $72.04, the average closing price of shares of Ralcorp common stock on the NYSE for the 30 trading days ended November 26, 2012;

•

the financial presentation of Barclays Capital Inc., which we refer to as Barclays, and Goldman, Sachs & Co., which we refer to as Goldman Sachs, and their opinions to the Ralcorp board, to the effect that, as of the date of the merger agreement, and based upon and subject to the factors and assumptions set forth therein, the cash consideration to be paid to the holders of the outstanding shares of Ralcorp common stock (in the case of Goldman Sachs, other than ConAgra Foods and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Barclays, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex C;

•

the fact that the financial and other terms and conditions of the merger agreement and the transactions contemplated thereby, including the level of the commitment by ConAgra Foods to obtain applicable regulatory approvals and the absence of a financing condition, were designed to provide substantial certainty that the merger would ultimately be consummated on a timely basis; and

•	the fact that the merger consideration consists solely of cash, providing Ralcorp shareholders with certainty of value and liquidity upon consummation.

The Ralcorp board also considered the risk that Ralcorp and ConAgra Foods might not complete the merger in a timely manner or at all due to a failure to receive necessary regulatory and other approvals or due to the possible failure to satisfy another condition to the merger.

You should read “The Merger — Reasons for the Merger; Recommendation of the Ralcorp Board” for a more detailed discussion of the factors that the Ralcorp board considered in deciding to recommend the approval of the merger agreement.

Opinions of Ralcorp’s Financial Advisors (Page 31)

Opinion of Barclays

On November 26, 2012, in connection with the merger, Barclays rendered its oral opinion (which opinion was subsequently confirmed in writing), to the Ralcorp board to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated therein, the consideration to be offered to the shareholders of Ralcorp in the merger was fair, from a financial point of view, to such shareholders.

The full text of Barclays’ written opinion, dated as of November 26, 2012, which describes the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in connection with its opinion, is included as Annex B to this proxy statement and is incorporated herein by reference. The summary of Barclays’ written opinion set forth in this proxy statement under the caption titled “The Merger — Opinions of Ralcorp’s Financial Advisors — Opinion of Barclays” beginning on page 31 is qualified in its entirety by reference to the full text of Barclays’ opinion. Barclays’ opinion was provided to the Ralcorp board in connection with its evaluation of the consideration provided for in the merger from a financial point of view. Barclays’ opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any shareholder of Ralcorp as to how such shareholder should vote with respect to the merger or any other matter.

Opinion of Goldman Sachs

Goldman Sachs delivered its opinion, dated November 26, 2012, to the Ralcorp board that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the $90.00 per share in cash to be paid to the holders (other than ConAgra Foods and its affiliates) of shares of Ralcorp common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated November 26, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included as Annex C to this proxy statement and is incorporated herein by reference. The summary of Goldman Sachs’ written opinion set forth in this proxy statement under the caption title “The Merger — Opinions of Ralcorp’s Financial Advisors — Opinion of Goldman Sachs” beginning on page 34 is qualified in its entirety by reference to the full text of the opinion. Goldman Sachs provided its opinion for the information and assistance of the Ralcorp board in connection with its consideration of the merger. Goldman Sachs’ opinion does not constitute a recommendation as to how any holder of shares of Ralcorp common stock should vote with respect to the merger or any other matter.

Barclays and Goldman Sachs are collectively referred to in this proxy statement as “Ralcorp’s financial advisors.”

Treatment of Stock Options and Other Equity Awards (Page 56)

Upon consummation of the merger, (1) outstanding Ralcorp stock options and stock appreciation rights, restricted shares of Ralcorp common stock and restricted stock units will automatically vest (to the extent unvested) and be converted into the right to receive the merger consideration of $90.00 in cash, without interest, for each share subject to the award (in the case of options and stock appreciation rights, less the per-share exercise price for each share subject to the award), and (2) any dividends and interest thereon accrued but unpaid as of the consummation of the merger with respect to restricted shares and restricted stock units will automatically vest and be paid or delivered to the holders of such restricted shares and restricted stock units.

Material U.S. Federal Income Tax Consequences of the Merger (Page 49)

In general, the receipt of cash in exchange for shares of Ralcorp common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Holders of Ralcorp common stock should consult their tax advisors about the tax consequences to them of the exchange of shares of Ralcorp common stock for cash pursuant to the merger in light of their particular circumstances.

Litigation Related to the Merger (Page 51)

Ralcorp is aware of seven purported class actions against Ralcorp, Ralcorp’s directors and/or ConAgra Foods filed by purported shareholders of Ralcorp and relating to the merger and/or the responses by Ralcorp to the acquisition proposals made by ConAgra Foods in 2011. The complaints allege, among other things, that Ralcorp’s directors breached their fiduciary duties to the Ralcorp shareholders. Three of the suits allege that ConAgra Foods aided and abetted Ralcorp’s directors in such alleged breaches of their fiduciary duties. Each plaintiff purports to bring his or her claims on behalf of himself or herself and a class of Ralcorp shareholders. One lawsuit also alleges on behalf of the individual plaintiff only that Ralcorp’s Preliminary Proxy Statement on Schedule 14A, which was filed with the SEC on December 12, 2012 (which we refer to as the Preliminary Proxy Statement), omits material facts in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act) and Rule 14a-9 under the Exchange Act. The actions seek judicial declarations that the merger agreement was entered into in breach of the directors’ fiduciary duties, injunctive relief preventing the parties from completing the merger, rescission of the transactions contemplated by the merger agreement, award of attorneys’ fees and expenses for plaintiffs and other forms of relief.

In 2011, three alleged Ralcorp shareholders filed actions against Ralcorp and its directors in Missouri state court, all in the Circuit Court of the City of St. Louis. These three lawsuits challenged Ralcorp’s refusal to enter into a merger agreement with ConAgra Foods in 2011. On November 30, 2012, the three plaintiffs filed an amended petition, in which they allege that Ralcorp’s directors breached their fiduciary duties in connection with the proposed transaction and seek declaratory, rescissory, injunctive and other, unspecified, equitable relief.

On December 4, 2012, the fourth putative class action suit was filed, on December 7, 2012, the fifth putative class action suit was filed, and on December 18, 2012, the sixth putative class action suit was filed, each of which makes substantially identical claims as the November 2012 consolidated petition against Ralcorp’s directors, but also names ConAgra Foods as a defendant and alleges that ConAgra Foods aided and abetted the Ralcorp directors’ alleged breach of their fiduciary duties. On December 10, 2012, the plaintiffs in the fourth putative class action moved for consolidation of the related actions, appointment of lead class counsel, expedited discovery and a briefing schedule in connection with an expected motion for preliminary injunction. On December 17, 2012, the plaintiffs in the fourth putative class action filed an amended complaint, in which the plaintiffs add allegations that the Preliminary Proxy Statement omitted certain material information concerning the proposed transaction. On December 19, 2012, the plaintiffs in the first putative class action moved for consolidation of the related actions. On December 27, 2012, a seventh putative class action was filed in the United States District Court for the Eastern District of Missouri. This lawsuit alleges similar class action claims for breach of fiduciary duty against Ralcorp’s directors and aiding and abetting claims against Ralcorp and ConAgra Foods. It alleges also on behalf of the individual plaintiff only that Ralcorp and its directors violated Section 14(a) of the Exchange Act and Rule 14a-9 under the Exchange Act, and that Ralcorp’s directors violated Section 20(a) of the Exchange Act by omitting material facts from the Preliminary Proxy Statement.

Interests of Ralcorp’s Directors and Executive Officers in the Merger (Page 42)

In considering the recommendation of the Ralcorp board that you vote to approve the merger agreement, you should be aware that some of Ralcorp’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Ralcorp’s shareholders generally. The members of the Ralcorp board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be approved. These interests include:

•

The automatic vesting upon the consummation of the merger of outstanding Ralcorp stock options and stock appreciation rights, restricted shares of Ralcorp common stock and restricted stock units, and the conversion of each of those awards into the right to receive the merger consideration of $90.00 in cash, without interest, for each share subject to the award (in the case of options and stock appreciation rights, less the per-share exercise price for each share subject to the award), and the vesting and payment or delivery of any dividends and interest thereon accrued but unpaid as of the consummation of the merger with respect to restricted shares and restricted stock units.

•

In the event of a termination of employment without “cause,” a resignation following the occurrence of one or more events, circumstances or conditions which constitute an “involuntary termination,” or a resignation for any other reason, excluding any termination by reason of retirement, death or disability, in each case upon or within three years following (or, under certain circumstances, in anticipation of) a change of control of Ralcorp (including the merger), the payment of certain compensation and benefits to all of our executive officers under Management Continuity Agreements, which we refer to as MCAs. The MCAs provide for “double-trigger” severance protections, including, among other benefits, a single, lump-sum payment of cash severance equal to the product of a multiple of a maximum of 36 (depending upon the time and circumstances of termination) and the sum of the officer’s (1) monthly base salary and (2) 1/12 of the officer’s target bonus or last bonus paid prior to such termination or change of control (whichever is higher), and full “gross-ups” for all of our executive officers (except W.N. George) for excise taxes imposed by Sections 280G and 4999 of the Internal Revenue Code.

•

Cash retention awards were granted to all of our executive officers (except W.N. George) on November 26, 2012 in lieu of equity and equity-based compensation awards that would have been granted in November 2012 to such officers in the ordinary course had we not entered into the merger agreement. These retention awards generally vest and are paid one-third (1/3) upon the completion of the merger, one-third (1/3) six months after the completion of the merger and one-third (1/3) one year after the completion of the merger, subject to continued employment through the applicable vesting date (except as described below).

•	The distribution (or commencement of distribution) of all amounts under Ralcorp’s deferred compensation plans for non-management directors in connection with the consummation of the merger.

•

Payments of amounts in respect of bonuses under our 2013 bonus plans, determined and payable (1) in respect of the portion of Ralcorp’s 2013 fiscal year from October 1, 2012 through the date of consummation of the merger, based on actual performance during this period as reflected in Ralcorp’s financial statements as of the date of consummation of the merger, and (2) in respect of the portion of Ralcorp’s 2013 fiscal year from the date of consummation of the merger through the earlier of September 30, 2013 and, if ConAgra Foods terminates the applicable plan prior to September 30, 2013, the date of termination of such plan, based on ConAgra Foods’ calculation of actual performance during this period (and prorated to the extent the plan is terminated prior to September 30, 2013), excluding any corporate cross charges, allocations or similar costs stemming from ConAgra Foods’ overhead structure and non-recurring, unusual or one-time charges, expenses and other costs incurred in connection with the transactions contemplated by the merger agreement. Such payments would be made at the time Ralcorp pays its bonuses generally to employees or, if earlier, immediately following such a termination of the applicable plan, with a prorated payment made to any executive officer whose employment is terminated without “cause” prior to the applicable payment date.

For a more detailed discussion of these interests, see “The Merger — Interests of Ralcorp’s Directors and Executive Officers in the Merger” beginning on page 42.

Common Stock Ownership of Directors and Executive Officers (Page 73)

As of December 6, 2012, the directors and executive officers of Ralcorp beneficially owned in the aggregate approximately 283,214 of the shares of Ralcorp common stock entitled to vote at the special meeting or approximately 2.3% of Ralcorp’s outstanding common stock. We currently expect that each of these individuals will vote all of his shares of Ralcorp common stock in favor of each of the proposals.

Amendment to Ralcorp’s Rights Agreement (Page 53)

On November 26, 2012, Ralcorp entered into an amendment to the rights agreement to include Ralcorp’s express written consent to the execution, delivery and performance of the merger agreement and the announcement and consummation of the transactions contemplated thereby, and to clarify that insofar as such consent has been given, the rights agreement shall be inapplicable to the merger agreement, the merger or any other transactions contemplated by the merger agreement. In particular, the amendment to the rights agreement (1) clarifies that none of ConAgra Foods, Phoenix Acquisition Sub or any of their respective affiliates or associates will be deemed to be an “Acquiring Person” (as defined in the rights agreement) as a result of the approval, execution, delivery or performance of the merger agreement or the announcement or consummation of the transactions contemplated thereby, and (2) provides that all rights will expire in their entirety immediately prior to the effective time of the merger without any payment to be made in respect thereof.

Appraisal Rights (Page 69)

Shareholders who object to the merger agreement may elect to pursue their appraisal rights to receive the statutorily determined “fair value” of their shares, which could be equal to, more than or less than the $90.00 per share merger consideration. In order to qualify for these rights, you must (1) own Ralcorp common stock as of the record date for the special meeting, (2) file with Ralcorp a written objection to the merger prior to or at the special meeting, (3) not vote in favor of the merger agreement, (4) make a written demand for payment of the fair value of your shares within 20 days after the effective time of the merger and (5) otherwise comply with Missouri law procedures for exercising appraisal rights. For a summary of these Missouri law procedures, see “Appraisal Rights.” An executed proxy that is not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the approval of the merger agreement and will disqualify the shareholder submitting that proxy from demanding appraisal rights.

Conditions to the Merger (Page 66)

Conditions to Each Party’s Obligations. Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following conditions:

•	approval of the merger agreement by an affirmative vote of the holders of at least two-thirds of the outstanding shares of Ralcorp common stock entitled to vote thereon;

•	no applicable law or other legal restraint prohibiting the consummation of the merger; and

•

any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1936, as amended, and the regulations promulgated thereunder, which we refer to as the HSR Act, relating to the merger must have expired or been terminated.

Conditions to ConAgra Foods’ and Phoenix Acquisition Sub’s Obligations. ConAgra Foods’ and Phoenix Acquisition Sub’s obligations to consummate the merger are subject to the satisfaction of further conditions, including:

•	Ralcorp’s performance in all material respects of all obligations required to be performed by it at or prior to the effective time of the merger;

•

Ralcorp’s representations and warranties being true and correct, subject to various materiality and other qualifiers, as of the effective time of the merger (or in the case of representations and warranties that are made as of another specified time, as of such time);

•	the receipt by ConAgra Foods of an officer’s certificate by Ralcorp certifying to the effect that the foregoing two conditions have been satisfied;

•

there not having been instituted or pending any action or proceeding by any governmental authority, and there not having been enacted any applicable law, relating to the transactions contemplated by the merger agreement, or the ownership of the businesses or assets of ConAgra Foods, Ralcorp or any of their respective affiliates, or seeking to compel ConAgra Foods, Ralcorp or any of their respective affiliates to take any action that would not be required to be taken pursuant to the merger agreement;

•

no governmental authority having imposed a condition to the consummation of the merger that includes the taking of any action that is not required to be taken pursuant to the terms of the merger agreement;

•

either (1) the relevant waiting period under the Competition Act (Canada), which we refer to as the Competition Act (Canada), must have expired or otherwise been terminated, or the obligation to give the requisite notice and supply information must have been waived, and (2) the Commissioner of Competition appointed under the Competition Act (Canada) must have issued a “no action letter” or an advance ruling certificate in respect of the merger; and

•

the receipt by ConAgra Foods of an officer’s certificate by Ralcorp confirming that, as of the effective time of the merger, the tax representation letter delivered by Ralcorp in connection with execution of the merger agreement is true and correct in all respects.

Conditions to Ralcorp’s Obligations. Ralcorp’s obligation to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•	each of ConAgra Foods’ and Phoenix Acquisition Sub’s performance in all material respects of all obligations required to be performed by it at or prior to the effective time of the merger;

•

ConAgra Foods’ and Phoenix Acquisition Sub’s representations and warranties being true and correct, subject to various materiality and other qualifiers, as of the effective time of the merger (or in the case of representations and warranties that are made as of another specified time, as of such time);

•	the receipt by Ralcorp of an officer’s certificate by ConAgra Foods certifying to the effect that the foregoing two conditions have been satisfied; and

•

either the Commissioner of Competition appointed under the Competition Act (Canada) must have issued an advance ruling certificate pursuant to Section 102 of the Competition Act (Canada) in respect of the merger or the applicable waiting period under the Competition Act (Canada) relating to the merger must have expired or been terminated.

No Solicitation; Ralcorp Board Recommendation (Page 61)

Ralcorp has agreed to, and to cause its representatives to, cease any existing discussions or negotiations with any third party conducted prior to the date of the merger agreement with respect to any competing acquisition proposal (as defined under “The Merger Agreement — No Solicitation; Ralcorp Board Recommendation”) and that, subject to the exception described below, neither it nor any of its subsidiaries may, nor may Ralcorp or its subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors, who are collectively referred to as representatives, to, directly or indirectly:

•	solicit, initiate or knowingly take any action to facilitate or encourage the submission of any competing acquisition proposal;

•

enter into or participate in any discussions or negotiations with, furnish any information relating to Ralcorp or any of its subsidiaries or afford access to the business, properties, assets, books or records of Ralcorp or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, a competing acquisition proposal;

•

fail to make, publicly withdraw or publicly modify in a manner adverse to ConAgra Foods, Ralcorp’s recommendation to shareholders in favor of the merger agreement (or, except in connection with a termination of the merger agreement by Ralcorp in order to enter into a definitive, written agreement concerning a superior proposal (as defined under “The Merger Agreement — No Solicitation; Ralcorp Board Recommendation”), publicly recommend a competing acquisition proposal), any of which we refer to as an adverse recommendation change;

•	grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Ralcorp or any of its subsidiaries or under the rights agreement;

•	take any action to exempt from Section 351.407 or Section 351.459 of Missouri law any transaction other than the merger; or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a competing acquisition proposal.

If, however, at any time before the shareholders of Ralcorp approve the merger agreement, Ralcorp receives from a third party a bona fide written competing acquisition proposal and the Ralcorp board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, Ralcorp is permitted, subject to certain limitations, to:

•	make inquiries to understand the competing acquisition proposal;

•

engage in negotiations or discussions with a third party and its representatives that has made a bona fide written competing acquisition proposal that the Ralcorp board in good faith believes is or is reasonably likely to lead to a superior proposal;

•	furnish to such third party or its representatives and financing sources non-public information relating to Ralcorp and its subsidiaries under a confidentiality agreement;

•

make an adverse recommendation change following receipt of a superior proposal subject to complying with certain notice and other specified conditions, including giving ConAgra Foods the opportunity to propose changes to the merger agreement in response to such superior proposal.

Ralcorp may also make an adverse recommendation change in response to material events or changes in circumstances after the date of the merger agreement that were not known to Ralcorp as of or prior to the date of the merger agreement if the Ralcorp board determines in good faith, after consideration with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law and after giving ConAgra Foods the opportunity to propose changes to the merger agreement in response to such material events or changes in circumstances.

Termination of the Merger Agreement (Page 67)

Ralcorp and ConAgra Foods may terminate the merger agreement by mutual written agreement at any time before the effective time of the merger. In addition, with certain exceptions, either Ralcorp or ConAgra Foods may terminate the merger agreement at any time before the effective time of the merger if:

•

the merger has not been consummated on or before August 26, 2013, which we refer to as the end date, and the failure of the merger to be consummated by the end date did not result from a breach of any provision of the merger agreement by the party seeking to terminate;

•

there is any applicable law or other legal restraint that (1) makes consummation of the merger illegal or otherwise prohibited or (2) enjoins Ralcorp or ConAgra Foods from consummating the merger and such injunction has become final and nonappealable;

•

at the special meeting (including any adjournment or postponement thereof), the affirmative vote of the holders of at least two-thirds of the outstanding shares of Ralcorp common stock in favor of approval of the merger agreement is not obtained; or

•

the other party has breached any representation or warranty or failed to perform any covenant or agreement set forth in the merger agreement that would cause a condition of the terminating party’s obligation to consummate the merger not to be satisfied and which is not capable of being satisfied by the end date.

Ralcorp may also terminate the merger agreement prior to the special meeting if the Ralcorp board makes an adverse recommendation change in order to enter into a definitive, written agreement concerning a superior proposal, as long as Ralcorp pays the termination fee after complying with the other applicable terms of the merger agreement (as described under “The Merger Agreement — Termination Fee”).

If the Ralcorp board makes an adverse recommendation change, ConAgra Foods may terminate the merger agreement prior to the special meeting within 15 days after such change in recommendation. ConAgra Foods may also terminate the merger agreement if Ralcorp has intentionally and materially breached the provisions described under “The Merger Agreement — Ralcorp Shareholder Meeting” and under the first paragraph of “The Merger Agreement — No Solicitation; Ralcorp Board Recommendation.”

Termination Fee (Page 68)

Ralcorp has agreed to pay ConAgra Foods a termination fee of $180 million if:

•

(1) ConAgra Foods terminates the merger agreement because the Ralcorp board has made an adverse recommendation change or (2) Ralcorp terminates the merger agreement because the Ralcorp board has made an adverse recommendation change in order to enter into a definitive, written agreement concerning a superior proposal;

•

(1) ConAgra Foods or Ralcorp terminates the merger agreement on the grounds that (a) the merger has not been consummated by the end date or (b) the approval of Ralcorp’s shareholders was not obtained at the special meeting, (2) a bona fide competing acquisition proposal has been publicly announced or otherwise communicated to the Ralcorp board or the Ralcorp shareholders (prior to such termination, in the case of a termination described in clause (1)(a), or prior to the special meeting, in the case of a termination described in clause (1)(b)) and not withdrawn, and (3) within 12 months following the date of such termination, Ralcorp enters into a definitive agreement with respect to a competing acquisition proposal, recommends that its shareholders tender into any tender offer made in connection with a competing acquisition proposal, or consummates a transaction concerning a competing acquisition proposal; or

•

ConAgra Foods terminates the merger agreement because Ralcorp has intentionally and materially breached the provisions described under “The Merger Agreement — Ralcorp Shareholder Meeting” or under the first paragraph of “The Merger Agreement — No Solicitation; Ralcorp Board Recommendation,” and within 12 months following the date of such termination Ralcorp enters into a definitive agreement with respect to a competing acquisition proposal, recommends that its shareholders tender into any tender offer made in connection with a competing acquisition proposal, or consummates a competing acquisition proposal.

Regulatory Approvals (Page 52)

Under the provisions of the HSR Act, the merger may not be completed until ConAgra Foods and Ralcorp have filed notification and report forms with the Antitrust Division of the U.S. Department of Justice, which we refer to as the Antitrust Division, and the U.S. Federal Trade Commission, which we refer to as the FTC, and the applicable waiting period has expired or been terminated. ConAgra Foods and Ralcorp filed their respective notification and report forms required under the HSR Act with the Antitrust Division and the FTC on December 10, 2012 and December 11, 2012, respectively. The 30-day waiting period will expire at 11:59 p.m. on January 10, 2013, unless otherwise extended or terminated.

The completion of the merger is also subject to prior notification to the Commissioner of Competition under the Competition Act (Canada). ConAgra Foods filed its notice form required under Part IX of the Competition Act (Canada) with the Commissioner of Competition on December 10, 2012 and submitted additional material on December 14, 2012. Ralcorp filed its notice form required under Part IX of the Competition Act (Canada) with the Commissioner of Competition on December 11, 2012 and submitted additional material on December 18, 2012. The waiting period will expire on January 17, 2013, unless the waiting period is terminated early. In accordance with the terms of the merger agreement, the parties have sought written confirmation that the Commissioner of Competition does not, at the time the confirmation is issued, intend to make an application for an order under Section 92 of the Competition Act (Canada) in respect of the merger, or in the alternative, that the Commissioner of Competition issues an advance ruling certificate pursuant to Section 102 of the Competition Act (Canada) in respect of the merger. See “The Merger — Regulatory Approvals” beginning on page 52.

Current Market Price of Ralcorp Common Stock (Page 71)

The closing sale price of Ralcorp common stock on the NYSE on December 27, 2012 was $89.38. You are encouraged to obtain current market quotations for Ralcorp common stock in connection with voting your shares.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a holder of shares of Ralcorp common stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. We sometimes make reference to Ralcorp Holdings, Inc. and its subsidiaries in this proxy statement by using the terms “Ralcorp,” the “Company,” “we,” “our” or “us.”

Q:	When and where will the special meeting of shareholders be held?

A:	We will hold the special meeting of Ralcorp shareholders at the Bank of America Plaza, 800 Market Street, lower level auditorium, St. Louis, Missouri 63101, on Tuesday, January 29, 2013, at 8:00 a.m., local time. You should read the section entitled “The Special Meeting” beginning on page 18.

Q:	What are the proposals that will be voted on at the special meeting?

A:	We will ask you to consider and vote upon (1) the approval of the merger agreement, (2) on an advisory (non-binding) basis, the compensation that may be paid or become payable to Ralcorp’s named executive officers that is based on or otherwise relates to the merger and (3) the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting, or any adjournment or postponement thereof, to approve the merger agreement.

Q:	What will a Ralcorp shareholder receive when the merger occurs?

A:	For every share of Ralcorp common stock held at the time of the merger, Ralcorp shareholders will be entitled to receive $90.00 in cash, without interest. We refer to this amount in this proxy statement as the per share merger consideration. Holders of shares who exercise appraisal rights in accordance with Missouri law will not receive the per share merger consideration, but will instead be paid the fair value of their shares, as determined in accordance with Missouri law. For more information regarding appraisal rights, see “Appraisal Rights” beginning on page 69.

Q:	What will happen in the merger to stock options and other equity-based awards that have been granted to employees, officers and directors of Ralcorp?

A:	Upon consummation of the merger, (1) outstanding Ralcorp stock options and stock appreciation rights, restricted shares of Ralcorp common stock and restricted stock units will automatically vest (to the extent unvested) and be converted into the right to receive the merger consideration of $90.00 in cash, without interest, for each share subject to the award (in the case of options and stock appreciation rights, less the per-share exercise price for each share subject to the award), and (2) any dividends and interest thereon accrued but unpaid as of the consummation of the merger with respect to restricted shares and restricted stock units will automatically vest and be paid or delivered to the holders of such restricted shares and restricted stock units.

Q:	How does the per share merger consideration compare to the market price of Ralcorp common stock?

A:	The per share merger consideration represents approximately a 28.2% premium over $70.23, the closing price of shares of Ralcorp common stock on the NYSE on November 26, 2012, the last trading day before the date of execution of the merger agreement was publicly announced, and approximately a 24.9% premium over $72.04, the average closing price of shares of Ralcorp common stock on the NYSE for the 30 trading days ended November 26, 2012. The closing sale price of Ralcorp common stock on the NYSE on December 27, 2012 was $89.38. You are encouraged to obtain current market quotations for Ralcorp common stock in connection with voting your shares.

Q:	Who is entitled to attend and vote at the special meeting?

A:	The record date for the special meeting is December 28, 2012. If you owned shares of Ralcorp common stock as of the close of business on the record date, you are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. As of December 27, 2012, there were approximately 55,677,005 shares of Ralcorp common stock issued and outstanding.

Q:	What vote of our shareholders is required to approve the merger agreement?

A:	Under Missouri law, the approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Ralcorp common stock entitled to vote thereon.

Q:	What vote of our shareholders is required to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Ralcorp’s named executive officers that is based on or otherwise relates to the merger?

A:	The approval on an advisory (non-binding) basis of the compensation that may be paid or become payable to Ralcorp’s named executive officers that is based on or otherwise relates to the merger requires the affirmative vote of the holders of at least a majority of the shares of Ralcorp common stock represented in person or by proxy at the special meeting and entitled to vote thereon. Because the vote on executive compensation paid or that may become payable in connection with the merger is advisory only, it will not be binding on either Ralcorp or ConAgra Foods. Accordingly, because Ralcorp is contractually obligated to pay the compensation, if Ralcorp’s shareholders approve the merger agreement and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

Q:	What vote of our shareholders is required to adopt the proposal to adjourn the special meeting to a later time, if necessary or appropriate, to solicit additional proxies?

A:	The approval of the proposal to adjourn the special meeting to a later time, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of at least a majority of shares of Ralcorp common stock represented in person or by proxy at the special meeting and entitled to vote thereon.

Q:	How does the Ralcorp board recommend that I vote on the proposals?

A:	The Ralcorp board has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Ralcorp shareholders, has unanimously approved the merger agreement and the transactions contemplated thereby and unanimously recommends that you vote “FOR” the approval of the merger agreement and “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Ralcorp’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger — Interests of Ralcorp’s Directors and Executive Officers in the Merger — Change of Control Compensation for Ralcorp’s Named Executive Officers.” You should read the section entitled “The Merger — Reasons for the Merger; Recommendation of the Ralcorp Board” beginning on page 29. The Ralcorp board also recommends that you vote “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	How are votes counted?

A:

Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes and abstentions. Because under Missouri law the approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Ralcorp common stock entitled to vote at the special meeting, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the approval of the merger agreement. Because the approval, on an advisory (non-binding) basis, of the compensation that may be paid or payable to Ralcorp’s named executive officers in connection with the merger and the approval of a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, each requires the affirmative vote of the holders of at least a majority of the shares of Ralcorp common stock represented in person or by proxy at the special meeting and entitled to vote thereon, abstentions will count as a vote “AGAINST” each such proposal, but the failure to vote your shares will have no effect on the outcome of either of such proposals unless the shares are counted as present at the special meeting.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please vote your shares in one of the ways described below. You have one vote for each share of Ralcorp common stock you owned as of the record date.

Q:	How do I vote if I am the shareholder of record?

A:	You may vote by:

•	submitting your proxy by using the Internet voting instructions printed on each proxy card you receive;

•	submitting your proxy by using the telephone number printed on each proxy card you receive;

•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope; or

•	appearing in person at the special meeting.

If you are submitting your proxy by telephone or via the Internet, your voting instructions must be received by 1:00 a.m., Central time, on January 29, 2013.

Submitting your proxy via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, via the Internet or by telephone even if you plan to attend the special meeting in person to ensure that your shares of Ralcorp common stock are represented at the special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the approval of the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Ralcorp’s named executive officers in connection with the merger and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	How do I vote if my shares of Ralcorp common stock are held by my brokerage firm, bank, trust or other nominee?

A:	If your shares of Ralcorp common stock are held in a brokerage account or by another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you are considered to be the beneficial owner of those shares of Ralcorp common stock, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank, trust or other nominee will be permitted to vote your shares of Ralcorp common stock for you at the special meeting only if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct them to vote your shares. If you wish to vote in person at the special meeting, you must bring a proxy from your brokerage firm, bank, trust or other nominee authorizing you to vote at the special meeting.

In addition, because any shares of Ralcorp common stock you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares of Ralcorp common stock are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares.

Q:	What if I fail to instruct my brokerage firm, bank, trust or other nominee how to vote?

A:	Your brokerage firm, bank, trust or other nominee will not be able to vote your shares of Ralcorp common stock unless you have properly instructed your nominee on how to vote. Because the approval of the merger agreement requires an affirmative vote of the holders of at least two-thirds of the outstanding shares of Ralcorp common stock, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. Because the proposals to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Ralcorp’s named executive officers in connection with the merger and to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies require the affirmative vote of the holders of at least a majority of the shares of common stock represented in person or by proxy at the special meeting and entitled to vote thereon, and because your brokerage firm, bank, trust or other nominee does not have discretionary authority to vote on these proposals, the failure to instruct your broker or other nominee with voting instructions on how to vote your shares will have no effect on the approval of these proposals unless the shares are otherwise counted as present at the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or by proxy, of shareholders representing a majority of the shares of Ralcorp common stock entitled to vote at the special meeting will constitute a quorum for the special meeting. If you are the shareholder of record and you submit a properly executed proxy card by mail, submit your proxy by telephone or via the Internet, or vote in person at the special meeting, then your shares of Ralcorp common stock will be counted as part of the quorum. If you are a “street name” holder of shares and you provide your brokerage firm, bank, trust or other nominee with instructions as to how to vote your shares or obtain a legal proxy from such broker or nominee to vote your shares in person at the special meeting, then your shares will be counted as part of the quorum. All shares of Ralcorp common stock held by shareholders that are represented in person or by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such shareholders abstain from voting, will be counted in determining the presence of a quorum.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it means that you hold shares of Ralcorp common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive by mail or submit your proxy by telephone or via the Internet by using the different control number(s) on each proxy card.

Q:	May I change my vote after I have delivered my proxy?

A:	Yes. If you are the shareholder of record of Ralcorp common stock on the record date for the special meeting, you have the right to change or revoke your proxy at any time prior to it being voted at the special meeting:

•	if you submitted your proxy by telephone or via the Internet, by submitting another proxy by telephone or via the Internet in accordance with the instructions on the proxy card;

•	by delivering to Ralcorp’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of Ralcorp common stock; or

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Ralcorp Holdings, Inc.

800 Market Street

St. Louis, Missouri 63101

Attention: Corporate Secretary

If you are a “street name” holder of Ralcorp common stock, you should contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Ralcorp stock certificates for the merger consideration. If your shares of Ralcorp common stock are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND IN YOUR CERTIFICATES NOW.

Q:	How do I vote my shares in the savings investment plan?

A:	If you are both a registered shareholder and a participant in our savings investment plan, you will receive a single proxy card that covers shares of Ralcorp common stock credited to your plan account as well as shares of record registered in exactly the same name. Accordingly, your proxy card also serves as a voting instruction for the trustee of the plan. If your plan account is not carried in exactly the same name as your shares of record, you will receive separate proxy cards for individual and plan holdings. If you own shares through this plan and you do not return your proxy by 5:00 p.m., Central time, on January 22, 2013, the trustee will vote your shares in the same proportion as the shares that are voted by the other participants in the plan. The trustee will also vote unallocated shares of Ralcorp common stock held in the plan in direct proportion to the voting of allocated shares in the plan for which voting instructions have been received unless doing so would be inconsistent with the trustee’s duties.

Q:	What happens if I sell my shares of Ralcorp common stock before the special meeting?

A:	The record date for shareholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the merger. If you transfer your shares of Ralcorp common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In addition, if you sell your shares prior to the special meeting or prior to the effective time of the merger, you will not be eligible to exercise appraisal rights in respect of such shares. For a more detailed discussion of appraisal rights and the requirements for perfecting appraisal rights, see “Appraisal Rights” beginning on page 69 and Annex D.

Q:	Am I entitled to appraisal rights in connection with the merger?

A:	Shareholders are entitled to appraisal rights under Section 351.455 of Missouri law if they follow the procedures and satisfy the conditions set forth in Section 351.455 of Missouri law. For more information regarding appraisal rights, see “Appraisal Rights” beginning on page 69. In addition, a copy of Section 351.455 of Missouri law is attached as Annex D to this proxy statement. Failure to strictly comply with Section 351.455 of Missouri law may result in your waiver of, or inability to exercise, appraisal rights.

Q:	Who can answer further questions?

A:	For additional questions about the merger, assistance in submitting proxies or voting shares of Ralcorp common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

105 Madison Avenue

New York, NY 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: ralcorp@mackenziepartners.com

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “predict,” “potential,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases. These statements are subject to risks, uncertainties and other factors, including, among others:

•	the effect of the announcement of the execution of the merger agreement and the pendency of the merger on Ralcorp’s business relationships, operating results and business generally;

•	the retention of certain key employees by Ralcorp;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•

the shareholder approval or other conditions to the closing of the merger not being satisfied, or the regulatory approvals required for the merger not being obtained on the terms expected or on the anticipated schedule; and

•	Ralcorp’s and ConAgra Foods’ ability to meet expectations regarding the timing and closing of the merger.

In addition, we are subject to risks and uncertainties and other factors detailed in Ralcorp’s annual report on Form 10-K for the fiscal year ended September 30, 2012, filed with the Securities and Exchange Commission, which we refer to as the SEC, on November 29, 2012, and updated in our subsequently filed current reports on Form 8-K, which you should read in conjunction with this proxy statement. See “Where You Can Find More Information” on page 74. Many of the factors that will determine Ralcorp’s future results are beyond Ralcorp’s ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained in this proxy statement, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date of this proxy statement (unless otherwise specified in this proxy statement). We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent Ralcorp’s views as of the date of this proxy statement (unless otherwise specified in this proxy statement), and you should not assume that the statements made in this proxy statement remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

Ralcorp is furnishing this proxy statement to Ralcorp shareholders as part of the solicitation of proxies by the Ralcorp board for use at the special meeting to be held at the Bank of America Plaza, 800 Market Street, lower level auditorium, St. Louis, Missouri 63101, on Tuesday, January 29, 2013, at 8:00 a.m., local time, or at any postponement or adjournment thereof. The purpose of the special meeting is for Ralcorp shareholders to consider and vote upon approval of the merger agreement, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Ralcorp’s named executive officers that is based on or otherwise relates to the merger, and the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Ralcorp shareholders must approve the merger agreement in order for Ralcorp to complete the merger. If Ralcorp shareholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. You are urged to read the merger agreement in its entirety.

Record Date and Quorum

We have fixed the close of business on December 28, 2012 as the record date for the special meeting, and only holders of record of Ralcorp common stock on the record date are entitled to vote at the special meeting. As of December 27, 2012, there were 55,677,005 shares of Ralcorp common stock outstanding and entitled to vote.

Each share of Ralcorp common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Ralcorp common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of Ralcorp common stock represented at the special meeting but not voted, including shares of Ralcorp common stock for which proxies have been received but for which shareholders have abstained from voting, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Required Votes

Vote for Approval of the Merger

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the proposal to approve the merger agreement. Consummation of the merger requires the approval of the merger agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Ralcorp common stock entitled to vote at the special meeting. Therefore, if you abstain or fail to vote, it will have the same effect as a vote “AGAINST” the approval of the merger agreement.

Advisory (Non-Binding) Vote on Change of Control Compensation

In accordance with Section 14A of the Exchange Act, Ralcorp is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to its named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable. As required by those rules, Ralcorp is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Ralcorp’s named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the proxy statement entitled “The Merger — Interests of Ralcorp’s Directors and Executive Officers in the Merger — Change of Control Compensation for Ralcorp’s Named Executive Officers,” including the associated narrative and tabular discussion, is hereby APPROVED.”

These arrangements serve as a retention device during a potential change in control when executives may leave to pursue other employment out of concern for their job security.

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger agreement. Accordingly, you may vote to approve the merger agreement and vote not to approve the executive compensation and vice versa. Because the vote on executive compensation paid or that may become payable in connection with the merger is advisory only, it will not be binding on either Ralcorp or ConAgra Foods. Accordingly, because Ralcorp is contractually obligated to pay the compensation, if Ralcorp’s shareholders approve the merger agreement and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

The affirmative vote of the holders of at least a majority of the shares of Ralcorp common stock represented in person or by proxy and entitled to vote on the matter will be required to approve the advisory resolution on executive compensation payable to Ralcorp’s named executive officers in connection with the merger. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the approval of the proposal, and if you fail to vote, it will have no effect on the outcome of the proposal unless the shares are counted as present at the special meeting.

Vote for Approval of an Adjournment of the Special Meeting

The approval of the proposal to adjourn the special meeting to a later time, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of at least a majority of the shares of Ralcorp common stock represented in person or by proxy at the special meeting and entitled to vote thereon. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the approval of the proposal to adjourn the special meeting, and if you fail to vote, it will have no effect on the outcome of the proposal unless the shares are counted as present at the special meeting.

As of December 6, 2012, Ralcorp’s directors and executive officers held and are entitled to vote, in the aggregate, approximately 283,214 shares of Ralcorp common stock, representing approximately 2.3% of the outstanding shares of Ralcorp common stock. We currently expect that each of Ralcorp’s directors and executive officers will vote their shares of Ralcorp common stock in favor of the proposals to be presented at the special meeting.

Proxies and Revocation

If you are the shareholder of record of your shares of Ralcorp common stock and you submit a proxy by telephone or via the Internet or by returning a signed and dated proxy card by mail that Ralcorp receives at any time prior to the closing of the polls at the special meeting, the named proxies will vote your shares at the special meeting as you indicate. If you sign your proxy card without indicating your vote, the named proxies will vote your shares “FOR” the approval of the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Ralcorp’s named executive officers in connection with the merger and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares of Ralcorp common stock are held in “street name,” you will receive instructions from your brokerage firm, bank, trust or other nominee that you must follow in order to have your shares of Ralcorp common stock voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank, trust or other nominee. Brokers who hold shares of Ralcorp common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as approval of the merger agreement, approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Ralcorp’s named executive officers in connection with the merger or approval of the adjournment of the special meeting, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal, and the broker does not have discretionary voting power on such proposal. Because brokers do not have authority to exercise voting discretion with respect to the proposal to approve the merger agreement, the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Ralcorp’s named executive officers in connection with the merger, and the proposal to approve the adjournment of the special meeting, there will not be any broker non-votes at the special meeting. If your broker or other nominee holds your shares of Ralcorp common stock in “street name,” your broker or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker or other nominee with this proxy statement.

Proxies received by Ralcorp at any time prior to the closing of the polls at the special meeting, in the case of proxies submitted by using proxy cards, or 1:00 a.m., Central time, on January 29, 2013, in the case of proxies submitted by telephone or via the Internet, that have not been revoked or superseded before being voted, will be voted at the special meeting.

If you are the shareholder of record of your shares of Ralcorp common stock, you have the right to change or revoke your proxy at any time before the vote is taken at the special meeting:

•	if you submitted your proxy by telephone or via the Internet, by submitting another proxy by telephone or the Internet;

•	by delivering to Ralcorp’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of Ralcorp common stock; or

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Ralcorp Holdings, Inc.

800 Market Street

St. Louis, Missouri 63101

Attention: Corporate Secretary

If you are a “street name” holder of Ralcorp common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your instructions.

Adjournments and Postponements

Under the terms of the merger agreement, if Ralcorp has not received proxies representing a sufficient number of shares of Ralcorp common stock to approve the merger agreement, whether or not a quorum is present, Ralcorp may make one or more successive postponements or adjournments of the special meeting. Subject to Ralcorp’s obligations under the merger agreement, the Ralcorp board may in its discretion postpone the special meeting upon public announcement given on or prior to the date previously scheduled for the special meeting. The shareholders, by the vote of a majority of the shares of Ralcorp common stock entitled to vote and represented in person or by proxy at the special meeting, may, without further notice to any shareholder (unless a new record date is set or the adjournment is for more than 90 days), adjourn the special meeting to a different time and place to permit further solicitations of proxies. In addition, Ralcorp’s bylaws provide that the person presiding over the special meeting has the right and authority to adjourn the special meeting. At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called. Any signed proxies received by Ralcorp prior to the closing of the polls at the special meeting in which no voting instructions are provided on such matter will be voted “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Because a majority of the votes represented at the meeting is required to approve the proposal to adjourn the meeting, abstentions will have the same effect on such proposal as a vote “AGAINST” the proposal. The Ralcorp board may successively postpone the special meeting to a specified date up to a date 90 days after such postponement or to another place upon public announcement given on or prior to the date previously scheduled for the special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Ralcorp shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned or postponed.

Solicitation of Proxies

Ralcorp is making this solicitation of proxies and bearing the cost of this solicitation. We have retained MacKenzie Partners, Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies for the special meeting for a fee of approximately $30,000, plus reimbursement of reasonable out-of-pocket expenses. MacKenzie Partners’ employees and our directors, officers and employees may solicit the return of proxies by personal contact, mail, electronic mail, facsimile, telephone or via the Internet. MacKenzie Partners expects that approximately 25 of its employees will assist in the solicitation. We may also issue press releases asking for your vote or post letters or notices to you on our website, www.ralcorp.com. Our directors, officers and employees may also solicit proxies by personal interview, mail, electronic mail, telephone, facsimile or other means of communication. Ralcorp will not pay these persons additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Ralcorp common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.

List of Shareholders

A list of our shareholders entitled to vote at the special meeting will be available for inspection by any shareholder at any time during the usual business hours at our registered office at least ten days prior to the date of the special meeting and continuing through the special meeting. The list will also be available at the meeting for inspection by any shareholder present at the meeting.

Householding

SEC rules allow delivery of a single proxy statement to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of this proxy statement, unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by shareholders, as well as our expenses. Shareholders having multiple accounts may have received householding notifications from their respective brokers and, consequently, such shareholders may receive only one copy of this proxy statement. Shareholders who prefer to receive separate copies of this proxy statement, either now or in the future, may request to receive separate copies of this proxy statement by notifying our Corporate Secretary. Shareholders currently sharing an address with another shareholder who wish to have only one copy of this proxy statement delivered to the household in the future should also contact our Corporate Secretary. Our Corporate Secretary may be reached by telephone at (314) 877-7046 or by mail at Ralcorp Holdings, Inc., 800 Market Street, St. Louis, Missouri 63101, Attention: Corporate Secretary.

THE COMPANIES

Ralcorp Holdings, Inc.

Ralcorp Holdings, Inc. is a Missouri corporation incorporated on October 23, 1996. The location of Ralcorp’s principal executive offices is 800 Market Street, St. Louis, Missouri 63101, and its telephone number is (314) 877-7000. Ralcorp is primarily engaged in manufacturing, distributing and marketing private-brand and other regional and value-brand food products in the grocery, mass merchandise, drugstore and foodservice channels. Ralcorp’s products include: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products, including pancakes, waffles and French toast; frozen biscuits and other frozen pre-baked products such as breads and rolls; frozen and refrigerated doughs; and dry pasta. Ralcorp sells over 90% of its products to customers within the United States.

ConAgra Foods, Inc.

ConAgra Foods is one of North America’s leading food companies, with consumer brands in 97% of America’s households sold in grocery, convenience, mass merchandise and club stores. ConAgra Foods also has a strong business-to-business presence, supplying frozen potato and sweet potato products, as well as other vegetable, spice and grain products to a variety of well-known restaurants, foodservice operators and commercial customers.

ConAgra Foods is focused on growing its core operations, expanding into adjacent categories and increasing its presence in private label and international operations. ConAgra Foods’ core operations include the strategic product groups of convenient meals, potatoes, snacks, meal enhancers and specialty items. ConAgra Foods is also focused on sustainable sales and profit growth with strong and improving returns on invested capital. ConAgra Foods continues to implement its growth, efficiency and portfolio improvement initiatives with high standards of customer service, product safety and product quality.

ConAgra Foods was initially incorporated as a Nebraska corporation in 1919 and was reincorporated as a Delaware corporation in December 1975. The location of ConAgra Foods’ principal executive offices is One ConAgra Drive, Omaha, Nebraska 68102, and its telephone number is (402) 240-4000.

Phoenix Acquisition Sub Inc.

ConAgra Foods formed Phoenix Acquisition Sub, a Missouri corporation and a wholly owned subsidiary of ConAgra Foods, on November 20, 2012 solely for the purpose of facilitating ConAgra Foods’ acquisition of Ralcorp. Phoenix Acquisition Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with its acquisition of Ralcorp. Upon consummation of the proposed merger, Phoenix Acquisition Sub will merge with and into Ralcorp and will cease to exist. The location of Phoenix Acquisition Sub’s principal executive offices is One ConAgra Drive, Omaha, Nebraska 68102, and its telephone number is (402) 240-4000.

THE MERGER

Background of the Merger

The Ralcorp board engages in a regular strategic planning process, and regularly reviews and discusses at board meetings Ralcorp’s performance, risks, opportunities and strategy. The Ralcorp board and management team review and evaluate the possibility of pursuing various strategic acquisitions as part of their ongoing efforts to strengthen Ralcorp’s businesses and enhance shareholder value, taking into account economic, competitive and other conditions.

On February 23, 2011, Mr. Gary M. Rodkin, Chief Executive Officer of ConAgra Foods, contacted Mr. William P. Stiritz, the then Chairman of the Board of Ralcorp, to request a meeting to discuss ConAgra Foods’ interest in the potential acquisition of Ralcorp. Mr. Stiritz responded that he would discuss that request at Ralcorp and get back to Mr. Rodkin. On March 4, 2011, Mr. Rodkin contacted Mr. Stiritz, to express ConAgra Foods’ continued interest in discussing a potential combination of ConAgra Foods and Ralcorp. Mr. Rodkin and Mr. Stiritz agreed to speak at a later date and discussed their potential availability for a meeting on March 23, 2011.

On March 14, 2011, the Ralcorp board met with members of senior management of Ralcorp. The participants discussed, among other topics, the preliminary interest communicated by Mr. Rodkin to Mr. Stiritz on their earlier calls. At the meeting, Mr. Gregory A. Billhartz, Corporate Vice President, General Counsel and Secretary of Ralcorp, reviewed with the Ralcorp board its fiduciary duties. In addition, the participants discussed several potential strategic alternatives, including the potential separation of Ralcorp’s Post brand cereal business (which we refer to as Post Foods) which had previously been considered by the Ralcorp board.

On March 21, 2011, Mr. Stiritz called Mr. Rodkin and informed him that Mr. Stiritz was not interested in meeting with Mr. Rodkin.

On March 22, 2011, Mr. Stiritz received a letter from Mr. Rodkin addressed to the Ralcorp board. The letter contained a non-binding proposal from ConAgra Foods to acquire 100% of the outstanding shares of Ralcorp common stock for a purchase price of $82.00 per share, to be paid in a combination of cash (60%) and ConAgra Foods stock (40%). The letter requested a response by April 1, 2011. That day, Mr. Stiritz notified the Ralcorp board and members of senior management of the receipt of ConAgra Foods’ proposal.

On March 24, 2011, the Executive Committee of the Ralcorp board, which had the full authority of the Ralcorp board between Ralcorp board meetings, and the Strategy and Financial Oversight Committee of the Ralcorp board, which had the authority to review and act upon significant strategic matters, met with members of senior management of Ralcorp for the purpose of discussing, among other topics, the letter received from ConAgra Foods on March 22, 2011. Mr. Billhartz reviewed with the Executive Committee and the Strategy and Financial Oversight Committee their fiduciary duties. During this meeting, the participants discussed ConAgra Foods’ proposal and the process for evaluating the proposal, including discussion at a full Ralcorp board meeting to be held the next day, and the advisability of engaging a financial advisor to assist the Ralcorp board in the evaluation of various strategic alternatives, which Ralcorp did following the meeting.

On March 25, 2011, the Ralcorp board met with members of senior management of Ralcorp. The participants discussed certain potential strategic alternatives, including ConAgra Foods’ proposal. During the meeting, Mr. Billhartz reviewed with the Ralcorp board its fiduciary duties. Senior management of Ralcorp reviewed with the Ralcorp board Ralcorp’s business, financial condition and prospects and updated the Ralcorp board on events that had transpired since its last meeting on March 14, 2011. After discussion, the Ralcorp board requested that Ralcorp’s management and financial advisor continue their review of the ConAgra Foods proposal and communicate to ConAgra Foods that Ralcorp would respond at an appropriate time.

On April 1, 2011, Mr. Stiritz called Mr. Rodkin and informed him that, while his personal view was that he did not perceive a mutuality of interest in pursuing a potential transaction, any decision regarding the ConAgra Foods proposal would rest with the Ralcorp board.

On April 12, 2011, the Strategy and Financial Oversight Committee of the Ralcorp board met with members of senior management of Ralcorp and representatives of Ralcorp’s financial advisor for the purpose of discussing

Ralcorp’s strategic direction and reviewing Ralcorp’s three-year strategic and financial plan, which was the product of a strategic planning process that began in June 2010. In addition, the participants discussed several potential strategic alternatives, including the potential separation of Post Foods.

On April 15, 2011, the Ralcorp board met with members of senior management of Ralcorp and representatives of Ralcorp’s financial advisor. The participants discussed Ralcorp’s strategic direction and reviewed Ralcorp’s three-year strategic and financial plan. In addition, the participants discussed several potential strategic alternatives, including the potential separation of Post Foods.

On April 29, 2011, CNBC reported that ConAgra Foods had made an unsolicited proposal to acquire Ralcorp.

On May 1, 2011, the Ralcorp board met with members of senior management and representatives of Ralcorp’s financial advisor. Also present was a representative of Bryan Cave LLP, Ralcorp’s legal advisor. The participants further discussed ConAgra Foods’ proposal. At the meeting, the Ralcorp board reviewed Ralcorp’s stand-alone strategic plan, the outlook for Ralcorp on a stand-alone basis, future product releases, and the exploration of other potential strategic alternatives for Ralcorp. Members of Ralcorp’s management reported on Ralcorp’s business operations, financial condition and prospects and, along with representatives of Ralcorp’s financial advisor, reviewed with the Ralcorp board certain financial analyses. At the meeting, Mr. Billhartz reviewed with the Ralcorp board the terms of a potential Ralcorp shareholder rights plan. Following discussion, the Ralcorp board unanimously determined to reject ConAgra Foods’ proposal as not being in the best interests of Ralcorp’s shareholders. Following the board meeting, Ralcorp sent a letter to Mr. Rodkin communicating the Ralcorp board’s formal rejection of the proposal set forth in ConAgra Foods’ March 22, 2011 letter. Ralcorp also issued a press release that day stating that the Ralcorp board had received an unsolicited proposal from a third party in March 2011 and that the board had considered the proposal and unanimously concluded that the proposal was not in the best interests of Ralcorp’s shareholders and determined not to pursue the proposal.

On May 4, 2011, Mr. Rodkin sent a letter to Mr. Stiritz and the Ralcorp board. The letter referred to the April 1, 2011 conversation between Mr. Stiritz and Mr. Rodkin and stated that, since the conversation, ConAgra Foods had continued to evaluate a combination with Ralcorp and that ConAgra Foods was sending a letter with a new proposal and publicly releasing that letter. That day, ConAgra Foods issued a press release in which it made public the letter separately sent by Mr. Rodkin that day, in which ConAgra Foods increased its proposal to $86.00 per share in cash.

Later on May 4, 2011, the Ralcorp board met with members of senior management and representatives of Ralcorp’s financial and legal advisors. During the meeting, the participants discussed ConAgra Foods’ revised proposal and discussed with management and Ralcorp’s financial and legal advisors various financial, legal and strategic considerations. After discussion, the Ralcorp board (i) unanimously determined that the unsolicited proposal by ConAgra Foods undervalued Ralcorp and its prospects for growth and the creation of shareholder value and rejected the proposal as not in the best interests of shareholders and (ii) adopted a shareholder rights plan. Later that day, Ralcorp issued a press release announcing these actions.

On May 5, 2011, the Ralcorp board met with members of senior management and representatives of Ralcorp’s financial advisor. The participants discussed several potential strategic alternatives, including the potential separation of Post Foods.

On May 16, 2011, the Strategy and Financial Oversight Committee of the Ralcorp board met with members of senior management of Ralcorp and representatives of Ralcorp’s financial advisor and discussed several potential strategic alternatives, including the potential separation of Post Foods.

On May 19, 2011, the Ralcorp board met with members of senior management and representatives of Ralcorp’s financial advisor to discuss potential tactics that ConAgra Foods might employ in seeking to acquire Ralcorp. In addition, the Ralcorp board discussed several potential strategic alternatives, including the potential separation of Post Foods.

In early June 2011, a representative of Centerview Partners LLC, one of ConAgra Foods’ financial advisors, which we refer to as Centerview Partners, called representatives of Ralcorp’s financial advisor to request a private meeting between ConAgra Foods and Ralcorp to discuss a potential business combination transaction.

On June 6, 2011, a representative of Ralcorp’s financial advisor sent a letter to a representative of Centerview Partners to inform them that Ralcorp believed there was no reason for the parties to meet.

On July 7, 2011, the Strategy and Financial Oversight Committee of the Ralcorp board met with members of senior management of Ralcorp and representatives of Ralcorp’s financial advisor for the purpose of discussing the potential separation of Post Foods.

On July 12, 2011, the Ralcorp board met with members of senior management and representatives of Ralcorp’s financial advisor to discuss the potential separation of Post Foods. Following discussion, the Ralcorp board unanimously agreed in principle to separate Ralcorp and Post Foods in a spin-off transaction to Ralcorp shareholders in order to create two pure-play public companies better positioned to focus on strategies specific to their particular businesses, subject to final approval by the Ralcorp board and certain other customary conditions. On July 14, 2011, Ralcorp issued a press release announcing the Ralcorp board’s agreement in principle to separate Ralcorp and the Post Foods business.

On July 20, 2011, representatives of Centerview Partners contacted Ralcorp’s financial advisor indicating ConAgra Foods’ desire to discuss a potential combination with Ralcorp. On July 22, 2011, the Strategy and Financial Oversight Committee of the Ralcorp board met with members of senior management of Ralcorp for the purpose of discussing ConAgra Foods’ request. On July 25, 2011, a representative of Ralcorp’s financial advisor told representatives of Centerview Partners that the committee had concluded that there was no basis for the parties to meet.

On August 4, 2011, the Ralcorp board met, with members of senior management in attendance. At the meeting, the participants discussed the potential acquisition of Sara Lee’s North American refrigerated dough business, including the anticipated financial impacts and strategic implications, which acquisition would allow Ralcorp to become a private brand leader in the refrigerated dough category and enhance Ralcorp’s cash flow. Following discussion, the Ralcorp board unanimously approved the acquisition of Sara Lee’s North American refrigerated dough business.

On August 11, 2011, Ralcorp received a letter from ConAgra Foods containing a non-binding proposal to acquire 100% of the outstanding shares of Ralcorp’s common stock for a purchase price of $94.00 per share, to be paid in cash.

On August 12, 2011, the Ralcorp board met with members of senior management. During this meeting, the participants discussed Ralcorp’s stand-alone strategic plan, the outlook for each of Ralcorp and Post Foods on a separate stand-alone basis and the opportunities for additional future growth of Ralcorp and Post Foods as separate public companies. The Ralcorp board also discussed ConAgra Foods’ letter dated August 11, 2011. After discussion, the Ralcorp board unanimously determined that the proposal by ConAgra Foods was not in the best interests of Ralcorp shareholders. Following the meeting, Ralcorp informed ConAgra Foods of the Ralcorp board’s decision. Ralcorp also issued a press release stating that its board had received an unsolicited proposal from ConAgra Foods and that the Ralcorp board had unanimously determined that the proposal was not in the best interests of its shareholders.

On August 31, 2011, representatives of Centerview Partners called representatives of Ralcorp’s financial advisor to request a private meeting between ConAgra Foods and Ralcorp to discuss ConAgra Foods’ revised proposal.

On September 8, 2011, representatives of Ralcorp’s financial advisor called representatives of Centerview Partners to inform them that Ralcorp believed there was still no basis for the parties to meet.

On September 13, 2011, ConAgra Foods issued a press release reiterating its $94.00 per share cash proposal to acquire Ralcorp, along with its views on the potential attractiveness of the proposal. In its release, ConAgra Foods requested that Ralcorp enter into discussions with ConAgra Foods regarding its proposal and stated that if ConAgra Foods and Ralcorp were not engaged in a constructive dialogue satisfactory to ConAgra Foods by 5:00 p.m. Eastern time on September 19, 2011, ConAgra Foods would withdraw its proposal.

The Ralcorp board met on September 18, 2011. Members of Ralcorp senior management and Ralcorp’s financial and legal advisors also participated in the meeting. The meeting participants discussed ConAgra Foods’

September 13, 2011 press release, including ConAgra Foods’ statement in the press release that it would withdraw its proposal to acquire Ralcorp if certain conditions were not met. Ralcorp’s legal advisors discussed with the Ralcorp board the board members’ fiduciary duties. Representatives of Ralcorp’s financial advisor discussed with the board a financial analysis of the expected impact of the acquisition of the Sara Lee refrigerated dough business and certain other potential strategic opportunities on Ralcorp’s financial results, including potential strategic opportunities available to Post Foods, as well as financial analyses of Ralcorp both with and without Post Foods. Following the discussion, with the assistance of Ralcorp’s financial and legal advisors, the Ralcorp board unanimously reiterated its rejection of ConAgra Foods’ proposal to acquire Ralcorp and determined not to enter into negotiations with respect to the proposal.

On September 19, 2011, Ralcorp announced publicly the determinations made by the Ralcorp board at its September 18, 2011 meeting regarding ConAgra Foods’ proposal. Ralcorp’s press release stated further the Ralcorp board’s belief that the previously announced separation of the Post Foods business from Ralcorp would unlock significant value for shareholders, and that Ralcorp was continuing to execute on the Post Foods separation plan.

Throughout late fall of 2011 and early 2012, Ralcorp prepared for the planned separation of the Post Foods business and, on February 3, 2012, Ralcorp completed the separation. In connection with the Post Foods separation, J. Patrick Mulcahy was appointed Chairman of the Board of Directors of Ralcorp and, effective January 1, 2012, Kevin J. Hunt was appointed Chief Executive Officer and President of Ralcorp. Effective upon the separation of Post Foods, David R. Banks, David P. Skarie and Mr. Stiritz retired from the Ralcorp board and Barry H. Beracha and Patrick J. Moore joined the Ralcorp board. Mr. Jack W. Goodall retired from the Ralcorp board and did not stand for reelection at the 2012 annual meeting of Ralcorp shareholders. Also in February 2012, the responsibilities of the Executive Committee of the Ralcorp board and of the Strategy and Financial Oversight Committee of the Ralcorp board were combined into the Strategy and Financial Oversight Committee of the Ralcorp board.

On October 3, 2012, Ralcorp announced the appointment to the Ralcorp board and to the Strategy and Financial Oversight Committee of the Ralcorp board, of Keith A. Meister, Founder and Managing Partner of Corvex Management L.P. Corvex had filed an initial Schedule 13D with the SEC on August 23, 2012, disclosing its 5.13% beneficial ownership position in Ralcorp (subsequently reported at 5.3% on October 3, 2012). Mr. Meister’s appointment followed discussions between Ralcorp and Corvex and the execution by Ralcorp and Corvex of an agreement providing for such appointment, in connection with which Corvex agreed, among other matters, to vote its Ralcorp common stock in support of the Ralcorp board’s director nominees.

On October 17, 2012, Mr. Hunt received a telephone call from Mr. Rodkin. During the call, Mr. Rodkin expressed to Mr. Hunt ConAgra Foods’ renewed interest in Ralcorp and requested a meeting with Messrs. Mulcahy and Hunt. Mr. Hunt said that he would respond to Mr. Rodkin at a later date.

On October 18, 2012, Ralcorp retained Barclays and Goldman Sachs as its financial advisors with respect to certain strategic matters. Barclays and Goldman Sachs had not acted as Ralcorp’s financial advisor in connection with ConAgra Foods’ 2011 proposal.

The Strategy and Financial Oversight Committee of the Ralcorp board met on October 19, 2012, with members of Ralcorp’s senior management participating. At the meeting, Mr. Hunt informed the committee about his conversation with Mr. Rodkin on October 17, 2012, including Mr. Rodkin’s expression of ConAgra Foods’ renewed interest in Ralcorp and desire to engage in strategic discussions. The committee adjourned the meeting, and reconvened later that day with representatives of Barclays and Goldman Sachs in attendance. The committee members discussed ConAgra Foods’ indication of renewed interest with senior management and Ralcorp’s financial advisors, including discussion regarding ConAgra Foods’ ability to fund a potential acquisition of Ralcorp and its business strategy with respect to Ralcorp’s businesses. The committee discussed with the representatives of Ralcorp’s financial advisors the potential interest of other companies in acquiring Ralcorp, and concluded that any meaningful interest from other third parties was unlikely. Following its discussion, the committee authorized Messrs. Mulcahy and Hunt to meet with Mr. Rodkin.

On October 25, 2012, Messrs. Mulcahy and Hunt met with Mr. Rodkin and Steven F. Goldstone, Chairman of the Board of Directors of ConAgra Foods. At the meeting, Messrs. Rodkin and Goldstone expressed ConAgra Foods’ interest in, subject to due diligence and a mutually acceptable agreement, acquiring Ralcorp in an all cash transaction at a price in the range of $86.00 to $90.00 per share and indicated ConAgra Foods’ desire to engage in a confidential due diligence investigation of Ralcorp. Messrs. Mulcahy and Hunt said that they would communicate ConAgra Foods’ request to the Ralcorp board.

Later on October 25, 2012, the Strategy and Financial Oversight Committee of the Ralcorp board met, with members of Ralcorp senior management and representatives of Barclays and Goldman Sachs also participating. Mr. Mulcahy updated the committee members on ConAgra Foods’ indication of interest in acquiring Ralcorp in an all cash transaction at a price in the range of $86.00 to $90.00 per share. The members of senior management present, in consultation with the representatives of Barclays and Goldman Sachs, reviewed with the committee members Ralcorp’s business plan on a stand-alone basis (referred to as the base case business plan) and a second set of projections that assumed that half of Ralcorp’s cash flow and incremental debt capacity at its target leverage would be used to repurchase shares and the other half would be used to make acquisitions within assumed parameters (referred to as the 50/50 strategic plan). For a more detailed discussion of the financial projections, please see “— Unaudited Financial Forecasts.” The representatives of Barclays and Goldman Sachs also reviewed with the committee members various preliminary financial analyses regarding a potential business combination transaction with ConAgra Foods as well as a potential alternative strategic acquisition of a third party. Following this discussion, the committee concluded that ConAgra Foods’ indication of interest would be discussed further with the full Ralcorp board at a meeting to be held on October 27, 2012.

On October 27, 2012, the Ralcorp board held a meeting to discuss the indication of interest in acquiring Ralcorp received from ConAgra Foods. Representatives of Barclays and Goldman Sachs, as well as a representative of Wachtell, Lipton, Rosen & Katz, which we refer to as Wachtell Lipton, also participated in the meeting. Mr. Hunt discussed with the Ralcorp board ConAgra Foods’ indication of interest in acquiring Ralcorp in an all cash transaction and the transaction price range indicated by ConAgra Foods. The members of senior management present, in consultation with the representatives of Barclays and Goldman Sachs, reviewed with the board Ralcorp’s base case business plan and the 50/50 strategic plan. The representatives of Barclays and Goldman Sachs reviewed with the Ralcorp board various preliminary financial analyses regarding a potential business combination transaction with ConAgra Foods. Following discussion, the Ralcorp board authorized Mr. Hunt to communicate to ConAgra Foods that its proposed price would need to exceed the $86.00-$90.00 per share indicated range as a basis for continued discussions and, toward that end, authorized Ralcorp management to further explore a potential transaction with ConAgra Foods, including arranging for management presentations and other due diligence. Following the Ralcorp board meeting, Mr. Hunt called Mr. Rodkin to communicate the Ralcorp board’s view on ConAgra Foods’ indicated price range. Also following the Ralcorp board meeting, at the request of Ralcorp, a representative of Barclays spoke with a representative of Centerview Partners to communicate the same message regarding the Ralcorp board’s view on ConAgra Foods’ indicated price range and to discuss the schedule and scope of due diligence and ConAgra Foods’ expectations regarding its financing for a potential transaction with Ralcorp.

On October 30, 2012, Ralcorp and ConAgra Foods entered into a Confidentiality Agreement, which included an 18-month “standstill” agreement by ConAgra Foods and mutual provisions regarding the non-solicitation of employees.

On October 31, 2012, members of management of ConAgra Foods, including Mr. Rodkin, and representatives of Centerview Partners and Merrill Lynch, Pierce, Fenner & Smith Inc., ConAgra Foods’ financial advisors, met in St. Louis, Missouri with members of senior management of Ralcorp, including Mr. Hunt, and representatives of Barclays and Goldman Sachs at which time the senior management team of Ralcorp gave a presentation to the ConAgra Foods representatives with respect to Ralcorp’s business, including Ralcorp’s preliminary fiscal fourth quarter and fiscal year 2012 financial results.

During the week of November 5, 2012, ConAgra Foods continued its due diligence investigation of Ralcorp, which efforts continued through the date the parties executed the merger agreement.

On November 12, 2012, representatives of Centerview Partners discussed with representatives of Barclays the results of ConAgra Foods’ due diligence efforts to date. During their discussion, the representatives of Centerview Partners told the representatives of Barclays that, based on the information it had reviewed during its due diligence and its own financial analyses, ConAgra Foods’ revised valuation for a potential acquisition transaction was in the range of $87.00-$89.00 per share of Ralcorp common stock. The representatives of Barclays stated that they would communicate the indicated price range to Ralcorp.

On November 13, 2012, the Ralcorp board met to consider the status of discussions between Ralcorp and ConAgra Foods regarding the proposed transaction. Representatives of Barclays and Goldman Sachs, as well as a representative of Wachtell Lipton, also participated in the meeting. At the meeting, the Ralcorp board members and other participants discussed Ralcorp’s base case business plan, which by this date included a set of projections that assumed that half of Ralcorp’s cash flow would be used to repurchase shares, the 50/50 strategic plan, potential other strategic alternatives and ConAgra Foods’ indicated acquisition transaction price in the range of $87.00-$89.00 per Ralcorp share. The Ralcorp board members also discussed with the representatives of Barclays and Goldman Sachs the question of whether there would likely be any other third parties interested in acquiring Ralcorp at a similar or higher price, as well as the risks involved in soliciting interest from such third parties. In particular, the board considered the risks that a solicitation, and the attendant information leaks, might have on the retention of Ralcorp’s employees, customers, counterparties, and suppliers. The Ralcorp board also considered that despite ConAgra Foods’ prior proposal to acquire Ralcorp being publicly disclosed in May 2011 and receiving substantial publicity between May and September 2011, Ralcorp did not receive any alternative proposals or expressions of interest to acquire Ralcorp from any third parties. The representative of Wachtell Lipton described the provisions that would likely be included if an agreement were reached with ConAgra Foods that would permit, under certain circumstances, Ralcorp to have discussions in response to a subsequent unsolicited bid from a third party and to terminate the agreement to accept a superior bid. Following these discussions, the Ralcorp board determined that, given the foregoing concerns, it was not in the best interests of Ralcorp’s shareholders to solicit interest from other third parties. The Ralcorp board authorized Messrs. Mulcahy and Hunt to communicate to ConAgra Foods’ representatives that the Ralcorp board would consider further discussions regarding the proposed transaction on the basis of a transaction price of not less than $92.00 per share of Ralcorp common stock, which Messrs. Mulcahy and Hunt communicated to Mr. Rodkin that evening.

On November 14, 2012, a representative of ConAgra Foods’ financial advisors communicated to a representative of Barclays that ConAgra Foods was unwilling to pursue its proposed acquisition of Ralcorp for a purchase price above $90.00 per share of Ralcorp common stock and that ConAgra Foods would disengage from discussions with Ralcorp if Ralcorp were unwilling to proceed on the basis of $90.00 per share.

The Ralcorp board held a regularly scheduled meeting on November 15, 2012. Members of Ralcorp’s management reported on Ralcorp’s current business operations, recent financial results, financial condition and future prospects. The Ralcorp board also discussed the overall environment for future acquisitions, including potential acquisition multiples. The Ralcorp board then discussed the revised proposal received from ConAgra Foods, including the proposed transaction price of $90.00 per share in cash, and reviewed the process of continuing to engage in discussions with ConAgra Foods. The Ralcorp board discussed the potential challenges inherent in achieving Ralcorp’s long-term financial goals, including its ability to achieve and maintain improved operating margins. Following discussion, the Ralcorp board authorized continued negotiation on the basis of a transaction price of $90.00 per share of Ralcorp common stock.

After the conclusion of the board meeting, Messrs. Mulcahy and Hunt contacted Mr. Rodkin to inform him of the Ralcorp board’s decision to continue negotiating the terms of a proposed transaction on the basis of a transaction price of $90.00 per share.

Later on November 15, 2012, representatives of Davis Polk & Wardwell LLP, ConAgra Foods’ legal advisor, provided Wachtell Lipton with a draft merger agreement. Over the course of the next eleven days the companies’ legal advisors on numerous occasions discussed and negotiated the terms and conditions of the merger agreement on behalf of Ralcorp and ConAgra Foods. Among the key terms negotiated were the terms and conditions relating to Ralcorp’s ability to have discussions and ultimately terminate the agreement in the event of a superior bid from a third party; the conditions to the obligations of the parties to complete the transaction; the strength of ConAgra Foods’ commitment to obtain regulatory approvals; and the potential retention arrangements that Ralcorp could use to incentivize employees pending completion of the transaction and thereafter.

On November 25, 2012, the Strategy and Financial Oversight Committee of the Ralcorp board met with members of senior management, as well as a representative of Wachtell Lipton, to discuss the status of the merger agreement negotiations.

On November 26, 2012, the Ralcorp board held a special meeting to review and consider the proposed transaction with ConAgra Foods. Representatives of Barclays, Goldman Sachs and Wachtell Lipton participated in the meeting. The representative of Wachtell Lipton reviewed again with the board its fiduciary duties in connection with consideration of the proposed transaction and provided the board with a full description of the terms and conditions of the proposed merger agreement with ConAgra Foods. Representatives of Barclays and Goldman Sachs then reviewed and discussed with the board their updated financial analyses based on the proposed transaction price of $90.00 per share of Ralcorp common stock. Following this review and discussion, the representatives of Barclays and Goldman Sachs delivered their respective firms’ opinions to the effect that, as of November 26, 2012 and based upon and subject to the factors and assumptions set forth in their written opinions, the $90.00 per share in cash to be paid to the holders of Ralcorp common stock (in the case of Goldman Sachs, other than ConAgra Foods and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such shareholders. For a more detailed discussion of Barclays’ and Goldman Sachs’ opinions please see “–– Opinions of Ralcorp’s Financial Advisors.” Following these presentations and discussions, the members of the Ralcorp board considered all of the information presented at the meeting and at prior meetings and, by unanimous vote, determined that the merger agreement is in the best interests of Ralcorp and its shareholders, approved the merger agreement and the transactions contemplated thereby, resolved to recommend that Ralcorp’s shareholders approve the merger agreement and authorized management to execute the merger agreement. The Ralcorp board also unanimously approved an amendment to Ralcorp’s shareholder rights plan to confirm that it would not be applicable to the merger, and unanimously approved certain compensation and retention matters.

Following approval by the ConAgra Foods board at a meeting held later on November 26, 2012, the respective legal advisors to Ralcorp and ConAgra Foods finalized the terms of the merger agreement, and Ralcorp and Computershare, N.A., as Rights Agent, entered into the amendment to Ralcorp’s shareholder rights plan. Thereafter Ralcorp and ConAgra Foods executed the merger agreement. The companies issued a joint press release on the morning of November 27, 2012, announcing their entry into the merger agreement.

Reasons for the Merger; Recommendation of the Ralcorp Board

After careful consideration, the Ralcorp board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Ralcorp’s shareholders, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the Ralcorp board consulted with Ralcorp’s management, as well as its financial advisors and legal advisors, and considered a number of factors that the Ralcorp board believed supported its decision, including the following:

•	its knowledge of Ralcorp’s business, operations, financial condition, earnings, actual and contingent liabilities, and prospects, as well as the risks in achieving those prospects;

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recent and historical market prices for Ralcorp common stock, as compared to the financial terms of the merger, including the fact that the merger consideration of $90.00 per share of Ralcorp common stock represents approximately a 28.2% premium over $70.23, the closing price of Ralcorp common stock on the NYSE on November 26, 2012, the last full trading day prior to public announcement of the execution of the merger agreement, and approximately a 24.9% premium over $72.04, the average closing price of shares of Ralcorp common stock on the NYSE for the 30 trading days ended November 26, 2012;

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the risks associated with continuing as an independent company, including the potential market and execution risks associated with Ralcorp’s long-range strategic plan, including our ability to successfully replace lost sales volume as a result of the termination in 2012 of relationships with several customers of our Bloomfield business and uncertainty regarding future tax rates, and the fact that Ralcorp’s operating performance could be adversely affected by macroeconomic factors beyond its control;

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the financial presentation of Ralcorp’s financial advisors and their opinions to the Ralcorp board, to the effect that, as of the date of the merger agreement, and based upon and subject to the factors and assumptions set forth therein, the cash consideration to be paid to the holders of the outstanding shares of Ralcorp common stock (in the case of Goldman Sachs, other than ConAgra Foods and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Barclays, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex C. A discussion of the opinions of Ralcorp’s financial advisors appears in the section below entitled “The Merger — Opinions of Ralcorp’s Financial Advisors”;

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the fact that the financial and other terms and conditions of the merger agreement and the transactions contemplated thereby, including the level of the commitment by ConAgra Foods to obtain applicable regulatory approvals and the absence of a financing condition, were designed to provide substantial certainty that the merger would ultimately be consummated on a timely basis;

•	the fact that the merger consideration consists solely of cash, providing Ralcorp shareholders with certainty of value and liquidity upon consummation;

•	the fact that Ralcorp and the Ralcorp board considered various strategic alternatives that might have been available to Ralcorp;

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the fact that despite ConAgra Foods’ prior proposal to acquire Ralcorp being publicly disclosed in May 2011 and receiving substantial publicity between May and September 2011, Ralcorp did not receive any alternative proposals or expressions of interest to acquire Ralcorp from any third parties;

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the fact that, subject to compliance with the terms and conditions of the merger agreement, Ralcorp may be permitted to furnish information to and conduct negotiations with any third party that makes a bona fide unsolicited competing acquisition proposal for Ralcorp;

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the fact that, subject to compliance with the terms and conditions of the merger agreement, the Ralcorp board is permitted to change its recommendation to Ralcorp shareholders after giving ConAgra Foods the opportunity to negotiate changes to the merger agreement if Ralcorp receives an unsolicited superior proposal or if an intervening event were to occur, in either case if the Ralcorp board determines in good faith that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties;

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the fact that, subject to compliance with the terms and conditions of the merger agreement, including giving ConAgra Foods the opportunity to propose changes to the merger agreement in response to a superior proposal, Ralcorp is permitted to terminate the merger agreement if the Ralcorp board has changed its recommendation to Ralcorp shareholders prior to the special meeting, in order to enter into a definitive, written agreement concerning a superior proposal;

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the fact that the $180 million termination fee that could become payable pursuant to the merger agreement was comparable to termination fees in transactions of a similar size and that the Ralcorp board believed it was reasonable; and

•	the fact that appraisal rights are available in connection with the merger for holders of Ralcorp common stock who dissent from the merger and properly exercise their rights under Missouri law.

The Ralcorp board also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by the merger agreement, including the following:

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the risks and costs to Ralcorp if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effects on business relationships;

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the fact that the merger might not be completed in a timely manner or at all due to a failure to receive necessary regulatory and other approvals, including under the HSR Act and the Competition Act (Canada);

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the fact that the all-cash price, while providing certainty of value upon consummation, would not allow Ralcorp shareholders to participate in potential further appreciation of ConAgra Foods’ stock after the merger, whether as a result of developments in the economy or industry generally or with respect to Ralcorp specifically;

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the fact that the receipt of the merger consideration in exchange for shares of Ralcorp common stock pursuant to the merger would be a taxable transaction for United States federal income tax purposes;

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the fact that there are restrictions on the conduct of Ralcorp’s business prior to the consummation of the merger, requiring Ralcorp to conduct its business only in the ordinary course consistent with past practices in all material respects, subject to specific limitations;

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the structure of the merger and the terms of the merger agreement, including the merger agreement’s non-solicitation and shareholder approval covenants and provision for Ralcorp’s payment of a termination fee of $180 million to ConAgra Foods in the case of certain events; and

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the fact that Ralcorp’s directors and executive officers have interests in the merger that are in addition to their interests as Ralcorp shareholders, including as a result of employment and compensation arrangements with Ralcorp and the manner in which they would be affected by the merger (see “— Interests of Ralcorp’s Directors and Executive Officers in the Merger”).

The foregoing discussion of the factors considered by the Ralcorp board is not intended to be exhaustive, but includes the material factors considered by the Ralcorp board. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the Ralcorp board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Ralcorp board considered all these factors as a whole, including discussions with, and questioning of, Ralcorp management and Ralcorp’s financial advisors and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the Ralcorp board unanimously determined that the merger and the transactions contemplated by the merger agreement are fair to and in the best interests of Ralcorp’s shareholders and unanimously approved the merger agreement. The Ralcorp board unanimously recommends that the Ralcorp shareholders vote “FOR” the approval of the merger agreement.

Opinions of Ralcorp’s Financial Advisors

Ralcorp retained Barclays and Goldman Sachs as its financial advisors to advise the Ralcorp board in connection with the merger. Barclays and Goldman Sachs are collectively referred to in this proxy statement as “Ralcorp’s financial advisors.”

Opinion of Barclays

On November 26, 2012, in connection with the Ralcorp board’s consideration of the merger, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Ralcorp board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to the shareholders of Ralcorp in the merger was fair, from a financial point of view, to such shareholders.

The full text of Barclays’ written opinion, dated as of November 26, 2012, is attached as Annex B to this proxy statement. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of Barclays’ opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the Ralcorp board, addresses only the fairness, from a financial point of view, of the consideration to be offered to the shareholders of Ralcorp in the merger and does not constitute a recommendation to any shareholder of Ralcorp as to how such shareholder should vote with respect to the merger or any other matter. The terms of the proposed transaction were determined through arm’s-length negotiations between Ralcorp and ConAgra Foods and were unanimously approved by the Ralcorp board. Barclays did not recommend any specific form of consideration to Ralcorp or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to address, and its opinion does not in any manner address, Ralcorp’s underlying business decision to proceed with or effect the merger. In addition, Barclays expressed no opinion on, and it does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration to be offered to the shareholders of Ralcorp in the merger. No limitations were imposed by the Ralcorp board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed the merger agreement and the specific terms of the merger;

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reviewed and analyzed publicly available information concerning Ralcorp that Barclays believed to be relevant to its analysis, including Ralcorp’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, and other relevant filings with the SEC;

•	reviewed and analyzed a draft, dated as of November 21, 2012, of Ralcorp’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012;

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reviewed and analyzed certain financial and operating information with respect to the business, operations and prospects of Ralcorp furnished to Barclays and Goldman Sachs by Ralcorp, including financial forecasts of Ralcorp prepared by its management that Ralcorp refers to as the 50/50 model (which we refer to in this proxy statement as the Forecasts);

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reviewed and analyzed a trading history of Ralcorp common stock from November 23, 2011 to November 23, 2012 and a comparison of that trading history with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of Ralcorp with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the merger with the financial terms of certain other transactions that Barclays deemed relevant;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of Ralcorp;

•	had discussions with the management of Ralcorp concerning its respective business, operations, assets, liabilities, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information) and further relied upon the assurances of the management of Ralcorp that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, upon the advice of Ralcorp, Barclays assumed that such Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Ralcorp as to the future financial performance of Ralcorp and that Ralcorp would perform substantially in accordance with such Forecasts. Barclays relied upon such Forecasts in arriving at its opinion. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Ralcorp and did not make or obtain any evaluations or appraisals of the assets or liabilities of Ralcorp. In addition, Barclays was not authorized by Ralcorp to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Ralcorp’s business. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, November 26, 2012. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after November 26, 2012.

Barclays assumed the accuracy of the representations and warranties contained in the merger agreement. Barclays also assumed, upon the advice of Ralcorp, that all material governmental, regulatory and third-party approvals, consents and releases for the merger will be obtained within the constraints contemplated by the merger agreement and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays does not express any opinion as to any tax or other consequences that might result from the merger, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understands that Ralcorp has obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Ralcorp common stock but rather made its determination as to fairness, from a financial point of view, to Ralcorp’s shareholders of the consideration to be offered to such shareholders in the merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors without considering all analyses and factors as a whole could create a misleading or incomplete view of the process underlying its opinion.

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Ralcorp board selected Barclays because of its familiarity with Ralcorp and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to Ralcorp in connection with the merger. As compensation for its services in connection with the merger, Ralcorp paid Barclays $1 million upon the delivery of Barclays’ opinion. Additional compensation of $20.3 million will be payable on completion of the merger, against which the fee of $1 million paid upon delivery of Barclays’ opinion will be credited. In addition, Ralcorp has agreed to reimburse Barclays for its expenses incurred in connection with the merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by Ralcorp and the rendering of Barclays’ opinion. Barclays has performed various investment banking and financial services for Ralcorp and ConAgra Foods in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, in the past two years, Barclays has performed the following investment banking and financial services for Ralcorp: (1) exclusive financial advisor to Ralcorp with respect to its $545 million acquisition of Sara Lee Corp.’s North American refrigerated dough business; (2) advisor to Ralcorp on its $1.9 billion spin-off of Post Holdings, Inc., a former subsidiary of Ralcorp (which we refer to as Post) in February 2012; (3) sole lead arranger and joint bookrunner on Post’s $350 million senior secured credit facility in February 2012; (4) lead bookrunner on Post’s $775 million high yield bond offering in February 2012; and (5) joint bookrunner on Ralcorp’s $207 million follow-on offering of its shares of common stock of Post in September 2012. Furthermore, in the past two years, Barclays has performed commodity, emerging market, foreign exchange, rates and equity origination services for ConAgra Foods and acts as a lender to ConAgra Foods in its $1.5 billion revolving credit facility.

During the two year period ended November 26, 2012, the Investment Banking Division of Barclays has received compensation for services provided to Ralcorp and its affiliates of approximately $12.1 million, excluding compensation paid or to be paid to the Investment Banking Division of Barclays pursuant to its engagement in connection with the merger. During the two year period ended November 26, 2012, the Investment Banking Division of Barclays has received compensation for services provided to ConAgra Foods and its affiliates of approximately $2.9 million.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Ralcorp and ConAgra Foods for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Opinion of Goldman Sachs

Goldman Sachs delivered its opinion to the Ralcorp board that, as of November 26, 2012 and based upon and subject to the factors and assumptions set forth therein, the $90.00 per share in cash to be paid to the holders (other than ConAgra and its affiliates) of shares of Ralcorp common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated November 26, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Ralcorp board in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Ralcorp’s common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•

annual reports to shareholders and Annual Reports on Form 10-K of Ralcorp for the five fiscal years ended September 30, 2011 and a draft, dated as of November 21, 2012, of the Annual Report on Form 10-K of Ralcorp for the fiscal year ended September 30, 2012;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Ralcorp;

•	certain other communications from Ralcorp to its shareholders;

•	certain publicly available research analyst reports for Ralcorp; and

•	the Forecasts.

Goldman Sachs also held discussions with members of the senior management of Ralcorp regarding their assessment of the past and current business operations, financial condition and future prospects of Ralcorp; reviewed the reported price and trading activity for the Ralcorp common stock; compared certain financial and stock market information for Ralcorp with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the packaged food industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with Ralcorp’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Ralcorp’s consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Ralcorp. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Ralcorp or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs’ analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Ralcorp to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Ralcorp; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Ralcorp or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than ConAgra Foods and its affiliates) of shares of Ralcorp common stock, as of the date of the opinion, of the $90.00 per share in cash to be paid to such holders pursuant to the merger agreement. Goldman Sachs’s opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Ralcorp; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Ralcorp, or class of such persons, in connection with the merger, whether relative to the $90.00 per share in cash to be paid to the holders (other than ConAgra Foods and its affiliates) of shares of Ralcorp common stock pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of Ralcorp or ConAgra Foods or the ability of Ralcorp or ConAgra Foods to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summaries set forth below, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Ralcorp board as to the fairness of the $90.00 per share in cash to be paid to the holders (other than ConAgra Foods and its affiliates) of shares of Ralcorp common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Ralcorp, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Ralcorp and ConAgra Foods and was approved by the Ralcorp board. Goldman Sachs provided advice to the Ralcorp board during these negotiations. Goldman Sachs did not, however, recommend any specific consideration to Ralcorp or the Ralcorp board or recommend that any specific consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Ralcorp board was one of many factors taken into consideration by the Ralcorp board in making its determination to approve the merger agreement. The summary below does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C to this proxy statement.

Goldman Sachs and its affiliates are engaged in commercial and investment banking and financial advisory services, market making and trading, research and investment management (both public and private investing), principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Ralcorp, ConAgra Foods, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for the accounts of Goldman Sachs and its affiliates and their customers. Goldman Sachs acted as financial advisor to Ralcorp in connection with, and participated in certain of the negotiations leading to, the merger.

In addition, Goldman Sachs has provided certain investment banking services to Ralcorp and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as a co-lender with respect to a loan to Ralcorp (aggregate principal amount $250,000,000) in August 2012; and as a joint bookrunner with respect to the follow-on offering of 6,775,985 shares of common stock (aggregate principal amount $206,667,543) of Post in September 2012. During the two year period ended November 26, 2012, the Investment Banking Division of Goldman Sachs has received compensation for services provided to Ralcorp and its affiliates of approximately $4.1 million, excluding compensation paid or to be paid to the Investment Banking Division of Goldman Sachs pursuant to its engagement in connection with the merger. During the two year period ended November 26, 2012, Goldman Sachs has not received any compensation and has not performed any services for ConAgra Foods. Goldman Sachs may in the future provide investment banking services to Ralcorp, ConAgra Foods and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The Ralcorp board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated November 12, 2012, Ralcorp engaged Goldman Sachs to act as its financial advisor in connection with the proposed merger. Pursuant to the terms of this engagement letter, Ralcorp has agreed to pay Goldman Sachs a transaction fee of $10 million, $1 million of which is payable upon the delivery of Goldman Sachs’ opinion and $9 million of which is contingent upon consummation of the merger. In addition, Ralcorp has agreed to reimburse Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement.

Summary of the Financial Analyses of Ralcorp’s Financial Advisors

The following is a summary of the material financial analyses as jointly presented by Barclays and Goldman Sachs, who we collectively refer to as Ralcorp’s financial advisors, to the Ralcorp board in connection with rendering their respective opinions described above. The following summary does not purport to be a complete description of the financial analyses performed by Ralcorp’s financial advisors nor does the order of analyses described represent the relative importance or weight given to those analyses by Ralcorp’s financial advisors. Ralcorp’s financial advisors worked cooperatively in developing these analyses, and these analyses represent the joint work product of Ralcorp’s financial advisors. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses performed by Ralcorp’s financial advisors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 23, 2012, the second to last trading day before the public announcement of the execution of the merger agreement, and is not necessarily indicative of current market conditions. None of Ralcorp, Ralcorp’s financial advisors or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Historical Trading Analysis.

Ralcorp’s financial advisors reviewed the historical trading prices and volumes for Ralcorp common stock for the period from February 3, 2012, the date of Ralcorp’s spin-off of Post, through November 23, 2012. In addition, Ralcorp’s financial advisors analyzed the consideration to be paid to holders of Ralcorp common stock pursuant to the merger agreement in relation to the historical trading price of Ralcorp common stock. This analysis indicated that the $90.00 per share to be paid to Ralcorp’s shareholders pursuant to the merger agreement represented:

•	a premium of 26.0% to the closing price of Ralcorp common stock of $71.42 on November 23, 2012;

•	a premium of 25.8% to $71.53, the average of the closing prices of Ralcorp common stock over the thirty-day period ended November 23, 2012;

•	a premium of 17.3% to $76.71, the highest closing price of Ralcorp common stock since Ralcorp’s spin-off of Post on February 3, 2012;

•	a premium of 28.3% to $70.16, the average of the closing prices of Ralcorp common stock since Ralcorp’s spin-off of Post; and

•	a premium of 51.5% to $59.39, the lowest closing price of Ralcorp common stock since Ralcorp’s spin-off of Post.

Selected Companies Analysis.

Ralcorp’s financial advisors reviewed and compared certain financial information, ratios and public market multiples for Ralcorp to the corresponding financial information, ratios and public market multiples for the following corporations in the packaged food industry:

•	B&G Foods, Inc.

•	ConAgra Foods

•	The Hain Celestial Group, Inc.

•	Flowers Foods, Inc.

•	The J.M. Smucker Company

•	Lancaster Colony Corporation

•	McCormick & Company, Incorporated

•	Post

•	TreeHouse Foods, Inc.

•	Snyder’s-Lance, Inc.

Although none of the selected companies is entirely comparable to Ralcorp, the companies included were chosen based on the professional experience and judgment of Ralcorp’s financial advisors because they are publicly traded companies with operations that for purposes of analysis may be considered to have operations that are similar to certain operations of Ralcorp.

The multiples for the selected companies contained in the analysis set forth below were calculated based on Institutional Brokers’ Estimate System (which we refer to as IBES) consensus estimates as of November 23, 2012. Ralcorp’s financial advisors calculated the multiples for Ralcorp based on both Wall Street research and the Forecasts.

In their analysis, Ralcorp’s financial advisors derived and compared for Ralcorp and the selected companies:

•	closing price per share, as of November 23, 2012, as a multiple of estimated earnings per share for fiscal year 2013, which we refer to as “2013E P/E”; and

•

enterprise value (which is defined as equity market capitalization plus total debt, less total cash and cash equivalents) as a multiple of estimated earnings before interest, taxes, depreciation and amortization, which we refer to as “EBITDA,” for fiscal year 2012, which we collectively refer to as “EV/2012E EBITDA.”

The results of this analysis are summarized as follows:

	2013E P/E	EV / 2012E EBITDA
Range of the selected companies	15.9x-23.8x	9.7x-15.8x
(excluding ConAgra Foods and TreeHouse)
Median of the selected companies	19.9x	11.5x
(excluding ConAgra Foods and TreeHouse)
Ralcorp-Standalone (Wall Street research)	18.4x	9.7x
Ralcorp-Standalone (Forecasts)	15.2x	10.2x
Ralcorp-Merger (Wall Street research)	23.2x	11.6x
Ralcorp-Merger (Forecasts)	19.2x	12.1x
ConAgra Foods	13.5x	8.7x
TreeHouse	17.3x	10.0x

Ralcorp’s financial advisors selected and applied the 15.9x to 23.8x reference range of 2013E P/E for the selected companies to the Wall Street research-estimated Ralcorp earnings per share for fiscal year 2013 of $3.88, resulting in illustrative per share values for Ralcorp common stock ranging from $61.69 to $92.34.

Present Value of Future Stock Price Analysis.

Ralcorp’s financial advisors performed an illustrative analysis of the implied present value of the future price per share of Ralcorp common stock. For this analysis, Ralcorp’s financial advisors derived hypothetical future share prices for Ralcorp common stock by applying next twelve month P/E multiples ranging from 16.5x to 18.5x to Ralcorp’s estimated EPS (per the Forecasts) for each fiscal year from 2014 through 2017. Ralcorp’s financial advisors then discounted these future share prices to November 2012 using a discount rate of 7.5%, reflecting an estimate of Ralcorp’s cost of equity. This analysis resulted in a range of illustrative present values per share of Ralcorp common stock of $85.74 to $108.84.

Illustrative Discounted Cash Flow Analysis.

Ralcorp’s financial advisors performed an illustrative discounted cash flow analysis on Ralcorp based on the Forecasts. Ralcorp’s financial advisors calculated the illustrative standalone discounted cash flow value per share of Ralcorp common stock using discount rates ranging from 6.5% to 7.5%, reflecting an estimate of the weighted average cost of capital of Ralcorp. Ralcorp’s financial advisors calculated implied prices per share of Ralcorp common stock using illustrative terminal values in fiscal year 2017 based on a terminal EBITDA multiple range of 8.5x to 10.0x which implied perpetuity growth rates ranging from 0.5% to 2.3%. These illustrative terminal values were then discounted using the Ralcorp illustrative discount rates and added to the net present value of the free cash flows for Ralcorp for its 2013 through 2017 fiscal years to calculate implied indications of present values discounted to the beginning of Ralcorp’s 2013 fiscal year. This analysis resulted in a range of illustrative present values per share of Ralcorp common stock of $83.24 to $106.41.

Selected Precedent Transactions Analysis.

Ralcorp’s financial advisors analyzed certain publicly available information relating to transactions in the packaged food industry since 2006. Specifically, Ralcorp’s financial advisors reviewed the following transactions:

Acquiror	Target	Date Announced
Selected Branded Food Transactions
Campbell Soup Company	Wm. Bolthouse Farms Inc.	July 2012
Kellogg Company	Pringles (Procter & Gamble Co.)	February 2012
KKR & Co. L.P., Vestar Capital Partners, Centerview Partners	Del Monte Foods Company	November 2010
Grupo Bimbo S.A.B. de C.V.	Sara Lee Corp.’s North American Fresh Bakery Business	November 2010
The Carlyle Group L.P.	NBTY, Inc.	July 2010
Nestlé S.A.	Kraft Foods Inc.’s Frozen-Pizza Business	January 2010
Pinnacle Foods Group LLC	Birds Eye Foods LLC	November 2009
Grupo Bimbo S.A.B. de C.V.	George Weston Limited’s Northwestern U.S. Bakery Business	December 2008
SOS Corporacion Alimentaria S.A.	Bertolli (Unilever Plc)	July 2008
The J.M. Smucker Company	Folgers (Procter & Gamble Co.)	June 2008
Ralcorp	Post Cereals (Kraft Foods Inc.)	November 2007
The Blackstone Group L.P.	Pinnacle Foods Group Inc.	February 2007

Selected Private Label / Food Service Transactions
The J.M. Smucker Company	Sara Lee Corp.’s North American Foodservice Coffee and Beverage Business	October 2011
Ralcorp	Sara Lee Corp.’s North American Refrigerated Dough Business	August 2011
Lassonde Industries Inc.	Clement Pappas and Company, Inc.	June 2011
TreeHouse Foods, Inc.	S.T. Specialty Foods, Inc.	September 2010
Cott Corporation	Cliffstar Corporation	July 2010
Aryzta AG	Fresh Start Bakeries (FSB Global Holdings, Inc.)	June 2010
Ralcorp	American Italian Pasta Company	June 2010
GS Capital Partners	Michael Foods, Inc.	May 2010
Viterra Inc.	Dakota Growers Pasta Company, Inc.	March 2010
CSM N.V.	Best Brands Corp.	February 2010
TreeHouse Foods, Inc.	Sturm Foods, Inc.	December 2009
IAWS Group, plc	Otis Spunkmeyer, Inc.	October 2006

While none of the companies that participated in the selected transactions is directly comparable to Ralcorp and none of the transactions in the selected transactions analysis is directly comparable to the merger, Ralcorp’s financial advisors selected these transactions because each of the target companies in the selected transactions was involved in the packaged food industry and, based on their professional experience and judgment, had operating characteristics and products that for purposes of analysis may be considered similar to certain operating characteristics and products of Ralcorp.

For each of the selected transactions, Ralcorp’s financial advisors calculated and compared the enterprise value of the target company, calculated based on the purchase price paid in the transaction as a multiple of EBITDA of the target company for the latest twelve month (which we refer to as LTM) period ended prior to the announcement of the merger. In addition, Ralcorp’s financial advisors calculated this multiple for Ralcorp based on the value of the merger consideration and using the LTM EBITDA as of September 30, 2012. The following table presents the results of this analysis:

Selected Transactions
	Range		Median
Enterprise Value as a Multiple of:	Branded Food	Private Label / Food Service	Branded Food	Private Label / Food Service	Overall Median	Merger (Forecasts)
LTM EBITDA (1)	7.6x-10.6x	5.3x-11.7x	9.0x	7.8x	8.5x	12.1x

(1)

EBITDA multiples for Wm. Bolthouse Farms Inc., Pringles (Procter & Gamble Co.), Kraft Foods Inc.’s Frozen-Pizza Business, Sara Lee Corp.’s North American Refrigerated Dough Business and Cliffstar Corporation excluded value paid for step ups in tax basis.

Because of the inherent differences between Ralcorp and the parties to the selected transactions, Ralcorp’s financial advisors considered differences between the business, financial and operating characteristics and prospects of Ralcorp and the parties to the selected transactions that could affect the values of each. Based on their judgments and experience, informed by the transaction multiples of these selected transactions, Ralcorp’s financial advisors selected a reference range of 8.0x to 10.0x and applied this range to the LTM EBITDA of Ralcorp, resulting in illustrative per share values for Ralcorp common stock ranging from $50.42 to $69.72.

Precedent Premium Paid Analysis.

Ralcorp’s financial advisors analyzed the premiums paid in all-cash transactions announced from January 2006 to November 2012 involving U.S. targets (excluding leveraged buyouts, tender offers, spin-offs, recapitalizations, self-tenders, exchange offers, repurchases, acquisitions of remaining interest and privatizations), in which the aggregate consideration paid exceeded $1 billion, based on publicly available information and databases. Ralcorp’s financial advisors analyzed the premiums based on the consideration paid in the relevant transaction relative to the closing price of the target’s common stock one trading day prior to the announcement of the relevant transaction. For the selected transactions, Ralcorp’s financial advisors calculated that the top quartile of transactions had a premium to share price one trading day prior to announcement in excess of 40%, and the bottom quartile of transactions had a premium to share price one trading day prior to announcement of less than 13%. Ralcorp’s financial advisors then applied these reference premiums to the closing price of Ralcorp common stock on November 23, 2012, resulting in illustrative per share values for Ralcorp common stock ranging from $80.70 to $99.99.

Unaudited Financial Forecasts

Ralcorp is including in this proxy statement certain financial forecasts that the management of Ralcorp prepared for the Ralcorp board in connection with its annual strategic planning and budgeting process and its consideration of the proposed merger. The financial forecasts, which we refer to as the 50/50 strategic plan, assume that half of Ralcorp’s cash flow and incremental debt capacity at its target leverage level would be used to repurchase shares and the remaining half would be used to make acquisitions within assumed parameters, among other assumptions discussed below. These financial forecasts also were provided to Ralcorp’s financial advisors. See “The Merger — Opinions of Ralcorp’s Financial Advisors” beginning on page 31. The financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the

SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP but, in the view of Ralcorp management, were prepared on a reasonable basis. The inclusion of this information in this proxy statement should not be regarded as an indication that Ralcorp or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. The inclusion of the financial forecasts in this proxy statement does not constitute an admission or representation by Ralcorp that such information is material.

The financial forecasts of Ralcorp included in this proxy statement are unaudited. Neither Ralcorp’s independent registered public accounting firm, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the financial forecasts, nor have they expressed any opinion or given any form of assurance on the financial forecasts or their achievability. Furthermore, the financial forecasts:

•

were prepared in July 2012, in connection with Ralcorp’s annual budgeting process, and revised in October and November, 2012 to reflect, among other things, the anticipated impacts of Ralcorp’s strategic restructuring initiatives;

•	make numerous assumptions, as further described below, many of which are beyond the control of Ralcorp and may not prove to be accurate;

•

do not necessarily reflect revised prospects for Ralcorp’s businesses, changes in general business or economic conditions, or any other transactions or events that have occurred or that may occur and that were not anticipated at the time the forecasts were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	are not, and should not be regarded as, a representation that the financial forecasts will be achieved.

These financial forecasts were prepared by Ralcorp management based on information they had at the time of preparation and are not a guarantee of future performance. These financial forecasts were, in general, prepared solely for use by the Ralcorp board and Ralcorp’s financial advisors and are subjective in many respects and thus subject to interpretation. Ralcorp cannot assure you that the financial forecasts will be realized or that Ralcorp’s future financial results will not materially vary from such financial forecasts. The financial forecasts cover multiple years and such information by its nature becomes less predictive with each succeeding year.

The financial forecasts do not take into account any circumstances or events occurring after the date they were prepared. Ralcorp does not intend to update or revise the financial forecasts. The financial forecasts are forward-looking statements. For additional information on factors which may cause Ralcorp’s future financial results to materially vary from those projected in the financial forecasts, see “Cautionary Statement Regarding Forward-Looking Information” on page 17.

The following sets forth the material assumptions underlying the Ralcorp 50/50 strategic plan:

•	no organic revenue growth from 2012 to 2013 and 2% organic revenue growth thereafter,

•

$40 million of newly identified annual cost savings beginning in fiscal year 2013 which are in addition to the cost savings previously announced on August 1, 2012 as part of the strategic Restructuring

•	the incurrence of additional indebtedness based on a target leverage ratio (total indebtedness to EBITDA) of 2.9x, with the incremental indebtedness bearing a blended interest rate of 5% per annum,

•

the application of 50% of Ralcorp’s free cash flows to the repurchase of 14 million shares over the five-year forecast period, at future stock prices based on Ralcorp’s current P/E multiple and forecast earnings per share, and

•

the application of 50% of Ralcorp’s free cash flows to new acquisitions at purchase prices reflecting an 7.0x multiple of the acquired businesses’ EBITDA taking into account assumed synergies, and with such acquisitions in the aggregate contributing an incremental $209 million of EBITDA to Ralcorp’s consolidated results over the five-year forecast period.

Ralcorp 50/50 Strategic Plan

The following table presents the Ralcorp 50/50 strategic plan:

(dollars in millions, except per share data)	2012A*	2013E	2014E	2015E	2016E	2017E
Sales	$4,322	$4,665	$5,012	$5,347	$5,699	$6,066
EBITDA	560	738	807	856	909	966
Net Income	167	254	282	302	318	341
Adjusted Diluted EPS	$2.97	$4.69	$5.59	$6.29	$6.97	$7.86
Cash used for Acquisitions		$362	$274	$259	$275	$290
Cash used for Share Repurchases		362	274	259	275	290

*	2012 actual results reflect continuing operations adjusted to exclude the separation of the Post brand cereals business and related goodwill impairment

In the course of ConAgra Foods’ due diligence investigation of Ralcorp, Ralcorp also provided ConAgra Foods with certain non-public financial forecasts. These forecasts included a “base case” three-year forecast that assumed the retention of Ralcorp’s free cash flows during the forecast period without application to share repurchases and acquisitions and the same organic revenue growth and cost savings as outlined above, as well as a three-year 50/50 strategic plan forecast based on the same assumptions as outlined above and substantially similar to the Ralcorp 50/50 strategic plan. Following delivery of these forecasts to ConAgra Foods, Ralcorp made minor changes to certain assumptions, which resulted in a small increase in cash flows available for share repurchases and acquisitions. As a result, EBITDA set forth above under “—Ralcorp’s 50/50 Strategic Plan” was 0.9-2.2% higher (for the fiscal years 2013-2015) than EBITDA in the 50/50 strategic plan provided to ConAgra Foods because cash flows available for additional acquisitions were assumed to be used to make acquisitions within the assumed parameters. In addition, EBITDA set forth above under “—Ralcorp’s 50/50 Strategic Plan” was 7.5%-17.9% higher (for the fiscal years 2013-2015) than EBITDA in the “base case” provided to ConAgra Foods.

Merger Financing

ConAgra Foods intends to finance the merger, including the payment of related fees and expenses, as well as the repayment of certain of Ralcorp’s debt, with cash on hand, borrowings under its existing credit facility and new long-term debt. ConAgra Foods has entered into a new $4.5 billion senior unsecured bridge facility and a new $1.5 billion senior unsecured term facility, in each case with Bank of America, N.A., JPMorgan Chase Bank, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and the other financial institutions party thereto. ConAgra Foods may issue other long-term debt and/or equity securities on or prior to the closing of the merger that would reduce the amount of its borrowings under the bridge facility in lieu of borrowing under the bridge facility.

Interests of Ralcorp’s Directors and Executive Officers in the Merger

In considering the recommendation of the Ralcorp board that you vote to approve the merger agreement, you should be aware that Ralcorp’s executive officers and directors have interests in the merger that are different from, or in addition to, those of Ralcorp’s shareholders generally. The members of the Ralcorp board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be approved.

Equity Awards

Each of our executive officers holds vested and unvested equity awards, including stock options to purchase shares of Ralcorp common stock, share- and cash-settled stock appreciation rights (which we refer to as SARs), and restricted shares and restricted share units (which we refer to as RSUs) that, in the event of the merger, will vest to the extent not already vested and convert into the right to receive the merger consideration of $90.00 in cash, without interest, for each share subject to each award (in the case of options and SARs, less the per-share exercise price for each share subject to the award). Additionally, any dividends and interest thereon accrued but unpaid as of the consummation of the merger with respect to restricted shares and restricted stock units automatically vest and become payable or distributable in connection with the merger.

In addition, each non-employee member of our board of directors holds vested and unvested SARs granted under our equity compensation plans and, in the case of one non-employee director, vested options, which, in the event of the merger, will vest to the extent not already vested and convert into the right to receive the merger consideration of $90.00 in cash, without interest, for each share subject to each award (less the per-share exercise price for each share subject to the award). In December 2012, the Ralcorp board revised its stock ownership policy applicable to non-employee directors to permit such directors to sell shares of Ralcorp common stock received upon exercise of vested stock appreciation rights prior to termination of their service as directors.

For an estimate of the amounts that would be payable to each of Ralcorp’s named executive officers, who are Kevin J. Hunt (Chief Executive Officer and President), Scott Monette (Corporate Vice President and Chief Financial Officer), D.P. Skarie (Former Co-Chief Executive Officer and President), T.G. Granneman (Former Corporate Vice President and Chief Accounting Officer), Charles G. Huber, Jr. (Corporate Vice President and President of Ralcorp Frozen Bakery Products, Inc.), Richard R. Koulouris (Corporate Vice President and President of Ralcorp Food Group) and R.D. Wilkinson (Former Corporate Vice President and President of Ralcorp Cereal Products), for their unvested equity and equity-based awards in connection with the merger, see “— Change of Control Compensation for Ralcorp’s Named Executive Officers” below.

We estimate that the aggregate amount that would be payable to Ralcorp’s executive officers who are not named executive officers, Gregory A. Billhartz and Walter N. George, for their unvested equity-based awards if the effective time of the merger were December 6, 2012 is approximately $8.5 million. We estimate that the aggregate amount that would be payable to Ralcorp’s non-employee directors for their unvested equity-based awards if the effective time of the merger were December 6, 2012 is approximately $2.4 million.

The beneficial ownership table set forth on page 73 of this proxy statement sets forth, for each named executive officer, each non-employee director and for the executive officers and directors as a group, shares of our common stock deemed to be beneficially owned by such officers and directors as of the date set forth in the table. We estimate that the amount that would be payable to each of our named executive officers and non-employee directors with respect to such shares if the effective time of the merger were December 6, 2012 would be the number of shares held by each such individual as set forth in the “Shares,” “Exercisable Options” and “Other Stock-Based Items” columns of the beneficial ownership table set forth on page 73 of this proxy statement multiplied by the merger consideration of $90.00 (less the per-share exercise price for each share subject to an option or SAR award).

Non-Qualified Deferred Compensation Plans

Amounts deferred under our Deferred Compensation Plan for Non-Management Directors become distributable to each non-employee member of our board of directors when the applicable director ceases to be a member of our board, which is expected to occur for each of our non-employee directors upon or in connection with the merger. We estimate that the amounts that would be distributable to our non-employee directors with respect to such deferred compensation plan (which represent amounts previously earned and include the value of shares (based on the merger consideration of $90.00) deemed to be held by such individuals set forth in the “Other Stock-Based Items” column of the beneficial ownership table on page 73 of this proxy statement) if the effective time of the merger were December 6, 2012 are: Messrs. Akande ($177,657); Armstrong ($1,817,462); Baum ($403,848); Beracha ($145,029); Kemper ($2,891,644); Meister ($37,222); Moore ($159,738); Mulcahy ($1,171,844); and Wenzel ($1,159,177).

In addition, amounts deferred under our Executive Savings Investment Plan and Deferred Compensation Plan for Key Employees may become distributable to each of our executive officers who participate in such plans under certain circumstances in connection with or following the merger. We estimate that the amounts that may be distributable to our named executive officers with respect to such plans (which represent amounts previously earned) upon or in connection with the merger if the effective time of the merger were December 6, 2012 are: Messrs. Hunt ($1,623,083); Monette ($996,350); Koulouris ($892,103); and Huber ($749,633).

Management Continuity Agreements (MCAs)

All of our executive officers are party to MCAs with us. In the event that upon or within three years following (or, under certain circumstances described below, in anticipation of) a change of control (including the merger), such an officer’s employment is terminated by reason of an “involuntary termination” (as described below, generally any termination to which the officer objects or a resignation following one or more events, circumstances or conditions which constitute an involuntary termination) or a “voluntary termination” (any termination, including a resignation for any reason but excluding an “involuntary termination”), excluding any termination by reason of retirement, death or disability or a termination for “cause,” such officer will receive certain compensation and benefits paid or provided by Ralcorp under the MCAs (as described below). Such benefits include:

•

Within 60 days after termination, a lump-sum cash payment of the present value of the product of (1) the sum of the officer’s monthly base salary (in effect for the last full month prior to the change of control or the termination date, whichever is higher) and 1/12 of the officer’s target bonus or last bonus paid prior to such termination or change of control, whichever is higher, and (2) a multiple of 12, 24 or 36 months (depending upon the timing and the nature of the termination, with our CEO never receiving a multiple of less than 24), which is reduced if the executive officer is at or near the age of 65 and cannot extend beyond our “normal retirement age” of 65.

•	The multiple under different scenarios is determined as follows:

•	36 months upon an “involuntary termination” that occurs at any time during the first or second year after a change of control,

•	24 months upon an “involuntary termination” that occurs at any time during the third year after a change of control,

•	24 months upon a “voluntary termination” that occurs within six months after a change of control, and

•	12 months (24 months for our CEO) upon a “voluntary termination” that occurs at any time between six months and two (or three, in case of the CEO) years after a change of control.

•

Continuation of pre-change-of-control health and welfare benefits for the officer and his or her dependents for the same multiple of months set forth above; provided that if such plans do not permit continued participation, we must provide the officer with benefits that are substantially similar, on an after-tax basis, to those provided to the officer immediately prior to the change of control (with an “offset” or reduction for benefits received by the officer from a subsequent employer, if applicable).

•

Within 60 days after termination, a supplemental cash payment in respect of retirement benefits, which is calculated as the difference between the present values of (1) the benefits to which the officer would have been entitled to receive under our pension plan and supplemental executive retirement plan (which we refer to as SERP) had the officer remained employed by Ralcorp at a compensation level equal to the officer’s base compensation for the entirety of the applicable payment period set forth above, and (2) the actual benefit, if any, to which the officer is entitled under the pension plan and SERP.

•

Payment on a current and ongoing basis for litigation expenses, if any, to enforce the officer’s rights under the MCA, including attorneys’ fees and interest accrued thereon (regardless of whether the officer wins the lawsuit).

•	Payment on a current and ongoing basis of up to $20,000 in outplacement services (including, but not limited to, office rental, travel for job interviews and secretarial services).

In addition, if any payments or benefits provided to the officer are subject to the excise tax imposed under Section 4999 of the Code, such officer (other than W.N. George) will receive a full “gross-up” payment pursuant to the MCA.

An executive officer is also eligible to receive such severance and termination benefits based on a multiple of 36 months if the officer’s employment is terminated (other than for “cause”) and the officer objects to such termination orally or in writing and such termination occurs within 270 days prior to a change of control.

Officers party to the MCAs are subject to confidentiality and nondisclosure covenants, nondisparagement covenants, a one-year noncompete covenant, a one-year non-solicitation covenant of customers and a two-year non-solicitation and non-hire of employees covenant. A breach of any of the above covenants may result in the “clawback” of payments or benefits provided under the MCAs.

Under the MCAs, an “involuntary termination” generally includes (1) any termination to which the officer objects orally or in writing; or (2) any of the following events, circumstances or conditions occurring without the officer’s written consent: (a) the assignment of duties materially inconsistent with the officer’s positions, duties, responsibilities and status immediately prior to the change of control, or a material change in the titles, offices or reporting responsibilities as in effect immediately prior to the change of control, in either case which is not “cured” within 30 days; (b) a reduction in annual salary or total annual compensation opportunity in effect immediately prior to the change of control which is not cured within 30 days; (c) the relocation of the officer’s office location except for certain required business travel; (d) (i) failure by Ralcorp or its successor to provide any material benefit or compensation plan, including any equity, retirement, pension, deferred compensation or welfare plan in which the officer was entitled to participate at the time of the change of control (or plans providing substantially similar benefits) or in which officers of the parent entity acquiring Ralcorp are entitled to participate (whichever are more favorable); or (ii) the taking of action by Ralcorp that would (A) adversely affect participation in or materially reduce benefits under any such plans (either the amount of benefits provided or the level of participation relative to other participants); (B) deprive the officer of any material fringe benefits provided at the time of the change of control; or (C) cause a failure to provide the number of paid vacation days to which the officer is then entitled in accordance with Ralcorp’s normal vacation policy in effect immediately prior to the change of control, which in either situation (i) or (ii) is not cured within 30 days; (e) the merger of Ralcorp, unless a successor or successors (by merger or otherwise) expressly assumes in writing all duties and obligations of Ralcorp set forth in the MCA; or (f) the failure by Ralcorp or its successor or assigns (whether by merger or otherwise) to expressly assume and agree to perform the MCA after a change of control. The amounts that could be payable to our named executive officers under the MCAs are quantified in the table set forth on page 47 of this proxy statement under the assumptions set forth therein.

Retention Awards

On November 26, 2012, all of our executive officers (other than W.N. George) were, as part of a larger retention program for Ralcorp employees, granted long-term incentive cash retention awards (which we refer to as the Retention Awards), which they received in lieu of equity and equity-based compensation awards that would have been granted in November 2012 to such officers in the ordinary course had we not entered into the merger agreement with ConAgra Foods. The Retention Award amount for each named executive officer is as follows: Kevin J. Hunt – $2,500,000; Scott Monette – $1,000,000; Richard R. Koulouris – $900,000; and Charles G. Huber, Jr. – $900,000. These Retention Awards generally vest and are paid one-third upon the completion of the merger, one-third six months after the completion of the merger and one-third one year after the completion of the merger. The Retention Awards are subject to continued employment through the applicable vesting date, except, if the executive officer’s employment is terminated at any time without cause (as defined in the severance plan in which the officer is a participant) or, upon or after a change of control, the officer resigns for “good reason,” prior to payment of any portion of the Retention Award, he or she shall, subject to a release of employment-related claims, be entitled to receive any unpaid installments of award generally within 30 days after the date of termination.

For purposes of the Retention Awards, “good reason” means a resignation following one or more events, circumstances or conditions which constitute an involuntary termination under the MCAs (as described above), except that the officer must provide to Ralcorp a written notice of the existence of one or more of the events, circumstances or conditions described above within 90 days after the occurrence of such event, circumstance or condition, and Ralcorp has 30 days after its receipt of such notice to remedy the event, circumstance or condition.

2013 Bonus Payments

Our executive officers are entitled to payments of amounts in respect of bonuses under our 2013 bonus plans, determined and payable (1) in respect of the portion of our 2013 fiscal year from October 1, 2012 through the date of consummation of the merger, based on actual performance during this period as reflected in our financial statements as of the date of consummation of the merger, and (2) in respect of the portion of our 2013 fiscal year from the date of consummation of the merger through the earlier of September 30, 2013 and, if ConAgra Foods terminates the applicable plan prior to September 30, 2013, the date of termination of such plan, based on ConAgra Foods’ calculation of actual performance during this period (and prorated to the extent the plan is terminated prior to September 30, 2013), excluding any corporate cross charges, allocations or similar costs stemming from ConAgra Foods’ overhead structure and non-recurring, unusual or one-time charges, expenses and other costs incurred in connection with the transactions contemplated by the merger agreement. Such payments, if any, are intended to be consistent with past practice and will be determined according to the above guidelines by a calculation methodology that is to be documented jointly by the CFOs of Ralcorp and ConAgra Foods. Such payments will be made at the time we pay our bonuses generally to employees or, if earlier, immediately following a termination of the applicable plan, with a prorated payment made to any executive officer whose employment is terminated without “cause” prior to the applicable payment date. The vesting of bonus payments, if any, is not triggered by a change of control, and our executive officers will continue to be eligible to receive payments under the 2013 bonus plans even if the proposed merger is abandoned. Target award opportunities under our 2013 bonus plans are eighty percent (80%) of base salary for each of our named executive officers other than Kevin J. Hunt, our Chief Executive Officer, whose target award opportunity is 120% of his base salary.

New Arrangements with ConAgra Foods

Prior to the effective time of the merger, ConAgra Foods and its affiliates may initiate negotiations of agreements, arrangements and understandings with Ralcorp’s executive officers regarding compensation and benefits and may enter into definitive agreements regarding employment with, or the right to participate in the equity of, ConAgra Foods, in each case on a going-forward basis following the completion of the merger. No such agreements, arrangements and understandings have been made as of the date of this proxy statement.

Change of Control Compensation for Ralcorp’s Named Executive Officers

The following table sets forth the amount of payments and benefits that each Ralcorp named executive officer would receive in connection with the merger, assuming the consummation of the merger occurred on December 6, 2012 and the employment of the named executive officer is terminated other than for “cause” or the officer resigns for “good reason,” in each case on such date. However, because the employment of each of Messrs. Skarie, Granneman and Wilkinson terminated prior to the date of filing of this proxy statement, no amounts are shown in the table below for such officers, as such officers will not receive any compensation in connection with the merger. The payments and benefits included in the table below are subject to a non-binding advisory vote of Ralcorp’s shareholders, as described under “The Special Meeting — Required Votes — Advisory (Non-Binding) Vote on Change of Control Compensation.” For additional details regarding the terms of the payments quantified below, see “The Merger — Interests of Ralcorp’s Directors and Executive Officers in the Merger,” which appears in the disclosures immediately above beginning on page 42.

Change of Control and Termination Compensation

Named Executive Officer (a)	Cash (b)($) [1]	Retention Award (c)($) [2]	Equity (d)($) [3]	Perquisites / Benefits (e)($) [4]	Tax Reimbursement (f)($) [5]	Other (g)($) [6]	Total (h)($) [7]
Kevin J. Hunt	5,938,238	2,500,000	21,410,145	77,343	6,185,783	20,000	36,131,509
(Chief Executive Officer and President)

Scott Monette	2,345,898	1,000,000	6,852,777	70,071	2,391,479	20,000	12,680,225
(Corporate Vice President and Chief Financial Officer)

Richard R. Kolouris	2,318,300	900,000	7,549,951	58,611	2,308,557	20,000	13,155,419
(Corporate Vice President and President of Ralcorp Food Group)

Charles G. Huber, Jr.	2,235,503	900,000	6,852,777	122,901	2,358,970	20,000	12,490,151
(Corporate Vice President and President of Ralcorp Frozen Bakery Products)

D.P. Skarie*	—	—	—	—	—	—	—
(Former Co-Chief Executive Officer and President)

T.G. Granneman*	—	—	—	—	—	—	—
(Former Corporate Vice President and Chief Accounting Officer)

R.D. Wilkinson**	—	—	—	—	—	—	—
(Former Corporate Vice President and President of Ralcorp Cereal Products)

*	Messrs. Skarie and Granneman retired effective as of December 31, 2011.

**	Mr. Wilkinson retired effective as of September 30, 2012.

[1]

As described above, this amount includes the “double-trigger” lump-sum cash severance payment provided to the officer under the terms of the MCAs upon a qualifying termination of employment after (or, in certain circumstances, in anticipation of) the merger, which equals, as described above in the narrative disclosures above, the present value of the product of (A) the sum of the officer’s monthly base salary and 1/12 of the officer’s target or prior-year bonus, whichever is higher, and (B) a multiple of 36 months which equals $5,748,375 for Mr. Hunt, $2,284,419 for Mr. Monette, $2,257,544 for Mr. Kolouris, and $2,176,917 for Mr. Huber, Jr. For purposes of calculating the multiple applicable to each officer in this calculation, Ralcorp has (except as provided otherwise above) assumed that the termination of employment is an involuntary termination that occurs at the time of merger. Thus, depending on the nature and timing of an officer’s termination, this multiple could be lower, resulting in a decreased cash severance payment amount. This amount also includes the value of a “double trigger” lump-sum prorated payment in respect of the officer’s bonus award granted for the fiscal year in which the termination of employment occurs (which, for purposes of the table, is 2013), set forth as follows for each officer assuming a prorated payment is made based on target-level performance: Mr. Hunt—$189,863; Mr. Monette—$61,479; Mr. Kolouris—$60,756; and Mr. Huber, Jr.—$58,586.

[2]

As described above, this amount is the Retention Award, which generally vests and is paid one-third upon the completion of the merger, one-third six months after the completion of the merger and one-third one year after the completion of the merger, subject to continued employment through the applicable vesting date, excluding certain circumstances described above in the narrative disclosures. This amount is, with certain limited exceptions discussed above, in part, a “single-trigger” payment because the first one-third portion vests and is paid immediately upon completion of the merger and, in part, a “double-trigger” payment because the two remainder one-third payments are conditioned on both the completion of the merger and the officer’s continued employment at Ralcorp as of the applicable vesting date or termination under certain circumstances. For purposes of calculating the amount in the table, Ralcorp has (except as provided otherwise above) assumed that the employment of the named executive officer is terminated other than for “cause” or the officer resigns for “good reason,” in each case on the date of the consummation of the merger, which would trigger payment of the entire Retention Award for each officer.

[3]

As described above, this amount equals the value of the “single-trigger” vesting of all unvested “in-the-money” stock options to purchase Ralcorp common stock, unvested cash- and stock-settled stock appreciation rights, unvested restricted shares of Ralcorp common stock, and unvested restricted stock units held by the executive officer as of December 6, 2012, which become exercisable or settled, as applicable, upon the merger. Set forth below are the values of each type of unvested equity-based award that would be converted upon the consummation of the merger. Also included in the ultimate column of this table is the value of shares of common stock of Post or cash distributable to each of our named executive officers upon the consummation of the merger. Such Post shares and cash amounts were previously dividended or deemed to be dividended in respect of restricted shares of Ralcorp common stock and restricted stock units held by our named executive officers and will be distributed upon the consummation of the merger (i.e., the time when the underlying restricted shares and restricted stock units of Ralcorp common stock vest).

	Payments by ConAgra Foods in Satisfaction of Unvested Equity
	Single-trigger Vesting
Named Executive Officers	Stock Options ($)	SARs ($)	Restricted Shares and RSUs ($)	Cash and Share Dividends ($)
Kevin J. Hunt	—	7,262,779	12,600,000	1,547,366
(Chief Executive Officer and President)

Scott Monette	—	2,446,518	3,915,000	491,259
(Corporate Vice President and Chief Financial Officer)

Richard R. Kolouris	—	2,446,518	4,500,000	603,433
(Corporate Vice President and President of Ralcorp Food Group)

Charles G. Huber, Jr.	—	2,446,518	3,915,000	491,259
(Corporate Vice President and President of Ralcorp Frozen Bakery Products)

D.P. Skarie	—	—	—	—
(Former Co-Chief Executive Officer and President)

T.G. Granneman	—	—	—	—
(Former Corporate Vice President and Chief Accounting Officer)

R.D. Wilkinson	—	—	—	—
(Former Corporate Vice President and President of Ralcorp Cereal Products)

[4]

As described above, the amount equals the value of the “double-trigger” health and welfare and life insurance continuation benefits provided to each executive officer under the terms of the MCAs upon a qualifying termination of employment. For purposes of quantifying the value of healthcare benefits, Ralcorp has used the annual premiums, both company and employee-paid, as well as the value of the executive health plan reimbursements for the most recent fiscal year.

[5]

As described above, the amount equals the value of the “single-trigger” tax reimbursement benefits provided to each executive officer under the terms of the officer’s MCA for any excise taxes triggered under Section 4999 of the Code. The value of the tax reimbursement amount set forth in the table for each executive officer (A) assumes that (i) the merger is consummated, and the officer’s qualifying termination of employment occurs, on December 6, 2012, and (ii) 2012 federal and state income and other employment-related tax rates apply, and (B) was calculated (i) applying a present-value discount to the value of the officer’s severance and health and welfare benefits continuation payments, as required under the terms of the officer’s MCA, (ii) using a “base amount” (within the meaning of Section 280G of the Code) based upon the applicable officer’s W-2 compensation for the five taxable years beginning with 2007 and ending with 2011 and (iii) without taking into account the potential value of restrictive covenants to which the executive is subject under his MCA. If the merger is consummated, and the officer’s qualifying termination of employment occurs, in 2013, the value of the “single-trigger” tax reimbursement benefits provided to each executive officer under the terms of the officer’s MCA for any excise taxes triggered under Section 4999 of the Code may increase or decrease based on changes to any of the above assumptions, calculations or other variables.

[6]

The amount includes the value of any other compensation based on or otherwise relating to the transaction not previously included in columns (b) through (f), which amounts include the value of outplacement services.

[7]	The amount includes the aggregate dollar value of the sum of all amounts reported in columns (b) through (g). There are no pension enhancements in connection with the merger.

Insurance and Indemnification of Ralcorp Directors and Officers

The merger agreement provides that the surviving corporation will indemnify and hold harmless the present and former officers, directors, employees, fiduciaries or agents of Ralcorp and any person who becomes an officer, director, employee, fiduciary or agent of Ralcorp prior to the effective time of the merger, and any person who was as of the date of the merger agreement, or who thereafter commences prior to the effective time of the merger, serving at the request of Ralcorp or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another entity (each of whom we refer to as an indemnified person) against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred or arising in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, in respect of acts or omissions occurring at or prior to the effective time of the merger (including with respect to matters existing or occurring or alleged to have existed or occurred at or prior to the effective time of the merger (including the merger agreement and the transactions and actions contemplated thereby)) to the fullest extent permitted by applicable law. In the event of any such claim, action, suit or proceeding, (1) each indemnified person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from within ten business days of receipt by the surviving company from the indemnified person of a request therefor, subject to any required undertaking under applicable law, and (2) the surviving corporation and ConAgra Foods will cooperate in the defense of any such matter.

For six years after the effective time of the merger, ConAgra Foods will cause to be maintained in effect provisions in the surviving corporation’s articles of incorporation and bylaws (or in such documents of any successor to the business of the surviving corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the merger agreement.

In addition, ConAgra Foods is required to cause the surviving corporation to either (1) continue to maintain in effect for six years after the effective time of the merger Ralcorp’s directors’ and officers’ insurance policies and fiduciary liability insurance policies (which we collectively refer to as the D&O insurance) in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in Ralcorp’s D&O insurance policies in effect as of the date of the merger agreement or (2) purchase comparable D&O insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in Ralcorp’s D&O insurance policies in effect as of the date of the merger agreement; however, if the aggregate cost for such insurance coverage in respect of any one policy year exceeds 200% of the annual premium paid by Ralcorp as of the date of the merger agreement, the surviving corporation will instead be obligated to obtain D&O insurance with the best available coverage with respect to matters occurring at or prior to the effective time of the merger for an aggregate cost in respect of each policy year within such six-year period of 200% of the annual premium paid by Ralcorp as of the date of the merger agreement. Prior to the effective time of the merger, ConAgra Foods and Ralcorp will, in good faith, explore the possibility of purchasing a prepaid six-year “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy on mutually agreeable terms.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Ralcorp common stock whose shares are exchanged for cash in the merger. The following discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax.

The following discussion applies only to holders of shares of Ralcorp common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, banks and certain other financial institutions, insurance companies, tax-exempt organizations, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, holders liable for the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or such other pass-through entities, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. holders whose functional currency is not the U.S. dollar, holders who hold shares of Ralcorp common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Ralcorp common stock pursuant to the exercise of employee stock options or otherwise as compensation, or holders who exercise appraisal rights). This discussion also assumes that shares of Ralcorp common stock are not U.S. real property interests within the meaning of Section 897 of the Code.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Ralcorp common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of Ralcorp common stock, you should consult your tax advisor regarding the tax consequences of exchanging the shares of Ralcorp common stock for cash pursuant to the merger.

Holders of Ralcorp common stock should consult their tax advisors as to the specific tax consequences to them of the receipt of cash in exchange for shares of Ralcorp common stock pursuant to the merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Ralcorp common stock that is:

•	a citizen or individual resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its worldwide income from all sources.

The receipt of cash by U.S. holders in exchange for shares of Ralcorp common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, a U.S. holder who receives cash in exchange for shares of Ralcorp common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received in such exchange and (2) the U.S. holder’s adjusted tax basis in such shares. Gain or loss must be determined separately for each block of shares of Ralcorp common stock (i.e., shares acquired for the same cost in a single transaction) exchanged pursuant to the merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year as of the date of the merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The term “non-U.S. holder” means a beneficial owner of shares of Ralcorp common stock that is not a U.S. holder or a partnership.

The receipt of cash by a non-U.S. holder in exchange for shares of Ralcorp common stock pursuant to the merger will generally not be subject to U.S. federal income tax unless:

•

the gain, if any, is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base in the United States maintained by such non-U.S. holder), in which event (1) the non-U.S. holder generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if it were a U.S. holder and (2) if the non-U.S. holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty); or

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Ralcorp common stock for cash pursuant to the merger and certain other conditions are met, in which event the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of such shares net of applicable U.S. losses from sales or exchanges of capital assets recognized during the year.

Information Reporting and Backup Withholding

Payments made to U.S. holders in exchange for shares of Ralcorp common stock pursuant to the merger will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). The current backup withholding rate of 28% is scheduled to expire on December 31, 2012 (and, absent enactment of legislation providing otherwise, the backup withholding rate will be 31% for amounts paid after December 31, 2012). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. Certain holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding.

Payments made to non-U.S. holders in exchange for shares of Ralcorp common stock pursuant to the merger effected through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such non-U.S. holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. Payments made to non-U.S. holders in exchange for shares of Ralcorp common stock pursuant to the merger effected through a U.S. office of a broker generally will be subject to information reporting and backup withholding (currently at a rate of 28%) unless such non-U.S. holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. The current backup withholding rate of 28% is scheduled to expire on December 31, 2012 (and, absent enactment of legislation providing otherwise, the backup withholding rate will be 31% for amounts paid after December 31, 2012).

Backup withholding is not an additional tax. U.S. holders and Non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Litigation Related to the Merger

Ralcorp is aware of seven purported class actions against Ralcorp, Ralcorp’s directors and/or ConAgra Foods filed by purported shareholders of Ralcorp and relating to the merger and/or the responses by Ralcorp to the acquisition proposals made by ConAgra Foods in 2011. The complaints allege, among other things, that Ralcorp’s directors breached their fiduciary duties to the Ralcorp shareholders. Three of the suits allege that ConAgra Foods aided and abetted Ralcorp’s directors in such alleged breaches of their fiduciary duties. Each plaintiff purports to bring his or her claims on behalf of himself or herself and a class of Ralcorp shareholders. One lawsuit also alleges on behalf of the individual plaintiff only that the Preliminary Proxy Statement omits material facts in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 under the Exchange Act. The actions seek judicial declarations that the merger agreement was entered into in breach of the directors’ fiduciary duties, injunctive relief preventing the parties from completing the merger, rescission of the transactions contemplated by the merger agreement, award of attorneys’ fees and expenses for plaintiffs and other forms of relief.

In 2011, three alleged Ralcorp shareholders filed actions against Ralcorp and its directors in Missouri state court, all in the Circuit Court of the City of St. Louis. These three lawsuits challenged Ralcorp’s decision not to enter into a merger agreement with ConAgra Foods in 2011. These three cases are:

•	Jennifer Howard v. Ralcorp Holdings, Inc., et al., Circuit Court of the City of St. Louis, Case No. 1122-CC-09665, filed September 16, 2011 (which we refer to as the Howard action);

•	Anthony Manzo v. Ralcorp Holdings, Inc., et al., Circuit Court of the City of St. Louis, Case No. 1122-CC-09756, filed September 28, 2011; and

•	Laborers Local 235 Benefit Funds v. Ralcorp Holdings, Inc., et al., Circuit Court of the City of St. Louis, Case No. 1122-CC-10002, filed September 30, 2011.

On November 30, 2012, the three plaintiffs in the above-captioned cases filed an amended petition in the Howard action. In the amended petition, the plaintiffs allege that the directors breached their fiduciary duties in connection with the proposed transaction and seek declaratory, rescissory, injunctive, and other, unspecified, equitable relief.

On December 4, 2012, a fourth putative class action suit, Patricia Luitjen v. Kevin J. Hunt, et al., Circuit Court of the City of St. Louis, Case. No. 1222-CC10672 (which we refer to as the Luitjen action), was filed, on December 7, 2012, a fifth putative class action suit, David Miller v. J. Patrick Mulcahy, et al., Circuit Court of the City of St. Louis, Case No. 1222-CC10722 (which we refer to as the Miller action), was filed, and on December 18, 2012, a sixth putative class action suit, Daniel Deantonellis v. J. Patrick Mulcahy, et al., Circuit Court of the City of St. Louis, Case No. 1222-CC10791 (which we refer to as the Deantonellis action), was filed. Each of the Luitjen action, the Miller action and the Deantonellis action makes substantially identical claims as the amended consolidated petition in the Howard action. The Luitjen action, the Miller action and the Deantonellis action also name ConAgra Foods as a defendant and allege that ConAgra Foods aided and abetted the Ralcorp directors’ alleged breach of their fiduciary duties. The Luitjen action, the Miller action and the Deantonellis action seek the same declaratory, rescissory, and injunctive relief as the consolidated Howard action.

On December 10, 2012, the plaintiffs in the Luitjen action moved for consolidation of the Luitjen action, the three previously filed actions from 2011 and any other related actions, as well as appointment of lead class counsel, expedited discovery and a briefing schedule in connection with an expected motion for preliminary injunction. On December 17, 2012, the plaintiffs in the Luitjen action filed an amended complaint, in which the plaintiffs add allegations that the Preliminary Proxy Statement omitted certain material information concerning the proposed transaction.

On December 19, 2012, the plaintiffs in the consolidated Howard action filed a motion to consolidate the Howard action, the Luitjen action, the Miller action, and any other related actions.

On December 27, 2012, a seventh putative class action was filed in the United States District Court for the Eastern District of Missouri. This lawsuit alleges similar class action claims for breach of fiduciary duty against Ralcorp’s directors and aiding and abetting claims against Ralcorp and ConAgra Foods. It alleges also on behalf of the individual plaintiff only that Ralcorp and its directors violated Section 14(a) of the Exchange Act and Rule 14a-9 under the Exchange Act, and that Ralcorp’s directors violated Section 20(a) of the Exchange Act by omitting material facts from the Preliminary Proxy Statement.

Regulatory Approvals

Under the provisions of the HSR Act, the merger may not be completed until notification and report forms have been filed with the Antitrust Division of the U.S. Department of Justice, which we refer to as the Antitrust Division, and the U.S. Federal Trade Commission, which we refer to as the FTC, by ConAgra Foods and Ralcorp and the applicable waiting period has expired or been terminated. ConAgra Foods and Ralcorp filed the notification and report form required under the HSR Act with the Antitrust Division and the FTC on December 10, 2012 and December 11, 2012, respectively. The 30-day waiting period will expire at 11:59 p.m. on January 10, 2013, unless otherwise extended or terminated.

The completion of the merger is also subject to prior notification to the Commissioner of Competition under the Competition Act (Canada). ConAgra Foods filed its notice form required under Part IX of the Competition Act (Canada) with the Commissioner of Competition on December 10, 2012 and submitted additional material on December 14, 2012. Ralcorp filed its notice form required under Part IX of the Competition Act (Canada) with the Commissioner of Competition on December 11, 2012 and submitted additional material on December 18, 2012. The waiting period will expire on January 17, 2013, unless the waiting period is terminated early. In accordance with the terms of the merger agreement, the parties have sought written confirmation that the Commissioner of Competition does not, at the time the confirmation is issued, intend to make an application for an order under Section 92 of the Competition Act (Canada) in respect of the merger, or in the alternative, that the Commissioner of Competition issues an advance ruling certificate pursuant to Section 102 of the Competition Act (Canada) in respect of the merger.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Antitrust Division, the FTC, a state attorney general, or a foreign competition authority could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial businesses or assets of ConAgra Foods or Ralcorp or their respective subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

While we believe that we will receive the requisite approvals and clearances for the merger, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result of such a challenge. Similarly, there can be no assurance that ConAgra Foods and Ralcorp will obtain the regulatory approvals necessary to consummate the merger or that the granting of these approvals will not involve the imposition of conditions to the consummation of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to the outside date or at all. Each of ConAgra Foods and Ralcorp is required to use its reasonable best efforts to take all actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and to obtain the Competition Act (Canada) approval (as defined under “The Merger Agreement — Conditions to the Merger”) as soon as practicable. However, neither ConAgra Foods nor Ralcorp will be required to take any action with respect to any of its or the surviving corporation’s subsidiaries or any of their respective affiliates’ businesses, assets or properties, in each case if such actions would, individually or in the aggregate, reasonably be expected to have a material adverse effect (as described under “The Merger Agreement — Representations and Warranties”) on Ralcorp (and for this purpose, any action to be taken by ConAgra Foods or its affiliates will be taken into account as though such action was required to be taken by the surviving corporation).

Amendment to Ralcorp’s Rights Agreement

On November 26, 2012, Ralcorp entered into an amendment to the rights agreement to include Ralcorp’s express written consent to the execution, delivery and performance of the merger agreement and the announcement and consummation of the transactions contemplated thereby, and to clarify that insofar as such consent has been given, the rights agreement shall be inapplicable to the merger agreement, the merger or any other transactions contemplated by the merger agreement. In particular, the amendment to the rights agreement (1) clarifies that none of ConAgra Foods, Phoenix Acquisition Sub or any of their respective affiliates or associates will be deemed to be an “Acquiring Person” (as defined in the rights agreement) as a result of the approval, execution, delivery or performance of the merger agreement or the announcement or consummation of the transactions contemplated thereby and (2) provides that all rights will expire in their entirety immediately prior to the effective time of the merger without any payment to be made in respect thereof.

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read carefully the merger agreement in its entirety as it is the legal document governing the merger.

The Merger

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with Missouri law at the effective time of the merger, Phoenix Acquisition Sub Inc. will merge with and into Ralcorp, whereupon the separate existence of Phoenix Acquisition Sub will cease, and Ralcorp will be the surviving corporation (which we refer to as the surviving corporation) and become a wholly owned subsidiary of ConAgra Foods. The surviving corporation will continue to be governed by Missouri law and will possess all of the rights, privileges, immunities and franchises and be subject to all of the obligations and liabilities of Ralcorp and Phoenix Acquisition Sub, as provided under Missouri law.

The closing of the merger will occur on a date specified by the parties no later than four business days after all of the conditions set forth in the merger agreement and described under “— Conditions to the Merger” (other than those that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions) have been satisfied or, to the extent permissible waived, or at such other time as agreed to by the parties. The merger will become effective when summary articles of merger have been duly filed with the Secretary of State of the State of Missouri or at a later time as agreed to by the parties (as permitted by Missouri law and specified in the summary articles of merger). Notwithstanding the foregoing, in no event will ConAgra Foods or Phoenix Acquisition Sub be obligated to consummate the merger prior to January 15, 2013.

Effects of the Merger

At the effective time of the merger, ConAgra Foods will become the sole owner of Ralcorp and its business. Therefore, current Ralcorp shareholders will cease to have direct or indirect ownership interests in Ralcorp or rights as Ralcorp shareholders, will not participate in any future earnings or growth of Ralcorp, will not benefit from any appreciation in value of Ralcorp and will not bear the future risks of Ralcorp’s operations.

Following completion of the merger, Ralcorp common stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, there will be no public market for shares of Ralcorp common stock. This will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to Ralcorp. After the effective time of the merger and deregistration of Ralcorp common stock under the Exchange Act, Ralcorp will also no longer be required to file periodic reports with the SEC on account of shares of Ralcorp common stock.

At the effective time of the merger, the articles of incorporation and bylaws of Phoenix Acquisition Sub in effect at the effective time of the merger will be the articles of incorporation and bylaws of the surviving corporation until amended in accordance with applicable law.

From and after the effective time of the merger, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of Phoenix Acquisition Sub at the effective time of the merger will be the directors of the surviving corporation and the officers of Ralcorp at the effective time of the merger will be the officers of the surviving corporation.

The Merger Consideration and the Conversion of Ralcorp Capital Stock

At the effective time of the merger, by virtue of the merger and without any action on the part of ConAgra Foods, Phoenix Acquisition Sub, Ralcorp or the holders of any shares of Ralcorp common stock or any shares of capital stock of ConAgra Foods or Phoenix Acquisition Sub, each share of Ralcorp common stock outstanding immediately prior to the effective time of the merger (together with any rights attached to each such share) will be converted into the right to receive $90.00 in cash, without interest, and will automatically be canceled and retired and will cease to exist and will thereafter represent only the right to receive $90.00 in cash, without interest, other than the following shares:

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shares of Ralcorp common stock held by Ralcorp or owned by ConAgra Foods immediately prior to the effective time of the merger (other than shares held for the account of clients, customers or other persons) together with any rights attached to each such share, which will be canceled and no payment will be made with respect thereto;

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shares of Ralcorp common stock held by any subsidiary of either Ralcorp or ConAgra Foods immediately prior to the effective time of the merger, which will be converted into such number of shares of stock of the surviving corporation such that each such subsidiary owns the same percentage in the surviving corporation immediately following the effective time of the merger as such subsidiary owned in Ralcorp immediately prior to the effective time of the merger; and

•	shares of Ralcorp common stock for which appraisal rights have been properly exercised in accordance with Missouri law (see “Appraisal Rights” beginning on page 69).

Each share of common stock of Phoenix Acquisition Sub outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock of the surviving corporation with the same rights, powers and privileges as the shares so converted and, except as provided above with respect to shares of Ralcorp common stock held by subsidiaries of Ralcorp and ConAgra Foods prior to the effective time of the merger, will constitute the only outstanding shares of capital stock of the surviving corporation.

Payment Procedures

Prior to the effective time of the merger, ConAgra Foods will appoint an agent reasonably satisfactory to Ralcorp for the purpose of exchanging shares of Ralcorp common stock for the per share merger consideration (which we refer to as the exchange agent). Substantially concurrently with the effective time of the merger, ConAgra Foods will deposit with the exchange agent the aggregate merger consideration to be paid to the former holders of shares of Ralcorp common stock.

Promptly after the effective time of the merger, ConAgra Foods will send or will cause the exchange agent to send you a letter of transmittal and instructions advising you how to surrender your stock certificates or transfer your uncertificated shares in exchange for the merger consideration.

The exchange agent will pay you your merger consideration after you have (1) surrendered your stock certificates, together with a properly completed letter of transmittal, or (2) submitted an “agent’s message” (or such other evidence, if any, of transfer as the exchange agent may reasonably request) in the case of a book-entry transfer of uncertificated shares. Until so surrendered or transferred, as the case may be, after the effective time of the merger each share of Ralcorp common stock will represent for all purposes only the right to receive the merger consideration.

Interest will not be paid or accrue in respect of any cash payments of merger consideration. Each of the exchange agent, Ralcorp, the surviving corporation and ConAgra Foods is entitled to deduct and withhold from the consideration otherwise payable to Ralcorp shareholders any amounts that it is required to deduct and withhold under applicable law.

If the exchange agent is to pay some or all of your merger consideration to a person other than you, you must (1) if your shares are certificated, have your stock certificates properly endorsed or otherwise in proper form for transfer, or if your shares are uncertificated, have your shares properly transferred, and (2) pay to the exchange agent any transfer, documentary, stamp or similar taxes payable by reason of the transfer or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

You should not forward your stock certificates to the exchange agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

If your stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact and, if required by the surviving corporation, the posting of a bond, in such reasonable amount as the surviving corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue, in exchange for such lost, stolen or destroyed certificate, the merger consideration to be paid in respect of the shares of Ralcorp common stock represented by such certificate.

Upon demand, the exchange agent will return to ConAgra Foods all funds in its possession six months after the effective time of the merger. After that time, if you have not received payment of the merger consideration, you may look only to ConAgra Foods for payment of the merger consideration, without interest, subject to applicable abandoned property, escheat and similar laws. Any amounts remaining unclaimed by holders of shares of Ralcorp common stock immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority will become, to the extent permitted by applicable law, the property of ConAgra Foods free and clear of any claims or interest of any person previously entitled thereto. Any portion of the merger consideration made available to the exchange agent to pay for shares of Ralcorp common stock for which appraisal rights have been perfected will be returned to ConAgra Foods, upon demand.

Treatment of Options, Restricted Stock and Other Equity Awards

Upon consummation of the merger, there will be an automatic vesting of outstanding Ralcorp stock options and stock appreciation rights, restricted shares of Ralcorp common stock and restricted stock units, and the conversion of each of those awards into the right to receive the merger consideration of $90.00 in cash, without interest, for each share subject to the award (in the case of options and stock appreciation rights, less the per-share exercise price for each share subject to the award), and the vesting and payment or delivery of any dividends and interest thereon accrued but unpaid as of the consummation of the merger with respect to restricted shares.

Representations and Warranties

The merger agreement contains representations and warranties by each of the parties to the merger agreement, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement and, in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of Ralcorp, ConAgra Foods or Phoenix Acquisition Sub, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Ralcorp’s public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Ralcorp publicly files with the SEC.

In the merger agreement, Ralcorp has made customary representations and warranties to ConAgra Foods with respect to, among other things:

•	the due incorporation, valid existence, good standing, corporate power and authority of Ralcorp;

•

its authority to enter into the merger agreement and to complete the merger (subject to receipt of the vote of the holders of at least two-thirds of the outstanding shares of Ralcorp common stock entitled to vote thereon), and that the merger agreement constitutes a valid and binding agreement of Ralcorp, enforceable against Ralcorp in accordance with its terms;

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the approval by the Ralcorp board of the merger agreement and the transactions contemplated thereby, the resolution by the Ralcorp board to recommend approval of the merger agreement by Ralcorp’s shareholders, the amendment to the rights agreement described under “The Merger — Amendment to Ralcorp’s Rights Agreement” and the inapplicability of anti-takeover provisions in Ralcorp’s articles of incorporation and under Missouri law;

•	the required consents and approvals of governmental authorities in connection with the merger agreement and the transactions contemplated by the merger agreement;

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the absence of conflicts with or breaches of Ralcorp’s articles of incorporation or bylaws, applicable laws or any agreements or other instruments to which Ralcorp or any of its subsidiaries are a party, and the absence of any creation or imposition of a lien on any of Ralcorp’s or its subsidiaries’ assets as a result of the execution, delivery and performance by Ralcorp of the merger agreement and the consummation of the transactions contemplated thereby;

•	its capitalization, including the number of shares of Ralcorp common stock issued and outstanding;

•	the due incorporation, valid existence, good standing (where applicable), organizational power and authority of Ralcorp’s subsidiaries;

•	its SEC filings since October 1, 2009, including financial statements contained therein;

•	internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	the compliance of this proxy statement with applicable requirements under the Exchange Act and the accuracy of the information contained in this proxy statement;

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the conduct by Ralcorp of its business in the ordinary course consistent with past practices in all material respects and the absence of a material adverse effect (as described below) on Ralcorp since September 30, 2011;

•	the absence of undisclosed liabilities;

•	compliance with laws and permits;

•	compliance with the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 and similar laws of any other applicable jurisdiction;

•	litigation and investigations;

•	matters with respect to Ralcorp’s owned and leased real property and its assets;

•	intellectual property matters;

•	tax matters;

•	employment and labor matters, and matters related to employee benefit plans and ERISA;

•	environmental matters;

•	matters with respect to Ralcorp’s material contracts;

•	the absence of undisclosed brokers’ or finders’ fees or commissions;

•	receipt by the Ralcorp board of fairness opinions from Ralcorp’s financial advisors;

•	the inapplicability of takeover provisions under Missouri law and Ralcorp’s articles of incorporation to the merger; and

•	an amendment to the rights agreement rendering the rights inapplicable to the merger, the merger agreement and the transactions contemplated by the merger agreement.

Many of the representations and warranties in the merger agreement made by Ralcorp are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on Ralcorp).

Under the merger agreement a material adverse effect on Ralcorp is defined as a material adverse effect on (1) the financial condition, business, assets or results of operations of Ralcorp and its subsidiaries, taken as a whole, but does not include any effect to the extent resulting from the following:

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changes in the financial or securities markets or general economic or political conditions, except to the extent that there is a disproportionate effect on Ralcorp and its subsidiaries, taken as a whole, relative to other companies primarily engaged in the private label food industry in the United States, which we refer to as a disproportionate effect on Ralcorp;

•

changes (including changes in applicable law or generally accepted accounting principles in the United States, which we refer to as GAAP) or conditions generally affecting the private food label industry or the businesses or segments thereof, except to the extent that there is a disproportionate effect on Ralcorp;

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any failure, in and of itself, by Ralcorp to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, or any change, in and of itself, in the market price or trading volume of Ralcorp’s securities (except that the underlying cause of any such failure or change may be taken into account);

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acts of war, sabotage or terrorism or other hostilities or any worsening of any of the foregoing currently threatened or underway, or natural disasters, in each case except to the extent that there is a disproportionate effect on Ralcorp; or

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the execution and delivery of the merger agreement or the announcement or pendency of the transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of Ralcorp or any of its subsidiaries with employees, labor unions, customers, suppliers or partners; or

(2) Ralcorp’s ability to consummate the transactions contemplated by the merger agreement.

In the merger agreement, ConAgra Foods made customary representations and warranties to Ralcorp with respect to, among other things:

•	the due organization, valid existence, good standing, corporate power and authority of ConAgra Foods and Phoenix Acquisition Sub;

•

the authority of each of ConAgra Foods and Phoenix Acquisition Sub to enter into the merger agreement and to complete the transactions contemplated by the merger agreement, and that the merger agreement constitutes a valid and binding agreement of each of ConAgra Foods and Phoenix Acquisition Sub;

•	the required consents and approvals of governmental authorities in connection with the merger agreement and the transactions contemplated by the merger agreement;

•

the absence of conflicts with or breaches of ConAgra Foods’ or Phoenix Acquisition Sub’s organizational documents, applicable laws or any agreements or other instruments to which ConAgra Foods or any of its subsidiaries are a party, and the absence of any creation or imposition of a lien on any of ConAgra Foods’ or its subsidiaries’ assets as a result of the execution, delivery and performance by ConAgra Foods and Phoenix Acquisition Sub of the merger agreement and the consummation of the transactions contemplated thereby;

•	the accuracy of the information supplied in writing by ConAgra Foods contained in this proxy statement;

•	the absence of undisclosed brokers’ or finders’ fees or commissions;

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the sufficiency of funds to enable ConAgra Foods to consummate the merger and the other transactions contemplated thereby, to refinance any indebtedness required to be refinanced in connection therewith and to pay any related fees and expenses; and

•

that ConAgra Foods, its subsidiaries and their respective controlled affiliates beneficially own no more than 1,000 shares of Ralcorp common stock in the aggregate and that none of ConAgra Foods, any of its subsidiaries or any of their respective controlled affiliates is, or has within the last five years been deemed to be, an “interested shareholder” of Ralcorp for purposes of Missouri law.

The representations and warranties contained in the merger agreement and in any certificate or other writing delivered pursuant to the merger agreement will not survive the effective time of the merger.

Covenants Regarding Conduct of Business by Ralcorp Pending the Merger

Except as expressly contemplated by the merger agreement, as disclosed in Ralcorp’s disclosure letter that accompanied the merger agreement, as required by applicable law or consented to in writing by ConAgra Foods (which consent may not be unreasonably withheld, conditioned or delayed), from the date of the merger agreement until the effective time of the merger, Ralcorp will, and will cause each of its subsidiaries to:

•	conduct its business in the ordinary course consistent with past practices in all material respects; and

•

use its reasonable best efforts to (1) preserve intact its present business organization, (2) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (3) keep available the services of its directors, officers and key employees and (4) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it.

In addition, except as expressly contemplated by the merger agreement or as disclosed in Ralcorp’s disclosure letter that accompanied the merger agreement, required by applicable law or consented to in writing by ConAgra Foods (which consent may not be unreasonably withheld, conditioned or delayed), from the date of the merger agreement until the effective time of the merger, with certain exceptions, Ralcorp will not, nor will it permit its subsidiaries to:

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amend (in the case of wholly owned subsidiaries, in any material respect) its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), except as may be required by the rules and regulations of the SEC or the NYSE;

•	split, combine or reclassify any shares of its capital stock;

•

declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly owned subsidiaries;

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redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of Ralcorp or its subsidiaries, except for acquisitions, or deemed acquisitions, of Ralcorp securities in connection with (1) the payment of the exercise price of Ralcorp stock options, (2) required tax withholding in connection with the exercise of Ralcorp option and stock appreciation right awards or the vesting or settlement of Ralcorp restricted stock and restricted stock unit awards, and (3) forfeitures of Ralcorp option and stock appreciation right awards and restricted stock and restricted stock unit awards;

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issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any securities of Ralcorp or its subsidiaries, other than the issuance of (1) shares of Ralcorp common stock upon the exercise of Ralcorp option or stock appreciation right awards or settlement of Ralcorp restricted stock or restricted stock unit awards, in each case that are outstanding on the date of the merger agreement, in accordance with the terms of those awards on the date of the merger agreement, and (2) any securities of a subsidiary of Ralcorp to Ralcorp or any other subsidiary of Ralcorp;

•	amend any term of any security of Ralcorp or any of its subsidiaries (in each case, whether by merger, consolidation or otherwise);

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incur any capital expenditures or any obligations or liabilities in respect thereof, except for those contemplated by Ralcorp’s capital expenditure budget and any unbudgeted capital expenditures not to exceed $5 million in the aggregate;

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acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than as permitted under the immediately preceding bullet and other than supplies and inventory in the ordinary course of business of Ralcorp and its subsidiaries in a manner that is consistent with past practice, if the aggregate amount of the consideration paid or transferred by Ralcorp and its subsidiaries in connection with all such transactions would exceed $5 million in the aggregate;

•

sell, license, sublicense, lease, allow to lapse, abandon or otherwise transfer or dispose of, or create or incur any lien on, any of Ralcorp’s or its subsidiaries’ assets, securities, properties, interests or businesses, other than (1) sales of inventory or obsolete or excess equipment in the ordinary course of business consistent with past practice, (2) sales of assets, securities or properties with a sale price that does not exceed $5 million in the aggregate, (3) subject to certain limitations, sales of accounts receivable pursuant to the Amended and Restated Receivables Sale Agreement, dated as of November 4, 2010, among Ralcorp, certain subsidiaries of Ralcorp party thereto and Ralcorp Receivables Corporation, as amended (which we refer to as the receivables facility), (4) liens securing indebtedness that is otherwise permitted, and (5) liens on the capital stock of material foreign subsidiaries pursuant to the Pledge Agreement, dated July 18, 2008, between Ralcorp and JPMorgan Chase Bank, N.A.;

•

subject to certain exceptions, make any loans, advances or capital contributions to, or investments in, any other entity, other than (1) in the ordinary course of business consistent with past practice, (2) any loans or advances solely between and among Ralcorp and/or any of its wholly owned subsidiaries, and (3) capital contributions to or investments in wholly owned subsidiaries;

•

create, incur, assume, or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction or otherwise) other than (1) up to $5 million of short-term indebtedness under lines of credit existing on the date of the merger agreement, including the receivables facility, (2) indebtedness solely between Ralcorp and a direct or indirect wholly owned subsidiary of Ralcorp or between direct or indirect wholly owned subsidiaries of Ralcorp, (3) guarantees by Ralcorp of any indebtedness of any wholly owned subsidiary that is otherwise permitted to be incurred, or (4) guarantees by any subsidiary of Ralcorp of any indebtedness of Ralcorp;

•

(1) except in the ordinary course of business consistent with past practices, enter into, amend or modify in any material respect or terminate any material contract, (2) enter into any material contract (or any extension thereof) with a term of three years or more, (3) enter into any co-packaging agreement (or extension thereof) with a term of one year or more, (4) enter into any material contract (or extension thereof) that limits the freedom of Ralcorp or any of its subsidiaries to compete in any line of business or with any person or entity or in any area or which would so limit the freedom of ConAgra Foods or any of its affiliates after the effective time of the merger, or (5) otherwise waive, release or assign any material rights, claims or benefits of Ralcorp or any of its subsidiaries under any material contract;

•

except as required by any Ralcorp benefit plan or applicable law, (1) grant or increase severance or termination pay (or amend any existing severance pay or termination arrangement) or enter into any employment, retention, change in control, deferred compensation, severance or other similar agreement (or amend any such existing agreement), (2) establish, adopt or amend any plan in which certain “key employees” participate or any other material plan, (3) increase compensation, bonus or other benefits payable to any such key employees or increase compensation, bonus or other benefits payable to any other current or former employee or other service provider, except in the ordinary course of business consistent with past practice and in amounts that, in the aggregate, would not result in a material liability to Ralcorp, (4) grant any equity or equity-based awards to, or exercise discretion to accelerate the vesting or payment of any such awards held by, any current or former employees or other service providers, (5) grant, or authorize the grant of, or pay, or authorize the payment of, any bonuses or bonus opportunities or set performance targets for any bonus opportunities, except for the payment of annual cash bonuses in respect of fiscal year 2012 to the extent paid in the ordinary course of business consistent with past practice and in accordance with the applicable plan documents and to the extent accrued for on Ralcorp’s audited financial statements, (6) take any action, or omit to take any action, that triggers any rights with respect to “good reason” as defined in the Company’s Severance Plan for Exempt Administrative Employees Eligible for the Company’s Management Bonus Program, (7) hire any key employee or any individual who, immediately prior to such hire, is not a Ralcorp employee and, immediately after such hire, is a plant manager, or hire any other employees other than to fill vacancies arising due to terminations of employment or in the ordinary course of business consistent with past practice or (8) terminate the employment of any key employee or plant manager other than for cause or terminate the employment of any other employees other than for cause or in the ordinary course of business consistent with past practice;

•	change Ralcorp’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

•

(1) make or change any tax election, (2) change any annual tax accounting period, (3) adopt or change any method of tax accounting, (4) file any amended tax return, (5) enter into any “closing agreement” within the meaning of Section 7121 of the Code, (6) settle or compromise any tax claim, audit or assessment for an amount that exceeds the amount accrued or reserved with respect thereto in the financial statements included in Ralcorp’s SEC filings since October 1, 2009, or (7) surrender any right to claim a material tax refund, offset or other reduction in tax liability, in each case, if such actions, individually or in the aggregate, would have an adverse effect that is material to Ralcorp and its subsidiaries;

•

settle or offer to settle (1) any litigation, investigation, arbitration, proceeding or other claim involving or against Ralcorp or any of its subsidiaries (other than any such proceeding or claim relating to taxes) (a) involving a payment of monetary damages in excess of $5 million in the aggregate, or (b) with respect to non-monetary terms and conditions, that impose or require actions that would reasonably be expected to have a material and adverse impact on Ralcorp and its subsidiaries, taken as a whole, or (2) any shareholder litigation or dispute against Ralcorp or any of its officers or directors; or

•	agree, resolve or commit to do any of the foregoing.

Ralcorp Shareholder Meeting

Ralcorp has agreed to hold a meeting of its shareholders for the purpose of voting upon approval of the merger agreement as soon as reasonably practicable after the date of the merger agreement. Subject to the limitations described below under “— No Solicitation; Ralcorp Board Recommendation,” the Ralcorp board is required (1) to recommend approval of the merger agreement by Ralcorp’s shareholders, (2) use its reasonable best efforts to obtain the affirmative vote of the holders of at least two-thirds of the outstanding shares of Ralcorp common stock entitled to vote at the special meeting, and (3) comply in all material respects with all legal requirements applicable to such meeting. If on a date for which the special meeting is scheduled, Ralcorp has not received proxies representing a sufficient number of shares of Ralcorp common stock, whether or not a quorum is present, Ralcorp has the right to make one or more successive postponements or adjournments of the special meeting, and if the public announcement of an adverse recommendation change or the delivery of notice of an adverse recommendation change is less than 10 business days prior to the special meeting, Ralcorp will be entitled to postpone the special meeting to a date up to the later to occur of (a) 10 business days after such event and (b) the date that Ralcorp determines in good faith it may convene the special meeting in accordance with applicable law.

No Solicitation; Ralcorp Board Recommendation

Ralcorp has agreed that, subject to the exception described below, neither it nor any of its subsidiaries may, nor may Ralcorp or its subsidiaries authorize or permit any of its or their representatives to, directly or indirectly:

•	solicit, initiate or knowingly take any action to facilitate or encourage the submission of any competing acquisition proposal;

•

enter into or participate in any discussions or negotiations with, furnish any information relating to Ralcorp or any of its subsidiaries or afford access to the business, properties, assets, books or records of Ralcorp or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, a competing acquisition proposal;

•	make an adverse recommendation change;

•	grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Ralcorp or any of its subsidiaries or under the rights agreement;

•	take any action to exempt from Section 351.407 or Section 351.459 of Missouri law any transaction other than the merger; or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a competing acquisition proposal.

Ralcorp has agreed to, and to cause its subsidiaries and its and their representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party and its representatives conducted prior to the date of the merger agreement with respect to any competing acquisition proposal. Ralcorp is required to promptly request that each third party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date of the merger agreement in connection with its consideration of any competing acquisition proposal return or destroy all confidential information furnished prior to the date of the merger agreement to such person by or on behalf of Ralcorp or any of its subsidiaries (and all analyses and other materials prepared by or on behalf of such person that contain, reflect or analyze that information).

However, at any time prior to the approval of the merger agreement by Ralcorp’s shareholders, subject to certain limitations, (1) Ralcorp, directly or indirectly through advisors, agents or other intermediaries, may:

•	in response to a bona fide, written competing acquisition proposal, make inquiries to understand and clarify such competing acquisition proposal;

•

engage in negotiations or discussions with any third party and its representatives that has made a bona fide, written competing acquisition proposal that the Ralcorp board in good faith believes is or is reasonably likely to lead to a superior proposal; and

•

furnish to such third party or its representatives and financing sources non-public information relating to Ralcorp or any of its subsidiaries pursuant to a confidentiality agreement (a copy of which must be provided for informational purposes only to ConAgra Foods) with such third party with terms no less favorable to Ralcorp as to the use of such information than those contained in the ConAgra Foods confidentiality agreement (however, such confidentiality agreement need not contain a standstill, non-solicitation of employees or similar provision); however, (a) all such information (to the extent that such information has not been previously provided or made available to ConAgra Foods) must be provided or made available to ConAgra Foods, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party and (b) if Ralcorp enters into any such confidentiality agreement that contains a standstill, non-solicitation of employees or similar provision that is less favorable to Ralcorp than the terms of the ConAgra Foods confidentiality agreement, then, if the merger agreement is terminated, Ralcorp must promptly notify ConAgra Foods thereof and the ConAgra Foods confidentiality agreement must be automatically amended to contain such less favorable terms; and

(2) the Ralcorp board may make an adverse recommendation change (a) following receipt of a superior proposal or (b) in response to material events or changes in circumstances after the date of the merger agreement that were not known to Ralcorp as of or prior to the date of the merger agreement, in each case referred to in the foregoing clauses (1) and (2) only if the Ralcorp board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. Notwithstanding any adverse recommendation change, until the termination of the merger agreement in accordance with its terms (i) in no event may Ralcorp (A) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a competing acquisition proposal, (B) make or facilitate any SEC or other regulatory filings required in connection with implementation of the transactions contemplated by any competing acquisition proposal, or (C) seek any third-party consents in connection with the transactions contemplated by any competing acquisition proposal, and (ii) Ralcorp will otherwise remain subject to all of its obligations under the merger agreement.

Ralcorp is required to notify ConAgra Foods promptly (but in no event later than 24 hours) if it (or any of its representatives) receives a competing acquisition proposal or any bona fide indication that a third party intends to make a competing acquisition proposal, or any request for information relating to Ralcorp or any of its subsidiaries or for access to the business, properties, assets, books or records of Ralcorp or any of its subsidiaries by any third party that has made or has indicated that it intends to make a competing acquisition proposal. Ralcorp may provide such notice orally and in writing and must identify the third party making, and the material terms and conditions of, any such competing acquisition proposal, indication or request. Ralcorp must keep ConAgra Foods informed, on a reasonably current basis, of the status of, and any material changes to, any such competing acquisition proposal, indication or request, and must promptly (but in no event later than 24 hours after receipt) provide to ConAgra Foods copies of all correspondence and written materials sent or provided to Ralcorp or any of its subsidiaries that describes any material terms or conditions of any competing acquisition proposal. Any material amendment to any competing acquisition proposal will be deemed to be a new competing acquisition proposal for purposes of Ralcorp’s compliance with these notification requirements.

The Ralcorp board may not make an adverse recommendation change (or terminate the merger agreement in order to enter into a definitive, written agreement concerning a superior proposal) unless (1) Ralcorp promptly provides written notice to ConAgra Foods, in writing at least three business days before taking that action, of its intention to do so, attaching (a) in the case of an adverse recommendation change following receipt of a superior proposal, the most current version of the proposed agreement under which such superior proposal is proposed to be consummated and the identity of the third party making the competing acquisition proposal or (b) in the case of any adverse recommendation change in response to material events or changes in circumstances after the date of the merger agreement that were not known to Ralcorp as of or prior to the date of the merger agreement, a reasonably detailed description of the reasons for making such adverse recommendation change, and (2) ConAgra Foods does not make, within three business days after its receipt of that written notification, an offer that (a) in the case of any adverse recommendation change following receipt of a superior proposal, is at least as favorable to Ralcorp’s shareholders as such superior proposal (it being understood and agreed by the parties that any amendment to the financial terms or other material amendment of such superior proposal will require a new written notification from Ralcorp and a new three business day match period), or (b) in the case of any adverse recommendation change in response to material events or changes in circumstances after the date of the merger agreement that were not known to Ralcorp as of or prior to the date of the merger agreement, a reasonably detailed description of the reasons for making such adverse recommendation change, obviates the need for such adverse recommendation change. Ralcorp has agreed that, during any applicable three business day match period, Ralcorp will negotiate in good faith with ConAgra Foods regarding any revisions to the terms of the merger agreement proposed by ConAgra Foods.

A “competing acquisition proposal” means any other than the transactions contemplated by the merger agreement, any third party offer, proposal or inquiry relating to, or any third party indication of interest in, (1) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Ralcorp and its subsidiaries or 20% or more of any class of equity or voting securities of Ralcorp or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Ralcorp and its subsidiaries, (2) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Ralcorp or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Ralcorp and its subsidiaries, or (3) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Ralcorp or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Ralcorp and its subsidiaries.

A “superior proposal” means a bona fide, unsolicited written competing acquisition proposal for at least a majority of the outstanding shares of Ralcorp common stock or all or substantially all of the consolidated assets of Ralcorp and its subsidiaries on terms that the Ralcorp board determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the competing acquisition proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable to Ralcorp’s shareholders than the ConAgra Foods merger (taking into account any proposal by ConAgra Foods to amend the terms of the merger agreement, as described above), which the Ralcorp board determines is reasonably capable of being consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or determined by the Ralcorp board to be reasonably likely to be available.

The merger agreement does not prevent the Ralcorp board from complying with Rule 14e-2 under the Exchange Act with regard to a competing acquisition proposal; however, any action taken or statement made to so comply that relates to a competing acquisition proposal will be deemed to be an adverse recommendation change unless the Ralcorp board reaffirms its recommendation to shareholders in favor of the merger agreement (or expressly states that it is not withdrawing such recommendation) in such statement or in connection with such action.

Employee Benefits and Service Credit

For a period of one year immediately following the effective time of the merger (or such shorter period of employment, as the case may be), ConAgra Foods must provide each Ralcorp employee with base salary or wages that are no less than, and other compensation and benefits (excluding equity or equity-based compensation) that are substantially equivalent to, the base salary or wages, and other compensation and benefits (excluding equity or equity-based compensation), as applicable, as in effect with respect to such employee immediately prior to the effective time of the merger. Following the effective time of the merger, ConAgra Foods will, subject to applicable law, give each Ralcorp employee full credit for prior service with Ralcorp for all purposes, except for participation in and benefit accrual under any defined benefit retirement plans or postretirement plans (other than Ralcorp plans in effect as of immediately prior to the effective time of the merger) providing medical, dental or life benefits, under any ConAgra Foods plan, program or arrangement for which the employee is otherwise eligible and in which the employee is offered participation (except if giving such credit would result in a duplication of benefits). ConAgra Foods must use its best efforts to waive, for each Ralcorp employee, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under comparable Ralcorp plans prior to the effective time of the merger and recognize deductible and out-of-pocket expenses paid by Ralcorp employees in the calendar year in which the effective time of the merger occurs for purposes of annual deductible and out-of-pocket limits under ConAgra medical and dental plans.

Consents and Approvals

Each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate, as soon as reasonably practicable, the transactions contemplated by the merger agreement. In particular, each party has agreed to:

•

prepare and file as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

•

obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement.

For purposes of these obligations, the reasonable best efforts of either party will not be deemed to include (1) entering into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority in connection with the transactions contemplated by the merger agreement, or (2) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the surviving corporation’s subsidiaries or any of their respective affiliates’ businesses, assets or properties, in the case of each of clauses (1) and (2), if such actions would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Ralcorp (and for this purpose, any action to be taken by ConAgra Foods or its affiliates will be taken into account as though such action was required to be taken by the surviving corporation). In addition, neither party will be required to commit to or effect any action that is not conditioned upon consummation of the merger.

In furtherance of the foregoing, each of ConAgra Foods and Ralcorp (1) is required to (a) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and to notify the Commissioner of Competition appointed under the Competition Act (Canada) or his designee and supply the prescribed information in accordance with Section 114 of the Competition Act (Canada), in each case with respect to the transactions contemplated by the merger agreement as promptly as practicable and in any event within 10 business days of the date of the merger agreement, and to make such other filings as may be required or desirable pursuant to the Competition Act (Canada) and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or the Competition Act (Canada), and (b) use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and to obtain Competition Act (Canada) approval as soon as practicable, and (2) may not extend any waiting period under the HSR Act or the Competition Act (Canada) relating to the merger, except with the prior written consent of the other party (which may not be unreasonably withheld, conditioned or delayed).

ConAgra Foods and Ralcorp have additionally agreed to:

•

cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or inquiry, including any proceeding initiated by a private party;

•

consult with each other in advance of any meeting or conference with any governmental authority and, to the extent permitted by the governmental authority, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and

•

permit the other party and/or its counsel to review in advance any submission, filing or communication (and the documents submitted therewith) intended to be given by it to any governmental authority; however, materials may be redacted to remove references concerning the valuation of the businesses of Ralcorp and commercially sensitive information with respect to the businesses of ConAgra Foods and its subsidiaries.

Other Covenants and Agreements

ConAgra Foods and Ralcorp have made certain other covenants to and agreements with each other regarding various other matters including:

•	ConAgra Foods’ access to Ralcorp’s information and ConAgra Foods’ agreement to keep the information provided to it confidential;

•

participation by ConAgra Foods in the defense or settlement of any shareholder litigation against Ralcorp and/or its directors or executive officers relating to the transactions contemplated by the merger agreement;

•	cooperation by Ralcorp in connection with ConAgra Foods obtaining debt financing for the transactions contemplated by the merger agreement;

•	cooperation by the parties in the preparation and filing of this proxy statement;

•	issuance of any press release or other public statement, press conference or conference call with investors or analysts with respect to the merger agreement or the transactions contemplated thereby;

•

each of the parties notifying the other of communications from a third party alleging that such third party’s consent is required in connection with the transactions contemplated by the merger agreement;

•	each of the parties notifying the other of communications from governmental authorities in connection with the transactions contemplated by the merger agreement;

•

each of the parties notifying the other of any actions, suits, claims, investigations or proceedings commenced or threatened relating to the consummation of the transactions contemplated by the merger agreement;

•

each of the parties notifying the other of any inaccuracy of any representation or warranty, or any failure to comply with a covenant, condition or agreement, that could reasonably be expected to cause a closing condition not to be satisfied by the end date;

•

indemnification of Ralcorp officers, directors, employees, fiduciaries or agents for certain acts occurring at or prior to the effective time of the merger (see “The Merger — Interests of Ralcorp’s Directors and Executive Officers in the Merger — Insurance and Indemnification of Ralcorp Directors and Officers”);

•	state takeover laws;

•	employee benefits matters; and

•	Rule 16b-3 promulgated under the Exchange Act.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following conditions:

•	approval of the merger agreement by an affirmative vote of the holders of at least two-thirds of the outstanding shares of Ralcorp common stock entitled to vote thereon;

•	no applicable law or other legal restraint prohibiting the consummation of the merger; and

•	any applicable waiting period under the HSR Act relating to the merger must have expired or been terminated.

Conditions to ConAgra Foods’ and Phoenix Acquisition Sub’s Obligations. ConAgra Foods’ and Phoenix Acquisition Sub’s obligations to consummate the merger are subject to the satisfaction of further conditions, including:

•	Ralcorp’s performance in all material respects of all obligations required to be performed by it at or prior to the effective time of the merger;

•

Ralcorp’s representations and warranties being true and correct, subject to various materiality and other qualifiers, as of the effective time of the merger (or in the case of representations and warranties that are made as of another specified time, as of such time);

•	the receipt by ConAgra Foods of an officer’s certificate by Ralcorp certifying to the effect that the foregoing two conditions have been satisfied;

•

there not having been instituted or pending any action or proceeding by any governmental authority (1) challenging or seeking to make illegal or otherwise to restrain or prohibit the consummation of the merger, seeking to obtain material damages or otherwise relating to the transactions contemplated by the merger agreement, (2) seeking to restrain or prohibit the ownership or operation by ConAgra Foods, Ralcorp or any of their respective affiliates of all or any portion of the businesses or assets of any of ConAgra Foods, Ralcorp or any of their respective affiliates, or (3) seeking to compel ConAgra Foods, Ralcorp or any of their respective affiliates to take any action that would not be required to be taken pursuant to the merger agreement, and no applicable law having been enacted, enforced, promulgated or issued that has, or is reasonably likely to have, any of the effects described in clauses (1)-(3);

•

no governmental authority having imposed a condition to the consummation of the merger that includes the taking of any action that is not required to be taken pursuant to the terms of the merger agreement;

•

either (1) the relevant waiting period under Section 123 of the Competition Act (Canada) must have expired or otherwise been terminated, or the obligation to give the requisite notice and supply information must have been waived pursuant to paragraph 113(c) of the Competition Act (Canada), and the Commissioner of Competition appointed under the Competition Act (Canada) must have issued a “no action letter” under Section 123 of the Competition Act (Canada) reasonably satisfactory to ConAgra Foods indicating that the Commissioner does not, at that time, intend to make an application for an order under Section 92 of the Competition Act (Canada) in respect of the merger, or (2) the Commissioner of Competition must have issued an advance ruling certificate pursuant to Section 102 of the Competition Act (Canada) in respect of the merger (which we collectively refer to as the Competition Act (Canada) approval); and

•

the receipt by ConAgra Foods of an officer’s certificate by Ralcorp confirming that, as of the effective time of the merger, the tax representation letter delivered by Ralcorp in connection with execution of the merger agreement is true and correct in all respects.

Conditions to Ralcorp’s Obligations. Ralcorp’s obligation to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•	each of ConAgra Foods’ and Phoenix Acquisition Sub’s performance in all material respects of all obligations required to be performed by it at or prior to the effective time of the merger;

•

ConAgra Foods’ and Phoenix Acquisition Sub’s representations and warranties being true and correct, subject to various materiality and other qualifiers, as of the effective time of the merger (or in the case of representations and warranties that are made as of another specified time, as of such time);

•	the receipt by Ralcorp of an officer’s certificate by ConAgra Foods certifying to the effect that the foregoing two conditions have been satisfied; and

•

either the Commissioner of Competition appointed under the Competition Act (Canada) must have issued an advance ruling certificate pursuant to Section 102 of the Competition Act (Canada) in respect of the merger or the applicable waiting period under the Competition Act (Canada) relating to the merger must have expired or been terminated.

Termination of the Merger Agreement

Ralcorp and ConAgra Foods may terminate the merger agreement by mutual written consent at any time before the effective time of the merger. In addition, with certain exceptions, either Ralcorp or ConAgra Foods may terminate the merger agreement at any time before the effective time of the merger if:

•

the merger has not been consummated on or before the end date, and the failure of the merger to be consummated by the end date did not result from a breach of any provision of the merger agreement by the party seeking to terminate;

•

there is any applicable law or other legal restraint that (1) makes consummation of the merger illegal or otherwise prohibited or (2) enjoins Ralcorp or ConAgra Foods from consummating the merger and such injunction has become final and nonappealable;

•

at the special meeting (including any adjournment or postponement thereof), the affirmative vote of the holders of at least two-thirds of the outstanding shares of Ralcorp common stock in favor of approval of the merger agreement is not obtained; or

•

the other party has breached any representation or warranty or failed to perform any covenant or agreement set forth in the merger agreement that would cause a condition of the terminating party’s obligation to consummate the merger not to be satisfied and to be incapable of being satisfied by the end date.

Ralcorp may also terminate the merger agreement prior to the special meeting if the Ralcorp board makes an adverse recommendation change in order to enter into a definitive, written agreement concerning a superior proposal, as long as Ralcorp pays the termination fee (as described under “— Termination Fee”).

If the Ralcorp board makes an adverse recommendation change, ConAgra Foods may terminate the merger agreement prior to the special meeting within 15 days after such change in recommendation. ConAgra Foods may also terminate the merger agreement if Ralcorp has intentionally and materially breached the provisions described under “— Ralcorp Shareholder Meeting” and under the first paragraph of “— No Solicitation; Ralcorp Board Recommendation.”

Effect of Termination

If the merger agreement is terminated in accordance with its terms, the merger agreement will become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party except that information provided by Ralcorp to ConAgra Foods in accordance with the terms of the merger agreement will remain subject to the terms of the ConAgra Foods confidentiality agreement, and the provisions related to payment of the termination fee and certain other provisions will survive termination. Termination of the merger agreement also will not relieve any party from any liability for willful and intentional breach of any covenant or agreement set forth in the merger agreement (which in the case of any of the foregoing will not be limited to reimbursement of expenses or out-of-pocket costs, and in the case of Ralcorp may include the benefit of the bargain lost by Ralcorp’s shareholders, which would be deemed to be damages of Ralcorp). However, if the termination fee becomes due and payable, the payment by Ralcorp of the termination fee will relieve Ralcorp from all further liability and obligations under the merger agreement. Any failure of Ralcorp, on the one hand, or ConAgra Foods and Phoenix Acquisition Sub, on the other hand, to close the merger following the satisfaction or waiver of such party’s conditions to closing will be considered a willful and intentional breach by such party of such party’s covenants under the merger agreement.

Termination Fee

Ralcorp has agreed to pay ConAgra Foods a termination fee of $180 million if:

•

(1) ConAgra Foods terminates the merger agreement because the Ralcorp board has made an adverse recommendation change or (2) Ralcorp terminates the merger agreement because the Ralcorp board has made an adverse recommendation change in order to enter into a definitive, written agreement concerning a superior proposal;

•

(1) ConAgra Foods or Ralcorp terminates the merger agreement on the grounds that (a) the merger has not been consummated by the end date or (b) the approval of Ralcorp’s shareholders was not obtained at the special meeting, (2) a bona fide competing acquisition proposal has been publicly announced or otherwise communicated to the Ralcorp board or the Ralcorp shareholders (prior to such termination, in the case of a termination described in clause (1)(a), or prior to the special meeting, in the case of a termination described in clause (1)(b)) and not withdrawn, and (3) within 12 months following the date of such termination, Ralcorp enters into a definitive agreement with respect to a competing acquisition proposal, recommends that its shareholders tender into any tender offer made in connection with a competing acquisition proposal, or consummates a transaction concerning a competing acquisition proposal (provided that for purposes of clause (3) of this termination fee trigger, each reference to “20%” in the definition of competing acquisition proposal will be deemed to be a reference to “50%”); or

•

ConAgra terminates the merger agreement because Ralcorp has intentionally and materially breached the provisions described under “— Ralcorp Shareholder Meeting” or under the first paragraph of “— No Solicitation; Ralcorp Board Recommendation,” and within 12 months following the date of such termination Ralcorp enters into a definitive agreement with respect to a competing acquisition proposal, recommends that its shareholders tender into any tender offer made in connection with a competing acquisition proposal, or consummates a competing acquisition proposal (provided that for purposes of this termination fee trigger, each reference to “20%” in the definition of competing acquisition proposal will be deemed to be a reference to “50%”).

Amendment of the Merger Agreement

The merger agreement may be amended or compliance therewith may be waived prior to the effective time of the merger if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; however, after the approval by Ralcorp’s shareholders of the merger agreement has been obtained, there may not be any amendment or waiver that would require the further approval of Ralcorp’s shareholders under Missouri law without such approval having first been obtained.

APPRAISAL RIGHTS

If the merger is consummated, shareholders of Ralcorp who have not approved the merger will have the right under Missouri law to demand payment of the fair value of their shares instead of merger consideration. These appraisal rights apply to shareholders who own stock of Ralcorp as of the record date, object to the merger in writing, do not vote for the merger and properly demand payment of the fair value of their shares after the merger in accordance with and subject to the procedures set forth in Section 351.455 of Missouri law. The preservation and exercise of dissenters’ rights requires strict adherence to the applicable provisions of Missouri law. This summary of the rights of dissenting shareholders under Missouri law is not a complete statement of the procedures to be followed by dissenting shareholders and is qualified in its entirety by reference to Section 351.455 of Missouri law, which is attached hereto as Annex D. Shareholders who intend to exercise their dissenters’ rights are urged to carefully review the provisions set forth in Section 351.455 of Missouri law and to consult with legal counsel in order to comply with the required procedures.

You will be deemed a dissenting shareholder and entitled to appraisal rights if you:

•	own Ralcorp common stock as of the record date for special meeting;

•	file with Ralcorp before or at the special meeting a written objection to the merger agreement;

•	do not vote in favor of the merger agreement; and

•

make a written demand on the surviving corporation within 20 days after the effective time of the merger for payment of the fair value of your shares as of the day before the date on which the vote was taken approving the merger agreement, which demand must specify your name and mailing address, the number and class of shares you own and that you are demanding appraisal of your shares.

If you properly exercise appraisal rights, Ralcorp will pay you the fair value of your shares of Ralcorp common stock. If you (1) fail to file a written objection with Ralcorp prior to or at the special meeting, (2) fail to make demand within the 20-day period, or (3) own Ralcorp common stock as of the record date and vote in favor of the merger agreement, you will be conclusively presumed to have consented to the merger agreement and will be bound by the terms thereof and will not be deemed to be a dissenting shareholder.

If, within 30 days after the effective time of the merger, you reach an agreement with the surviving corporation as to the value of your shares, the surviving corporation will pay you such amount within 90 days after the effective time of the merger upon surrender of the certificates, if any, representing shares of Ralcorp common stock held by you. Upon payment of the agreed value, you will cease to have any interest in such shares or in Ralcorp.

If you and the surviving corporation do not reach such an agreement within such 30-day period, then you may file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving corporation is situated within 60 days after the end of the above-referenced 30-day period asking for a finding and determination of the fair value of such shares as of the day prior to the date of the vote approving the merger agreement, plus interest to the date of the judgment. The judgment will be payable only upon and simultaneously with the surrender to the surviving corporation of your certificated shares, if any. Upon the payment of the judgment, you will cease to have any interest in the surrendered shares or in the surviving corporation. If you fail to satisfy any of the above conditions within the time periods set out in Section 351.455 of Missouri law, you will be conclusively presumed to have consented to the merger agreement and you will be bound by its terms. A proxy or vote against the merger agreement will not by itself constitute a demand. If you do not make a demand within 20 days of the effective time of the merger, you will be conclusively presumed to have consented to the merger agreement.

We do not intend to object, assuming the proper procedures are followed, to any shareholder’s demand for payment of the fair value of his, her or its shares. We intend, however, to argue in any discussions or negotiations with dissenting shareholders or in any court proceeding that, for such purposes, the fair value of each share is less than or equal to the per share merger consideration.

You should be aware that opinions of investment banking firms (including Ralcorp’s financial advisors) as to the fairness from a financial point of view are not necessarily opinions as to “fair value” under Missouri law.

If you elect to exercise appraisal rights, you should mail or deliver your written objection and subsequent demand to: Ralcorp Holdings, Inc., 800 Market Street, St. Louis, Missouri 63101, Attention: Corporate Secretary, with a copy to ConAgra Foods, Inc., One ConAgra Drive, Omaha, Nebraska 68102, Attention: Corporate Secretary.

If you fail to comply fully with the statutory procedure set forth in Section 351.455 of Missouri law, you will forfeit your rights of appraisal and will be entitled to receive the $90.00 per share merger consideration for your shares. Consequently, any shareholder wishing to exercise appraisal rights should contact legal counsel before attempting to exercise these rights.

To be effective, a demand for appraisal by a shareholder of Ralcorp common stock must be made by, or in the name of, the record shareholder. The demand cannot be made by the beneficial (“street name”) holder if he, she or it does not also hold the shares of Ralcorp common stock of record. The “street name” holder must, in such cases, have the registered owner, such as the brokerage firm, bank, trust or other nominee, submit the required demand in respect of those shares of Ralcorp common stock. If you hold your shares of Ralcorp common stock in a brokerage account or by another nominee, such as a bank or trust, and you wish to exercise appraisal rights, you should consult with your brokerage firm, bank, trust or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

Under Missouri law, appraisal rights are your exclusive remedy as to the merger, except in the case of fraud or lack of authorization for the merger.

CURRENT MARKET PRICE OF RALCORP COMMON STOCK

Our common stock is traded on the NYSE under the symbol “RAH.” As of December 27, 2012, there were approximately 7,837 registered shareholders of our common stock. Below is a summary of the NYSE high and low sales prices of shares of Ralcorp common stock on the NYSE, as reported in published financial sources. Ralcorp did not declare any cash dividends on shares of Ralcorp common stock during the fiscal years ended September 30, 2011 and September 30, 2012. The closing sale price of Ralcorp common stock on the NYSE on November 26, 2012, the last full trading day prior to the announcement of the merger, was $70.23. On December 27, 2012, the closing price for Ralcorp common stock on the NYSE was $89.38 per share. You are encouraged to obtain current market quotations for Ralcorp common stock in connection with voting your shares.

Period	High	Low
2011
1st Quarter	$65.61	$58.05
2nd Quarter	68.52	59.23
3rd Quarter	91.35	67.28
4th Quarter	89.43	68.84

2012
1st Quarter	$86.97	$74.18
2nd Quarter*	89.86	68.96
3rd Quarter	74.54	61.85
4th Quarter	73.50	59.28

2013
1st Quarter (through December 27, 2012)	$89.50	$69.62

*	On February 3, 2012, Ralcorp completed the separation of the Post brand cereals business. The February 3, 2012 closing price of Ralcorp common stock on the NYSE was $89.34. On February 6, 2012, the opening price of Ralcorp common stock on the NYSE was $75.31.

Ralcorp does not currently pay a regular cash dividend on its common stock and has agreed in the merger agreement that it will not pay any dividend prior to completion of the merger without ConAgra Foods’ consent.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is consummated prior to our 2013 annual meeting of shareholders, we will not have public shareholders, and there will be no public participation in any future meetings of shareholders. However, if the merger is not consummated prior to our 2013 annual meeting of shareholders, the following deadlines apply to the submission of shareholder proposals to be considered at our 2013 annual meeting of shareholders.

Under our bylaws, shareholders who desire to nominate a director or present any other business at an annual meeting of shareholders must follow certain procedures. Generally, to be considered at the 2013 annual meeting of shareholders, a shareholder nomination or proposal not to be included in the proxy statement and notice of meeting must be received by the corporate secretary between November 17, 2012 and December 17, 2012 (unless the date of the annual meeting is more than 30 days before or more than 60 days after February 15, 2013, in which case a shareholder nomination or proposal must be received between the 90th day prior to the date of the 2013 annual meeting and the close of business on the later of the 60th day prior to the date of the 2013 annual meeting or the tenth day following the day on which public announcement of the date of the 2013 annual meeting is first made). However, if the shareholder desires that the proposal be included in our proxy statement and notice of meeting for the 2013 annual meeting of shareholders, then it must have been received by our corporate secretary no later than September 18, 2012 and must also have complied in all respects with the rules and regulations of the SEC and Missouri law. A copy of our bylaws will be furnished to any shareholder without charge upon written request to our corporate secretary.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table shows the amount of our common stock beneficially owned by each director, each named executive officer, all directors and executive officers as a group and each person or group owning more than 5% of our outstanding shares as of December 6, 2012. Except as noted, all such persons possess sole voting and dispositive powers with respect to the shares listed. An asterisk in the column listing the percentage of shares outstanding indicates that the person owns less than 1% of the common stock outstanding.

Name of Beneficial Owner	Shares (2)	Exercisable Options (3)	Percent of Class	Other Stock- Based Items (4)
B.O. Akande(1)	—	14,844	*	1,788
B.G. Armstrong(1)	6,345	16,620	*	20,194
J.E. Baum(1)	—	14,844	*	4,074
B.H. Beracha(1)	2,000	13,000	*	1,611
D.W. Kemper(1)	16,696	28,630	*	9,204
K.A. Meister(1)	—	10,000	*	414	(5)
P.J. Moore(1)	1,000	13,000	*	1,775
J.P. Mulcahy(1)	5,000	32,503	*	11,315
D.R. Wenzel(1)	2,000	25,503	*	11,157
K.J. Hunt(1)	63,713	395,490	*	102,015
S. Monette(1)	37,560	146,818	*	15,000
C.G. Huber, Jr.(1)	40,522	131,496	*	15,000
R.R. Koulouris(1)	45,144	139,146	*	16,980
D.P. Skarie(1)	46,028	—	*	—
T.G. Granneman(1)	3,375	162,589	*	—
R.D. Wilkinson(1)	1,621	—	*	—
All directors and executive officers as a group (18 people)	283,214	1,149,418	2.3%	255,332
Corvex Management LP(5)	2,914,996	—	5.3%	—

(1)	The business address of each of the directors and officers is Ralcorp Holdings, Inc., 800 Market Street, St. Louis, Missouri 63101.
(2)	Includes:

•	shares of our common stock owned directly or held on behalf of the individual named and subject to future vesting requirements; and

•	shares of our common stock allocated to participant accounts under our savings investment plan and executive savings investment plan.

(3)	Includes options and stock appreciation rights that were exercisable on December 6, 2012 and options and stock appreciation rights that become exercisable within 60 days of December 6, 2012.

(4)	Includes:

•

restricted stock units and restricted units (cash settled) subject to future vesting requirements (some of which are not beneficially owned as they will not be vested and settled for shares within 60 days of December 6, 2012); and

•	indirect interests in shares of our common stock held under deferred compensation plans.

(5)

As reported on Amendment No. 2 to Schedule 13D filed with the SEC on October 3, 2012, Corvex Management LP holds 2,914,996 shares of our common stock for the account of certain private investment funds for which Corvex Management LP acts as the advisor, including Corvex Master Fund, LP, a Cayman Islands limited partnership, the general partner of which is controlled by Mr. Meister. Mr. Meister is managing partner of Corvex Management LP. The general partner of Corvex Management LP is controlled by Mr. Meister. Mr. Meister disclaims beneficial ownership of these securities except to the extent of his pecuniary interest in the securities. The business address of Corvex Management LP is 712 Fifth Avenue, 23rd Floor, New York, New York 10019.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the Investor Relations page of our corporate website at www.ralcorp.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations):

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2012 (filed on November 29, 2012).

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Ralcorp Holdings, Inc., 800 Market Street, St. Louis, Missouri 63101, Attention: Corporate Secretary, telephone (314) 877-7046, on the Investor Relations page of our corporate website at www.ralcorp.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 28, 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

November 26, 2012

among

RALCORP HOLDINGS, INC.,

CONAGRA FOODS, INC.

and

PHOENIX ACQUISITION SUB INC.

PAGE

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions	A-1
Section 1.02. Other Definitional and Interpretative Provisions	A-6

ARTICLE 2

THE MERGER

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Articles of Incorporation	A-10
Section 3.02. Bylaws	A-10
Section 3.03. Directors and Officers	A-10

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

i

Section 4.20. Finders’ Fees	A-21
Section 4.21. Opinion of Financial Advisor	A-21
Section 4.22. Antitakeover Statutes	A-21

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

ARTICLE 6

COVENANTS OF THE COMPANY

ARTICLE 7

COVENANTS OF PARENT

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

ARTICLE 9

CONDITIONS TO THE MERGER

ii

ARTICLE 10

TERMINATION

Section 10.01. Termination	A-35
Section 10.02. Effect of Termination	A-36

ARTICLE 11

MISCELLANEOUS

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 26, 2012, among RALCORP HOLDINGS, INC., a Missouri corporation (the “Company”), CONAGRA FOODS, INC., a Delaware corporation (“Parent”), and PHOENIX ACQUISITION SUB INC., a Missouri corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Subsidiary have approved the execution of this Agreement and the transactions contemplated hereby and declared it advisable that the respective shareholders of the Company and Merger Subsidiary approve this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.  Definitions.  (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Anti–Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and similar laws of any other applicable jurisdiction.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any written agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing any current or former Service Provider.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of September 30, 2011 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means September 30, 2011.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Material Adverse Effect” means a material adverse effect on (i) the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect to the extent resulting from (A) changes in the financial or securities markets or general economic or political conditions to the extent not having a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies primarily engaged in the private label food industry in the United States, (B) changes (including changes in Applicable Law or GAAP) or conditions generally affecting the private food label industry or the businesses or segments thereof to the extent not having a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies primarily engaged in the private label food industry in the United States, (C) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, or any change, in and of itself, in the market price or trading volume of the Company’s securities (it being understood that the underlying cause of any such failure or change may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur), (D) acts of war, sabotage or terrorism or other hostilities or any worsening of any of the foregoing currently threatened or underway, or natural disasters, in each case to the extent not having a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies primarily engaged in the private label food industry in the United States or (E) the execution and delivery of this Agreement or the announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement.

“Company Rights” means the rights to purchase Series E Junior Participating Cumulative Preferred Stock issued pursuant to the Company Rights Agreement.

“Company Rights Agreement” means the Shareholder Protection Rights Agreement dated May 4, 2011 by and between the Company and Computershare Trust Company, N.A., as Rights Agent.

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company Tax Representation Letter” means the representation letter delivered by the Company to Davis Polk & Wardwell LLP on or prior to the date hereof.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2011, as amended.

“Competition Act” means the Competition Act (Canada), as amended.

“Continuing Employee” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and who is employed by Parent or one of its Subsidiaries immediately following the Effective Time.

“Employee Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) each employment, severance or similar contract, plan, arrangement or written policy and (iii) each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or welfare benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case whether or not written, (x) that is sponsored, maintained, administered or contributed to by the Company, its Subsidiaries or any of its or their Affiliates for the current or future benefit of any current or former Service Provider or (y) with respect to which the Company or any of its Subsidiaries has any direct or indirect liability, excluding any multiemployer plan (as defined in Section 3(37) of ERISA).

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority relating to human health and safety, the indoor or outdoor environment or to pollutants, contaminants, wastes, chemicals or other toxic or otherwise hazardous substances.

“Environmental Permits” means all licenses, authorizations, permits, franchises, consents, approvals, variances, exemptions and orders relating to Environmental Laws and relating to the business of the Company or any of its Subsidiaries, as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414(b), (c) or (m) of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements causing the substance to display any of the foregoing characteristics, including any substance, waste or material regulated, or for which liability may be imposed, under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any and all of the following, whether or not registered, and all rights therein, arising in any jurisdiction throughout the world: (i) trademarks, service marks, trade dress, logos, domain names, Internet account names (including social networking and media names), rights of publicity, trade names, corporate names and all other source identifiers, and all goodwill associated with any of the foregoing; (ii) inventions and improvements thereto, whether or not patentable, invention disclosures, statutory invention registrations, design rights, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof); (iii) copyrights, including all derivative works, moral rights, renewals, extensions, reversions and restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression; (iv) computer software (including source code, object code, firmware, operating systems and specifications); (v) Trade Secrets; (vi) any other type of intellectual property or intellectual property right; (vii) registrations and applications for registration of any of the foregoing; and (xiii) rights to sue or recover and retain damages, costs and attorneys’ fees for past, present or future infringement, misappropriation or other violation of any of the foregoing.

“International Plan” means any Employee Plan that is not a US Plan.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned by or licensed or leased to the Company or any of its Subsidiaries.

“Key Employee” means each corporate officer or person with a title of vice president or above of the Company.

“knowledge” of any Person that is not an individual means the actual knowledge of the individuals set forth in Section 1.01 of the Company Disclosure Schedule, in the case of the Company or any of its Affiliates, or of the individuals set forth in Section 1.01 of the Parent Disclosure Schedule, in the case of Parent or any of its Affiliates.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a Third Party and licensed, sublicensed or otherwise made available to the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Missouri Law” means the General and Business Corporation Law of Missouri.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“NYSE” means the New York Stock Exchange, Inc.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plant Manager” means each plant manager employed by the Company or one of its Subsidiaries.

“Private Letter Ruling” means the private letter ruling received by the Company from the IRS, dated January 19, 2012, regarding the federal income tax consequences of the distribution by the Company of the stock of Post Holdings, Inc. and certain related transactions.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Service Provider” means any director, officer, employee or independent contractor (who is an individual) of the Company or any of its Subsidiaries.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets and other information, including data, know-how, unpatented inventions, processes, formulae, source code, models and methodologies, that is not generally known or publicly available, and all rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“US Plan” means any Employee Plan that covers any current or former Service Providers who are located primarily within the United States.

(b)      Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03
Agreement	Preamble
Certificates	2.03
Closing	2.01
Commissioner	9.02
Company	Preamble
Company Cash RSU	2.05
Company Cash SAR	2.05
Company Option Awards	2.05
Company Board Recommendation	4.02
Company Filings	4.07
Company Permits	4.12
Company Restricted Share	2.05
Company Restricted Stock Award	2.05
Company SEC Documents	Article 4
Company Securities	4.05
Company Shareholder Approval	4.02
Company Shareholder Meeting	6.02
Company Stock Option	2.05
Company Stock RSU	2.05
Company Stock SAR	2.05
Company Subsidiary Securities	4.06
Competition Act Approval	9.02
Confidentiality Agreement	6.03
D&O Insurance	7.02
Debt Commitment Letter	11.10
Effective Time	2.01

Term	Section
e-mail	11.01
End Date	10.01
Exchange Agent	2.03
Exchange Fund	2.03
Financing Sources	11.10
Indemnified Person	7.02
Lease	4.14
Material Contract	4.19
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
Parent	Preamble
Proxy Statement	4.09
Receivables Facility	6.01
Representatives	6.03
Specified Contracts	4.19
Superior Proposal	6.03
Surviving Corporation	2.01
Tax	4.16
Taxing Authority	4.16
Tax Return	4.16
Termination Fee	11.04
Title IV Plan	4.17
Uncertificated Shares	2.03
WARN	4.17

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

THE MERGER

Section 2.01.  The Merger.  (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Missouri Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)       Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than four Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions (provided, however, that if such conditions that by their nature are to be satisfied at the Closing shall not have been satisfied or, to the extent permitted, waived on such fourth Business Day, then the Closing shall take place on the fourth Business Day after which all such conditions shall have been satisfied or, to the extent permitted, waived) or at such other place, at such other time or on such other date as Parent and the Company may mutually agree. Notwithstanding the foregoing, in no event shall Parent or Merger Subsidiary be obligated to consummate the Closing prior to January 15, 2013.

(c)      At the Closing, the Company and Merger Subsidiary shall file summary articles of merger with the Secretary of State of the State of Missouri and make all other filings or recordings required by Missouri Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as summary articles of merger are duly filed with the Secretary of State of the State of Missouri (or at such later time as may be agreed by Parent and the Company, as permitted by Missouri Law, and specified in the summary articles of merger).

(d)      The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of Missouri Law. Without limiting the generality of the foregoing and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises and be subject to all of the obligations and liabilities of the Company and Merger Subsidiary, all as provided under Missouri Law.

Section 2.02.  Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any shares of Company Stock or any shares of capital stock of Parent or Merger Subsidiary:

(a)      Except as otherwise provided in Section 2.02(b), Section 2.02(c), Section 2.04, or Section 2.05, each share of Company Stock outstanding immediately prior to the Effective Time (together with any Company Rights attached to each such share) shall be converted into the right to receive $90.00 in cash, without interest (such per share amount, the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b)      Each share of Company Stock held by the Company or owned by Parent immediately prior to the Effective Time (other than shares held for the account of clients, customers or other Persons) together with any Company Rights attached to each such share shall be canceled, and no payment shall be made with respect thereto.

(c)      Each share of Company Stock held by any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage in the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d)      Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, except as provided in Section 2.02(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03.  Surrender and Payment.  (a) Prior to the Effective Time, Parent shall appoint an agent reasonably satisfactory to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) subject to Section 2.05, uncertificated shares of Company Stock (the “Uncertificated Shares”). Substantially concurrently with the Effective Time, Parent shall deposit with the Exchange Agent the Merger Consideration, for the benefit of the holders of, and to be paid in respect of, the Certificates and the Uncertificated Shares (any funds deposited with the Exchange Agent, the “Exchange Fund”). Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)      Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c)      If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer, documentary, stamp or similar taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)      After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)      Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for shares of Company Stock for which appraisal rights have been perfected shall be returned to Parent, upon demand.

(f)      The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $50 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable pursuant to this Agreement. Any interest and other income resulting from such investments shall be paid to Parent. In the event the Exchange Fund shall be insufficient to make the payments contemplated by this Agreement, Parent shall, or shall cause Merger Subsidiary to, promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

Section 2.04.  Dissenting Shares.  Notwithstanding Section 2.02 or any other provision of this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand, and who properly demands payment of the fair value of such shares of Company Stock pursuant to, and who complies in all respects with, Section 351.455 of the Missouri Law shall not be converted into the right to receive the Merger Consideration, unless and until such holder fails to perfect or effectively withdraws or loses the right to appraisal under Missouri Law. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses the right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of any shares of Company Stock under Section 351.455 of Missouri Law, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05.  Employee Equity.  (a) At or immediately prior to the Effective Time, each option to purchase shares of Company Stock (each, a “Company Stock Option”) and each stock appreciation right which represents the right to receive a payment in cash (each, a “Company Cash SAR”) or shares of Company Stock (each, a “Company Stock SAR” and together with the Company Stock Options and the Company Cash SARs, the “Company Option Awards”) outstanding under any equity compensation plan or arrangement of the Company, whether or not vested or exercisable, shall, automatically and without any action on behalf of the holder thereof, be canceled, and the Company shall pay each holder of any such Company Option Award for each such Company Option Award an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Option Award by (ii) the number of shares of the Company Stock underlying such award (assuming full vesting of such Company Option Award) had such holder exercised such Company Option Award in full immediately prior to the Effective Time.

(b)      At or immediately prior to the Effective Time, (i) each award of restricted Company Stock (each, a “Company Restricted Share”) and each restricted or deferred stock unit, whether settled in cash (each, a “Company Cash RSU”) or in stock (each, a “Company Stock RSU” and together with the Company Restricted Shares and the Company Cash RSUs, the “Company Restricted Stock Awards”) outstanding under any compensation plan or arrangement of the Company, whether or not vested, automatically and without any action on behalf of the holder or beneficiary thereof, shall be canceled, and the Company shall pay the holder of any such Company Restricted Stock Award at or promptly after the Effective Time an amount in cash equal to the product of the Merger Consideration and the number of shares of the Company Stock represented by such Company Restricted Stock Award and (ii) all dividends and interest, if any, accrued but unpaid as of the Effective Time with respect to Company Restricted Shares outstanding under any compensation plan or arrangement of the Company, automatically and without any action on behalf of the holder or beneficiaries thereof, shall vest and be paid or distributed, as applicable, to the holder of the associated Company Restricted Shares; provided, however, that with respect to Company Cash RSUs, Company Stock RSUs and accrued but unpaid dividends (and interest thereon), if any, that constitute “deferred compensation” within the meaning of Section 409A of the Code, such payment shall occur on the date that it would otherwise occur under the applicable equity or deferred compensation plan, arrangement or award agreement absent the application of this Section 2.05(b) to the extent necessary to avoid the imposition of any penalty or other taxes under Section 409A of the Code.

(c)      At or prior to the Effective Time, the Company, the Board of Directors of the Company or the compensation committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.05.

Section 2.06.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Company Option Awards or settlement of Company Cash RSUs or Company Stock RSUs, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.07.  Withholding Rights.  Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Company, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law. To the extent that amounts so deducted and withheld are paid over to the relevant Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.08.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01.  Articles of Incorporation.  The articles of incorporation of Merger Subsidiary in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02.  Bylaws.  The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except (x) as disclosed in (i) the Company 10-K, (ii) the Company’s quarterly report on Form 10-Q for the quarterly period ended December 31, 2011, March 31, 2012 or June 30, 2012, (iii) each of the Company’s current reports on Form 8-K filed with or furnished to the SEC since the date of the filing of the Company’s quarterly report for the quarterly period ended June 30, 2012 and prior to the date hereof or (iv) the Company’s proxy statement relating to its 2012 annual meeting of shareholders (the documents referred to in the foregoing clauses (i) through (iv), collectively, the “Company SEC Documents”) or (y) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Missouri and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

Section 4.02.  Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Stock entitled to vote thereon is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Shareholder Approval”). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)      At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, (iii) unanimously resolved, subject to Section 6.03(b), to recommend approval of this Agreement by the shareholders of the Company (such recommendation, the “Company Board Recommendation”), (iv) unanimously approved an amendment to the Company Rights Agreement to render the Company Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby (a copy of which amendment was provided to Parent by the Company prior to the date of this Agreement) and (v) unanimously adopted a resolution for the purpose of causing Sections 351.407 and 351.459 of the Missouri Law and Article Nine of the Company’s Restated Articles of Incorporation not to apply or to have been satisfied with respect to (A) Parent or Merger Subsidiary with respect to the transactions contemplated by this Agreement and (B) the Merger or any other transaction contemplated by this Agreement.

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company or any of its Subsidiaries with, any Governmental Authority, other than (i) the filing of summary articles of merger with respect to the Merger with the Secretary of State of the State of Missouri and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of the

Competition Act, (iii) compliance with any applicable requirements of the 1934 Act and the rules and regulations of the NYSE and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04.  Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any Company Permit or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii)through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05.  Capitalization.  (a) The authorized capital stock of the Company consists of (x) 300,000,000 shares of common stock, par value $0.01 per share, and (y) 10,000,000 shares of preferred stock, par value $0.01 per share. As of November 16, 2012, (i) 54,909,106 shares of Company Stock were issued and outstanding (excluding Company Restricted Shares, which shares are included in clause (iv)), (ii) 262,641 shares of Company Stock were subject to outstanding Company Stock Options at a weighted-average exercise price of $26.33 per share (of which Company Stock Options to purchase 262,641 shares of Company Stock were exercisable), (iii) 2,909,877 shares of Company Stock were subject to outstanding Company Stock SARs at a weighted-average exercise price of $52.19 per share (of which 1,696,014 Company Stock SARs were exercisable) and 81,961 shares of Company Stock were subject to outstanding Company Cash SARs at a weighted average exercise price of $66.49 per share (none of which are exercisable), (iv) 140,000 Company Restricted Shares were issued and outstanding and (v) 175,000 Company Stock RSUs were issued and outstanding and 74,699 Company Cash RSUs were issued and outstanding. Since November 16, 2012, to the date hereof, no shares of Company Stock have been issued other than pursuant to Company Option Awards or Company Restricted Stock Awards outstanding on November 16, 2012, in accordance with their terms. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b)      There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in this Section 4.05 and except for the Company Rights, there are no issued, reserved-for-issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or other ownership interests or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights issued by the Company or any Subsidiary of the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(c)      None of the Company Securities are owned by any Subsidiary of the Company.

Section 4.06.  Subsidiaries.  (a) Each Subsidiary of the Company is duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing or to have such corporate power or licenses, authorizations, permits, consents and approvals as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.06(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of the Subsidiaries of the Company and their respective jurisdictions of organization.

(b)      All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), except for restrictions imposed by applicable securities laws. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person that has a book value of over $5 million in the aggregate.

Section 4.07.  SEC Filings and the Sarbanes-Oxley Act.  (a) The Company and its Subsidiaries have filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished since October 1, 2009 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company Filings”).

(b)      As of its filing date (and as of the date of any amendment), each Company Filing complied, and each Company Filing filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)      As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company Filing filed pursuant to the 1934 Act did not, and each Company Filing filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)      Each Company Filing that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)      The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)      Since October 1, 2009, the Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

Section 4.08.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company Filings fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end audit adjustments in the case of any unaudited interim financial statements).

Section 4.09.  Disclosure Documents.  The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Proxy Statement”) will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and any amendments or supplements thereto are first mailed to the shareholders of the Company and at the time of the Company Shareholder Approval, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10.  Absence of Certain Changes.  (a) Since the Company Balance Sheet Date, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices in all material respects and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)      From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of paragraph (f), (g) or (h) of Section 6.01.

Section 4.11.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices in all material respects since the Company Balance Sheet Date or arising or incurred in connection with or contemplated by this Agreement; and (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12.  Compliance with Applicable Law.  (a) The Company and each of its Subsidiaries is and since October 1, 2009 has been in compliance with, and to the knowledge of the Company is not under investigation with respect to or been threatened in writing to be charged with or given written notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This section does not relate to Tax matters, employee benefits matters, environmental matters or intellectual property rights matters that are the subjects of Sections 4.16, 4.17, 4.18 and 4.15, respectively.

(b)      Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries as currently conducted (the “Company Permits”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms of the Company Permits, and since October 1, 2009, there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination or cancellation of, with or without notice or lapse of time or both, any Company Permit. There is no event which has occurred that, to the knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Company Permit which revocation, cancellation, non-renewal or adverse modification would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Merger, in and of itself, will not cause the revocation or cancellation of any such Company Permit.

(c)      Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any Subsidiary of the Company, or, to the Company’s knowledge, any Representative of the Company or any of its Subsidiaries, has, in the course of its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of any Anti-Bribery Law; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. Since October 1, 2009, neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company or any of its Subsidiaries, or any of their respective Representatives, is, or may be, in material violation of, or has, or may have, any material liability under, any Anti-Bribery Laws.

Section 4.13.  Litigation.  There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened in writing against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14.  Properties.  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice.

(b)      Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and (iii) neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Lease.

Section 4.15.  Intellectual Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries are the sole and exclusive owners of the Owned Intellectual Property and hold all right, title and interest in and to the Owned Intellectual Property and Licensed Intellectual Property free and clear of any Liens; (ii) the Owned Intellectual Property and Licensed Intellectual Property together constitute all Intellectual Property used or held for use in, or necessary for, the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted; (iii) neither the Company, its Subsidiaries nor the conduct of its or their respective businesses has, since October 1, 2009, infringed, misappropriated or otherwise violated the Intellectual Property of any Person; (iv) to the knowledge of the Company, in the past three years, no Person has challenged, infringed, misappropriated or otherwise violated any Owned Intellectual Property or Licensed Intellectual Property; (v) there is no, and has not since October 1, 2009 been any, pending or, to the knowledge of the Company, threatened in writing claim, action, suit, order or proceeding in which (x) the validity, enforceability or scope of, or the Company’s or any of its Subsidiaries’ rights in, any Owned Intellectual Property or, to the knowledge of the Company, Licensed Intellectual Property have been challenged, or (y) it has been alleged that the Company, its Subsidiaries or the conduct of its or their respective businesses infringed, misappropriated or otherwise violated the Intellectual Property of any Person; (vi) the Company and its Subsidiaries have maintained the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries, and no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements; (vii) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct its and their respective businesses as currently conducted and to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets; and (viii) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 4.16.  Taxes.  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)      (A) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (taking into account extensions) in accordance with all Applicable Law, (B) all such Tax Returns are true, correct and complete, and (C) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all Taxes due and payable (whether or not shown on any Tax Return), including all Taxes required to be withheld from payments to any employee, independent contractor, creditor, shareholder, vendor or other Person, except in each case of clauses (A) through (C), with respect to matters (x) contested in good faith and for which no reserves are required to be established under GAAP or (y) for which adequate reserves have been established, in accordance with GAAP.

(ii)      As of the date hereof, there is no claim, audit, action, suit, proceeding or investigation pending or, to the Company’s knowledge, threatened against the Company or its Subsidiaries in respect of any Tax.

(iii)      Except for the distribution by the Company of the common stock of Post Holdings, Inc., during the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(iv)      Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(v)      Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification or similar agreement or arrangement (other than (A) such an agreement or arrangement between or among the Company and/or any of its Subsidiaries or (B) a commercial agreement or arrangement not primarily related to Taxes).

(vi)      Neither the Company nor any of its Subsidiaries has any liability for any Tax of any Person (other than the Company or any of its Subsidiaries) as a transferee or successor or as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group of which the Company or any of its Subsidiaries is or was the common parent).

(vii)      As of the date hereof, neither the Company nor any of its Subsidiaries has executed (or had executed on its behalf) any outstanding extension or waiver of the statute of limitations with respect to any Taxes or Tax Returns.

(viii)      There are no liens for Taxes upon any assets of the Company or any of its Subsidiaries other than statutory liens for Taxes not yet due or payable.

(ix)      During the three-year period ending on the date hereof, neither the Company nor any of its Subsidiaries has received a written claim from a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns asserting that the Company or any of its Subsidiaries is required to file income or franchise Tax Returns with such jurisdiction.

(b)      The Company and its Subsidiaries consummated the transactions described in the Private Letter Ruling under the caption “Proposed Transaction” in all material respects in the manner described therein. Prior to the date hereof, the Company disposed of all the stock and securities of Post Holdings, Inc. and all the cash proceeds of the Controlled Credit Facility (as defined in the Private Letter Ruling) received from Post Holdings, Inc., in each case, in the manner described in the Private Letter Ruling. Neither the Company nor any of its Subsidiaries is aware of the existence of any fact or circumstance that would permit the IRS to revoke or modify the Private Letter Ruling.

(c)      “Tax” means (i) any tax, governmental fee, escheat payment or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), including any interest, penalty, addition to tax or additional amount imposed with respect thereto by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 4.17.  Employees and Employee Benefit Plans.  (a) Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material US Plan. Copies of each such Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all material amendments thereto and material written interpretations thereof have been furnished to Parent together with the most recent (as applicable) (i) annual report on Form 5500, (ii) summary plan description and (iii) financial statements and actuarial reports.

(b)      With respect to each Employee Plan which is subject to Title IV of ERISA or Section 412 of the Code (each, a “Title IV Plan”), except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no liability to the PBGC (other than liability for premiums) has been incurred and all premiums required to be paid to the PBGC have been timely paid, (ii) the Company (or the relevant Subsidiary) has satisfied the minimum funding standard under ERISA and the Code, (iii) the assets of each Title IV Plan, as determined in the most recent annual valuation, equaled or exceeded the accumulated benefit obligations of such Title IV Plan and (iv) as of the date hereof, the Company has not received written or, to the knowledge of the Company, oral notice from the PBGC that an event or condition exists which would constitute grounds for termination of such Title IV Plan by the PBGC.

(c)      Section 4.17(c) of the Company Disclosure Schedule contains a correct and complete list identifying each “multiemployer plan” (as defined in Section 3(37) of ERISA) to which the Company, its Subsidiaries and their respective ERISA Affiliates (including any predecessor of any of the foregoing) contribute or, during the prior six years, have been required to contribute. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA), (i) the Company, its Subsidiaries and their respective ERISA Affiliates (including any predecessor of any of the foregoing) do not have or reasonably expect to have any liability (including “withdrawal liability” within the meaning of Title IV of ERISA), and (ii) none of the Company and its Subsidiaries, nor any of their respective ERISA Affiliates (including any predecessor of any of the foregoing), has received any notification, nor has any reason to believe, that any such plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

(d)      Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and to the Company’s knowledge, there are no facts or circumstances that would reasonably be expected to cause any such determination letter to be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements of Applicable Law, including ERISA and the Code, which are applicable to such Employee Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under ERISA or the Code, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)      The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former Service Provider to severance pay or similar payment, enhance any benefits or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan or otherwise. There is no contract, plan or arrangement (written or otherwise) covering any current or former Service Provider that, individually or collectively, would entitle any current or former Service Provider to any tax gross-up or similar payment from the Company or any of its Subsidiaries or that could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(f)      Section 4.17(f) of the Company Disclosure Schedule contains a correct and complete list identifying each US Plan under which the Company or any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for any current or former Service Provider, except as required to avoid excise tax under Section 4980B of the Code.

(g)      Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no action, suit, investigation, audit or proceeding (other than routine claims for benefits) pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority and (ii) the Company and its Subsidiaries have been in compliance with, and to the knowledge of the Company are not under investigation with respect to and have not been threatened in writing to be charged with or given written notice of any violation of, Applicable Laws with respect to employee benefits matters, labor relations, employment and employment practices, including those related to occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, human rights, pay equity and workers’ compensation.

(h)      Except as would not reasonably expect to have, individually or in the aggregate, a Company Material Adverse Effect, each International Plan (i) has been maintained in compliance with its terms and Applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(i)      As of the date hereof, no Key Employee or Plant Manager has delivered formal notice to the Company or any of its Subsidiaries stating that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Effective Time.

(j)      Neither the Company nor any of its Subsidiaries (i) is party to any Collective Bargaining Agreement covering U.S. Service Providers or, to the knowledge of the Company, covering any other Service Providers, or (ii) is currently negotiating any Collective Bargaining Agreement covering U.S. Service Providers or, to the knowledge of the Company, covering any other Service Providers. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2010 there have not been any (A) labor strikes, slowdowns or stoppages current, pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, (B) representation claims or petitions pending before any Governmental Authority or any organizing efforts or challenges concerning representation with respect to any current or former Service Providers or (C) material grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any Collective Bargaining Agreement. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(k)      During the 90-day period prior to the date hereof, neither the Company nor any of its Subsidiaries has effectuated or announced or plans to effectuate or announce (i) a “plant closing,” as defined in the Workers Adjustment and Retraining Notification Act (“WARN”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) a “mass layoff” (as defined in WARN) or (iii) any other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar Applicable Law.

Section 4.18.  Environmental Matters.  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) there is no action, suit, investigation or proceeding arising under Environmental Laws pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employer of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties; (ii) the Company and its Subsidiaries are and since October 1, 2009 have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise relating to any Environmental Law or any Hazardous Substance.

(b)      The consummation of the transactions contemplated hereby require no filings to be made or actions to be taken pursuant to the New Jersey Industrial Site Recovery Act (N.J.S.A. Section 13:1K-6 et seq.) or the “Connecticut Property Transfer Law” (Sections 22a-134 through 22-134e of the Connecticut General Statutes).

(c)      This Section 4.18 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters, including any matters arising under Environmental Law.

Section 4.19.  Material Contracts.  (a) Except as disclosed in Section 4.19 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to or bound by any of the following contracts:

(i)      any employment contracts and agreements (including non-competition agreements and confidentiality agreements) applicable to any employees of the Company or any of its Subsidiaries;

(ii)      any contract pursuant to which the Company or any of its Subsidiaries has granted to any third party, or has been granted by any third party, any license, sublicense or other right to, or covenant not to be sued under, any material Intellectual Property (excluding non-exclusive licenses for off-the-shelf software that are commercially available on non-discriminatory pricing terms);

(iii)      any agreement governing indebtedness for borrowed money or providing for the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(iv)      any partnership, joint venture or other similar agreement;

(v)      any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise), other than any such agreement that was entered into before October 1, 2009 and provides for no ongoing material liabilities or obligations of the Company or any of its Subsidiaries;

(vi)      any lease or sublease for real or personal property involving annual expense in excess of $1,000,000;

(vii)      any agreement with any director or officer of the Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer;

(viii)      any agreement that limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent or any of its Affiliates after the Effective Time; and

(ix)      any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

(b)      The Company has made available to Parent a true and complete copy of each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to paragraph (a)(viii) of this Section 4.19. Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each agreement, contract, plan, lease, agreement or commitment required to be disclosed pursuant to paragraph (a) of this Section 4.19 (each, a “Material Contract”) and each agreement (other than purchase orders) with the Company’s top ten customers and top ten suppliers, measured by revenue and expense, respectively, for the twelve-month period prior to the date hereof (“Specified Contracts”) is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract or Specified Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract or Specified Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract or Specified Contract.

Section 4.20.  Finders’ Fees.  Except for Barclays Capital Inc. and Goldman, Sachs & Co., copies of whose engagement agreements have been provided to Parent prior to the date hereof, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.21.  Opinion of Financial Advisor.  The Company has received the opinions of Barclays Capital Inc. and Goldman, Sachs & Co., financial advisors to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s shareholders from a financial point of view.

Section 4.22.  Antitakeover Statutes.  (a) Assuming the accuracy of Section 5.08, the Company has taken all action necessary to render Sections 351.407 and 351.459 of Missouri Law inapplicable to the Merger, the execution and delivery of this Agreement and the transactions contemplated hereby, and, accordingly, none of the restrictions in such Sections or any other antitakeover or similar statute or regulation applies to any such transactions. No other “control share acquisition”, “fair price”, “moratorium”, “business combination” or other antitakeover laws enacted under U.S. state or federal laws apply to the Merger, this Agreement or any of the transactions contemplated hereby.

(b)      The Company has taken all action necessary to render Article Nine of the Company’s Restated Articles of Incorporation inapplicable to the Merger, this Agreement and the transactions contemplated hereby.

(c)      The Company has taken all action necessary to render the Company Rights issued pursuant to the terms of the Company Rights Agreement inapplicable to the Merger, this Agreement, and the transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01.  Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02.  Corporate Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or Merger Subsidiary with, any Governmental Authority, other than (i) the filing of summary articles of merger with respect to the Merger with the Secretary of State of the State of Missouri and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of the Competition Act, (iii) compliance with any applicable requirements of the 1934 Act and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04.  Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.  Disclosure Documents.  The information supplied in writing by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendments or supplements thereto is first mailed to the shareholders of the Company and at the time of the Company Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 5.06.  Finders’ Fees.  Except for Centerview Partners LLC and Bank of America Merrill Lynch, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.07.  Financing.  Parent has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger and the other transactions contemplated hereby, to refinance any indebtedness required to be refinanced in connection therewith and to pay any related fees and expenses.

Section 5.08.  Ownership of Company Stock.  Parent, its Subsidiaries and their respective controlled Affiliates beneficially own no more than 1,000 shares of Company Stock in the aggregate. None of Parent, any of its Subsidiaries or any of their respective controlled Affiliates is, or has within the last five years been deemed to be, an “interested shareholder” of the Company for purposes of Section 351.459 of the Missouri Law.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01.  Conduct of the Company.  Except as expressly contemplated by this Agreement or set forth in Section 6.01 of the Company Disclosure Schedule, as required by Applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practices in all material respects and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or set forth in Section 6.01 of the Company Disclosure Schedule, as required by Applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)      amend (in the case of wholly-owned Subsidiaries, in any material respect) its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), except as may be required by the rules and regulations of the SEC or the NYSE;

(b)      (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for acquisitions, or deemed acquisitions, of Company Securities in connection with (A) the payment of the exercise price of Company Stock Options, (B) required tax withholding in connection with the exercise of Company Option Awards or the vesting or settlement of Company Restricted Stock Awards and (C) forfeitures of Company Option Awards and Company Restricted Stock Awards;

(c)      (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise of Company Option Awards or settlement of Company Restricted Stock Awards, in each case that are outstanding on the date of this Agreement, in accordance with the terms of those Company Option Awards and Company Restricted Stock Awards on the date of this Agreement and (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)      incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget set forth on Section 6.01(d) of the Company Disclosure Schedule and (ii) any unbudgeted capital expenditures not to exceed $5 million in the aggregate;

(e)      acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than as permitted under paragraph (d) and other than supplies and inventory in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice, if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $5 million in the aggregate;

(f)      sell, license, sublicense, lease, allow to lapse, abandon or otherwise transfer or dispose of, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) sales of inventory or obsolete or excess equipment in the ordinary course of business consistent with past practice, (ii) sales of assets, securities or properties with a sale price that does not exceed $5 million in the aggregate, (iii) subject to the limitation in Section 6.01(h)(i) below, sales of accounts receivable pursuant to the Amended and Restated Receivables Sale Agreement, dated as of November 4, 2010, among the Company, certain Subsidiaries of the Company party thereto and Ralcorp Receivables Corporation, as amended (the “Receivables Facility”), (iv) Liens securing indebtedness permitted under Section 6.01(h), and (v) Liens on the capital stock of material foreign subsidiaries pursuant to the Pledge Agreement, dated July 18, 2008, between the Company and JPMorgan Chase Bank, N.A.;

(g)      other than in connection with actions permitted by Section 6.01(d) or Section 6.01(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) in the ordinary course of business consistent with past practice, (ii) any loans or advances solely between and among the Company and/or any of its wholly-owned Subsidiaries, and (iii) capital contributions to or investments in wholly-owned Subsidiaries;

(h)      create, incur, assume, or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) other than (i) up to $5 million of short-term indebtedness under lines of credit existing on the date of this Agreement, including the Receivables Facility, (ii) indebtedness solely between the Company and a direct or indirect wholly-owned Subsidiary of the Company or between direct or indirect wholly-owned Subsidiaries of the Company, (iii) guarantees by the Company of any indebtedness of any wholly-owned Subsidiary that is otherwise permitted to be incurred under this Section 6.01(h) or (iv) guarantees by any Subsidiary of the Company of any indebtedness of the Company;

(i)      (i) except in the ordinary course of business consistent with past practices, enter into, amend or modify in any material respect or terminate any Material Contract, (ii) without limitation of the foregoing clause (i) or any other provision of this Section 6.01, (A) enter into any Material Contract (or any extension thereof) with a term of three years or more, (B) enter into any co-packaging agreement (or extension thereof) with a term of one year or more or (C) enter into any Material Contract (or extension thereof) of the type described in Section 4.19(a)(viii), or (iii) otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any Material Contract;

(j)      except as required by any Employee Plan or Applicable Law (including changes necessary to avoid the imposition of penalty taxes under Section 409A of the Code), (i) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or enter into any employment, retention, change in control, deferred compensation, severance or other similar agreement (or amend any such existing agreement), (ii) establish, adopt or amend (A) any Employee Plan in which only Key Employees participate or (B) any other material Employee Plan, (iii) (A) increase compensation, bonus or other benefits payable to any Key Employee or (B) increase compensation, bonus or other benefits payable to any other current or former Service Provider, except in the ordinary course of business consistent with past practice and in amounts that, in the aggregate, would not result in a material liability to the Company or any of its Subsidiaries, (iv) grant any equity or equity-based awards to, or exercise discretion to accelerate the vesting or payment of any such awards held by, any current or former Service Provider, (v) grant, or authorize the grant of, or pay, or authorize the payment of, any bonuses or bonus opportunities or set performance targets for any bonus opportunities, except with respect to the payment of annual cash bonuses in respect of fiscal year 2012 to the extent paid in the ordinary course of business consistent with past practice and in accordance with the applicable plan documents and to the extent accrued for on the Company’s audited financial statements, (vi) take any action, or omit to take any action, that triggers any rights with respect to “Good Reason” as defined in the Company’s Severance Plan for Exempt Administrative Employees Eligible for the Company’s Management Bonus Program, (vii) hire (A) any Key Employee or any individual who, immediately prior to such hire, is not an employee of the

Company or any of its Subsidiaries and, immediately after such hire, is a Plant Manager or (B) any other employees other than to fill vacancies arising due to terminations of employment or in the ordinary course of business consistent with past practice or (viii) terminate the employment of (A) any Key Employee or Plant Manager other than for cause or (B) any other employees other than for cause or in the ordinary course of business consistent with past practice;

(k)      change the Company’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(l)      (i) make or change any Tax election, (ii) change any annual tax accounting period, (iii) adopt or change any method of tax accounting, (iv) file any amended Tax Return, (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code, (vi) settle or compromise any Tax claim, audit or assessment for an amount that exceeds the amount accrued or reserved with respect thereto in the financial statements included in the Company Filings or (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability; in each case of clauses (i) through (vii), if such actions, individually or in the aggregate, would have an adverse effect that is material to the Company and its Subsidiaries;

(m)      settle or offer to settle (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries (other than any such proceeding or claim relating to Taxes, which shall be governed by Section 6.01(l)) (x) involving a payment of monetary damages in excess of $5 million in the aggregate, or (y) with respect to non-monetary terms and conditions, that impose or require actions that would reasonably be expected to have a material and adverse impact on the Company and its Subsidiaries, taken as a whole, or (ii) any shareholder litigation or dispute against the Company or any of its officers or directors; or

(n)      agree, resolve or commit to do any of the foregoing.

Section 6.02.  Company Shareholder Meeting.  (a) The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval of this Agreement. Subject to Section 6.03, the Board of Directors of the Company shall (i) recommend approval of this Agreement by the Company’s shareholders, (ii) use its reasonable best efforts to obtain the Company Shareholder Approval, and (iii) comply in all material respects with all legal requirements applicable to such meeting. If on a date for which the Company Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Stock to obtain the Company Shareholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Shareholder Meeting, and if the public announcement of an Adverse Recommendation Change or the delivery hereunder of notice of an Adverse Recommendation Change is less than 10 Business Days prior to the Company Shareholder Meeting, the Company shall be entitled to postpone the Company Shareholder Meeting to a date up to the later to occur of (i) 10 Business Days after such event and (ii) the date that the Company determines in good faith it may convene the Company Shareholder Meeting in accordance with Applicable Law.

(b)      Parent shall furnish all information concerning Parent and its Affiliates to the Company, and provide such other assistance, in each case as may be reasonably requested by the Company in connection with the preparation, filing and distribution of the Proxy Statement. If prior to the vote at the Company Shareholder Meeting, any event occurs with respect to Parent or any of its Subsidiaries, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, which is required by applicable securities laws or SEC rules to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event.

Section 6.03.  No Solicitation; Other Offers.  (a) General Prohibitions. Except as otherwise expressly contemplated in this Section 6.03, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, publicly withdraw or publicly modify in a manner adverse to Parent the Company Board Recommendation (or, except in connection with a termination of this Agreement pursuant to Section 10.01(d)(i), publicly recommend an Acquisition Proposal) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or under the Company Rights Agreement, (v) take any action to exempt from Section 351.407 or Section 351.459 of Missouri Law any transaction other than the Merger or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b)      Exceptions. Notwithstanding Section 6.03(a), but subject to compliance with Sections 6.03(c) and (d), at any time prior to the approval of this Agreement by the Company’s shareholders:

(i)      the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) in response to a bona fide written Acquisition Proposal, make inquiries to understand and clarify such Acquisition Proposal, (B) engage in negotiations or discussions with any Third Party and its Representatives that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement a bona fide, written Acquisition Proposal that the Board of Directors of the Company in good faith believes is or is reasonably likely to lead to a Superior Proposal and (C) furnish to such Third Party or its Representatives and financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company as to the use of such information than those contained in the confidentiality agreement dated October 30, 2012 between the Company and Parent (the “Confidentiality Agreement”) (it being understood that such confidentiality agreement need not contain a standstill, non-solicitation of employees or similar provision); provided that (1) all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party and (2) if the Company enters into any such confidentiality agreement that contains a standstill, non-solicitation of employees or similar provision that is less favorable to the Company than the terms of the Confidentiality Agreement, then, if this Agreement is terminated, the Company shall promptly notify Parent thereof and the Confidentiality Agreement shall be automatically amended to contain such less favorable terms; and

(ii)      subject to compliance with Section 6.03(d), the Board of Directors of the Company may make an Adverse Recommendation Change (A) following receipt of a Superior Proposal or (B) in response to material events or changes in circumstances after the date hereof that were not known to the Company as of or prior to the date hereof;

in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law. For the avoidance of doubt, notwithstanding any Adverse Recommendation Change, until the termination of this Agreement in accordance with its terms (x) in no event may the Company (A) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal, (B) make or facilitate any SEC or other regulatory filings required in connection with implementation of the transactions contemplated by any Acquisition Proposal or (C) seek any third party consents in connection with the transactions contemplated by any Acquisition Proposal, and (y) the Company shall otherwise remain subject to all of its obligations under this Agreement.

In addition, nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal; provided that any action taken or statement made to so comply that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of the Company reaffirms the Company Board Recommendation (or expressly states that it is not withdrawing the Company Board Recommendation) in such statement or in connection with such action.

(c)      Required Notices.  The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of each Acquisition Proposal or any bona fide indication that a Third Party intends to make an Acquisition Proposal, or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made or has indicated that it intends to make an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent informed, on a reasonably current basis, of the status of, and any material changes to, any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any material terms or conditions of any Acquisition Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 6.03(c).

(d)      “Last Look”.  Further, the Board of Directors of the Company shall not make an Adverse Recommendation Change pursuant to Section 6.03(b)(ii) (or terminate this Agreement pursuant to Section 10.01(d)(i)), unless (i) the Company promptly provides written notice to Parent, in writing at least three Business Days before taking that action, of its intention to do so, attaching (A) in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal, the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the third party making the Acquisition Proposal or (B) in the case of any Adverse Recommendation Change to be made pursuant to Section 6.03(b)(ii)(B), a reasonably detailed description of the reasons for making such Adverse Recommendation Change, and (ii) Parent does not make, within three Business Days after its receipt of that written notification, an offer that (A) in the case of any Adverse Recommendation Change to be made following receipt of a Superior Proposal, is at least as favorable to the shareholders of the Company as such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material amendment of such Superior Proposal shall require a new written notification from the Company and a new three Business Day period under this Section 6.03(d)) or (B) in the case of any Adverse Recommendation Change to be made pursuant to Section 6.03(b)(ii)(B), obviates the need for such Adverse Recommendation Change. The Company agrees that, during any applicable three Business Day period referred to in this Section 6.03(d), the Company shall negotiate in good faith with Parent regarding any revisions to the terms of this Agreement proposed by Parent.

(e)      Definition of Superior Proposal.  For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable to the Company’s shareholders than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(d)), which the Board of Directors of the Company determines is reasonably capable of being consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or determined by the Board of Directors of the Company to be reasonably likely to be available.

(f)      Obligation to Terminate Existing Discussions.  The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze that information).

Section 6.04.  Access to Information.  From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries; provided, however, that the Company may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party or subject to any attorney-client privilege so long as the Company uses its reasonable best efforts to make alternative accommodations to convey the information contained in such document or information to Parent in a manner that preserves such privilege and/or does not breach such agreement. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. All information exchanged pursuant to this Section 6.04 shall be subject to the Confidentiality Agreement.

Section 6.05.  Certain Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any litigation (including derivative claims) against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced on or after the date of this Agreement against it or any of its directors or executive officers relating to this Agreement, the Merger or any other transaction contemplated hereby or otherwise, without the prior written consent of Parent.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01.  Obligations of Merger Subsidiary.  Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02.  Director and Officer Liability.  Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation hereby agrees, to do the following:

(a)      From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers, directors, employees, fiduciaries or agents of the Company and any person who becomes an officer, director, employee, fiduciary or agent prior to the Effective Time or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, fiduciary or agent of another Person (each, an “Indemnified Person”) against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred or arising in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, in respect of acts or omissions occurring at or prior to the Effective Time (including with respect to matters existing or occurring or alleged to have existed or occurred at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)) to the fullest extent permitted by Applicable Law. In the event of any such claim, action, suit or proceeding, (x) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from within ten Business Days of receipt by the Surviving Company from the Indemnified Person of a request therefor, subject to any required undertaking under Applicable Law and (y) the Surviving Corporation and Parent shall cooperate in the defense of any such matter.

(b)      For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s articles of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)      Parent shall cause the Surviving Corporation to either (i) continue to maintain in effect for six years after the Effective Time the Company’s directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, the “D&O Insurance”) in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s D&O Insurance policies in effect as of the date hereof or (ii) purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s D&O Insurance policies in effect as of the date hereof; provided that if the aggregate cost for such insurance coverage in respect of any one policy year exceeds 200% of the current annual premium paid by the Company (which amount is set forth in Section 7.02 of the Company Disclosure Schedule), the Surviving Corporation shall instead be obligated to obtain D&O Insurance with the best available coverage with respect to matters occurring at or prior to the Effective Time for an aggregate cost in respect of each policy year within such six-year period of 200% of the current annual premium paid by the Company. Prior to the Effective Time, Parent and the Company shall, in good faith, explore the possibility of purchasing a prepaid six-year “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy on mutually agreeable terms.

(d)      If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(e)      The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under Missouri Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries, which Parent and the Surviving Corporation agree shall continue in full force and effect in accordance with their terms. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her representatives.

Section 7.03.  Employee Matters.  (a) For a period of one year immediately following the Effective Time (or such shorter period of employment, as the case may be), Parent shall provide each Continuing Employee with base salary or wages that are no less than, and other compensation and benefits (excluding equity or equity-based compensation) that are substantially equivalent to, the base salary or wages, and other compensation and benefits (excluding equity or equity-based compensation), as applicable, as in effect with respect to such Continuing Employee immediately prior to the Effective Time.

(b)      Following the Effective Time, Parent will, subject to Applicable Law, give each Continuing Employee full credit for prior service with the Company and its Subsidiaries for all purposes, except for participation in and benefit accrual under any defined benefit retirement plans or postretirement plans (other than Employee Plans in effect as of immediately prior to the Effective Time) providing medical, dental or life benefits, under any Parent employee benefit plan, program or arrangement for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, except if such credit would result in a duplication of benefits. In addition, Parent shall use its best efforts to waive, or cause to be waived, for each Continuing Employee, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company or its Subsidiaries prior to the Effective Time and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by each Continuing Employee in the calendar year in which the Effective Time occurs.

(c)      The Company and Parent each acknowledge and agree that it will take all actions required of it pursuant to Section 6.01(j) of the Company Disclosure Schedule. Nothing contained in this Section 7.03, expressed or implied, is intended to confer upon any Continuing Employee any right to employment or continued employment with Parent or any of its Subsidiaries for any period by reason of this Agreement or be construed as an amendment to any Employee Plan. In addition, the provisions of this Agreement, in particular this Section 7.03, are solely for the benefit of the parties to this Agreement, and no current or former Service Provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 7.04.  Certain Obligations of Parent.  Parent agrees that it will not, and will not permit any of its Subsidiaries to, enter into any business combination or similar transaction that could reasonably be expected to prevent or materially delay the Merger or any of the other transactions contemplated by this Agreement.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01.  Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate, as soon as reasonably practicable, the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (A) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (B) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any

of their respective Affiliates’ businesses, assets or properties, in the case of each of clauses (A) and (B), if such actions would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (it being understood that, for purposes of measuring any “Company Material Adverse Effect” under this Section 8.01(a), any action to be taken by Parent or its Affiliates will be taken into account as though such action were required to be taken by the Surviving Corporation, mutatis mutandis); and provided further that no party hereto shall be required pursuant to this Section 8.01(a) to commit to or effect any action that is not conditioned upon consummation of the Merger.

(b)      In furtherance and not in limitation of the foregoing, each of Parent and the Company (i) shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and shall notify the Commissioner and supply the prescribed information in accordance with Section 114, in each case with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof, and shall make such other filings as may be required or desirable pursuant to the Competition Act and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or the Competition Act, (ii) shall use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and to obtain Competition Act Approval as soon as practicable, and (iii) shall not extend any waiting period under the HSR Act or the Competition Act relating to the Merger, except with the prior written consent of the other party hereto (which shall not be unreasonably withheld, conditioned or delayed).

(c)      Each of Parent and the Company, shall, in connection with the actions referenced in Section 8.01(a), (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or inquiry, including any proceeding initiated by a private party; (ii) consult with each other in advance of any meeting or conference with any Governmental Authority and, to the extent permitted by the Governmental Authority, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iii) permit the other party and/or its counsel to review in advance any submission, filing or communication (and the documents submitted therewith) intended to be given by it to any Governmental Authority; provided that materials may be redacted to remove references concerning the valuation of the businesses of the Company and commercially sensitive information with respect to the businesses of Parent and its Subsidiaries.

(d)      The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers and other Representatives to, use reasonable best efforts to cooperate with Parent in its efforts to consummate the financing of the transactions contemplated by this Agreement. Such cooperation shall include, to the extent reasonably requested by Parent, using reasonable best efforts to (i) provide direct contact between prospective financing sources and the appropriate officers and directors of the Company and its Subsidiaries (including participation in due diligence sessions) at reasonable times and on a reasonable number of occasions, (ii) provide assistance in preparation of confidential information memoranda, preliminary offering memoranda, financial information and other customary materials to be used in connection with obtaining such financing (including the provision of due diligence materials), (iii) reasonably cooperate with the marketing efforts of Parent and its financing sources for such financing, including use of the Company’s logos (provided that such logos are used solely in a manner that is not intended or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries) and participate in management presentation sessions, “road shows” and sessions with rating agencies at reasonable times and on a reasonable number of occasions, (iv) provide assistance in obtaining any consents of third parties necessary in connection with such financing, (v) at the written request of Parent, provide assistance in extinguishing existing indebtedness of the Company and its Subsidiaries identified by Parent and releasing the Liens securing such indebtedness, in each case to take effect at the Effective Time, including (A) using reasonable best efforts to assist Parent in obtaining prior to the Effective Time payoff letters from the Company’s lenders in form and substance reasonably satisfactory to Parent with respect thereto and (B) making all requisite notices with respect to the Company’s private and public notes regarding the change in control contemplated hereby, (vi) cooperate with respect to matters relating to pledges of collateral to take effect at the Effective Time in connection with such financing, (vii) assist Parent in obtaining legal opinions to be delivered in connection with such financing, (viii) assist Parent in obtaining the cooperation of the independent accountants of the Company and its Subsidiaries, including with respect to the delivery of accountants’ comfort letters, (ix) cause to be timely filed with the SEC all periodic reports required under the 1934 Act and (x) provide reasonable assistance to Parent, in connection with any tender offer or exchange offer for, or consent solicitation in connection with, any debt securities of the Company, in identifying the holders of such debt securities and providing mailing addresses and other contact information for such holders and the trustees regarding such debt securities. The foregoing notwithstanding, prior to the Effective Time (x) in no event will (A) any notice of redemption, prepayment or refinancing or document or action of any type that is not conditioned upon the occurrence of the Effective Time be required by this Section 8.01(d) to be provided or undertaken by the Company or (B) the Company be an issuer or other obligor with respect to Parent’s financing described in this Section 8.01(d) and (y) Parent shall promptly reimburse the Company for all of its reasonable and documented out-of-pocket costs, fees and expenses to the extent resulting from any actions taken by the Company or any of its Subsidiaries at the request of Parent pursuant to this Section 8.01(d) and Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective successors, shareholders, employees, officers, partners, members, trustees, directors, managers, agents and representatives from any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them to the extent resulting from the actions of the Company taken at the request of Parent pursuant to this Section 8.01(d).

Section 8.02.  Certain Filings.  (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)      Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC to the extent permitted by the SEC.

Section 8.03.  Public Announcements.  Except with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement or as otherwise expressly permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party. For the avoidance of doubt, a communication made in accordance with this Section  8.03 shall not violate the Confidentiality Agreement.

Section 8.04.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05.  Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of:

(a)      any written notice or other written communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement;

(b)      any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)      any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement;

(d)      any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the condition set forth in Section 9.02(a) or Section 9.03(a), as applicable, not to be satisfied prior to the End Date; and

(e)      any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to cause the condition set forth in Section 9.02(a) or 9.03(a), as applicable, not to be satisfied prior to the End Date;

provided that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.06.  Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions or other transactions in Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.07.  De-listing; Deregistration.  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Stock from the NYSE and the deregistration of the Company Stock under the 1934 Act at or as promptly as practicable after the Effective Time.

Section 8.08.  Takeover Statutes.  If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01.  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a)      the Company Shareholder Approval shall have been obtained in accordance with Missouri Law;

(b)      no Applicable Law shall prohibit the consummation of the Merger; and

(c)      any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

Section 9.02.  Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)      (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) (A) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.03, 4.05, 4.20, 4.21 and 4.22 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects as of such time), (B) the representation contained in Section 4.10(a)(ii) shall be true in all respects at and as of the Effective Time as if made at and as of such time and (C) the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true as of such time), with, in the case of this clause (C) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b)      there shall not have been instituted or pending any action or proceeding by any Governmental Authority (i) challenging or seeking to make illegal or otherwise to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise relating to the transactions contemplated by this Agreement, (ii) seeking to restrain or prohibit the ownership or operation by Parent, the Company or any of their respective Affiliates of all or any portion of the businesses or assets of any of Parent, the Company or any of their respective Affiliates or (iii) seeking to compel Parent, the Company or any of their respective Affiliates to take any action that would not be required to be taken pursuant to Section 8.01(a), and no Applicable Law shall have been enacted, enforced, promulgated or issued that has, or is reasonably likely to have, any of the effects described in the preceding clauses (i)–(iii).

(c)      no Governmental Authority shall have imposed a condition to the consummation of the Merger that includes the taking of any action that is not required to be taken pursuant to the terms of this Agreement;

(d)      either (i) the relevant waiting period in Section 123 of the Competition Act shall have expired or otherwise been terminated in accordance with the Competition Act, or the obligation to give the requisite notice and supply information shall have been waived pursuant to paragraph 113(c) of the Competition Act, and the Commissioner of Competition appointed under the Competition Act or his designee (collectively, the “Commissioner”) shall have issued a “no action letter” under Section 123 of the Competition Act reasonably satisfactory to Parent, indicating that the Commissioner does not, at that time, intend to make an application for an order under Section 92 of the Competition Act in respect of the Merger and such “no action letter” remains in full force and effect, or (ii) the Commissioner shall have issued an advance ruling certificate pursuant to Section 102 of the Competition Act in respect of the Merger (collectively, “Competition Act Approval”); and

(e)      Parent shall have received a certificate signed by an executive officer of the Company confirming that, as of the Effective Time, the Company Tax Representation Letter is true and correct in all respects.

Section 9.03.  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)      (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) (A) the representations and warranties of Parent contained in Sections 5.01, 5.02 and 5.03 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true as of such time) and (B) the other representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true as of such time), with, in the case of this clause (B) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect; and

(b)      either the Commissioner shall have issued an advance ruling certificate pursuant to Section 102 of the Competition Act in respect of the Merger or the applicable waiting period under the Competition Act relating to the Merger shall have expired or been terminated.

ARTICLE 10

TERMINATION

Section 10.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a)      by mutual written agreement of the Company and Parent;

(b)      by either the Company or Parent, if:

(i)      the Merger has not been consummated on or before the nine-month anniversary of the date of this Agreement (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party (including, in the case of Parent, Merger Subsidiary) whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii)      there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable; or

(iii)      at the Company Shareholder Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained; or

(c)      by Parent:

(i)      prior to the Company Shareholder Meeting, within 15 days after an Adverse Recommendation Change shall have occurred;

(ii)      if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(iii)      there shall have been an intentional and material breach of Section 6.02(a) or Section 6.03(a); or

(d)      by the Company:

(i)      prior to the Company Shareholder Meeting, if the Board of Directors of the Company shall have made an Adverse Recommendation Change in compliance with the terms of this Agreement, including Section 6.03(d), in order to enter into a definitive, written agreement concerning a Superior Proposal; provided that the Company shall have paid any amount due pursuant to Section 11.04(b) in accordance therewith; or

(ii)      if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto except as provided in this Section 10.02 or Section 11.04. The provisions of this Section 10.02, the last sentence of Section 6.04 and Article 11 shall survive any termination hereof pursuant to Section 10.01, and no such termination shall relieve any party from any liability for any willful and intentional breach of any covenant or agreement set forth in this Agreement (which in the case of any of the foregoing the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and in the case of the Company may include the benefit of the bargain lost by the Company’s shareholders , which shall be deemed to be damages of the Company); provided, however, that, if the Termination Fee becomes due and payable, the payment by the Company of the Termination Fee as required by this Agreement shall relieve the Company from all further liability and obligations under this Agreement. For the avoidance of doubt, and without limiting the foregoing, any failure of the Company, on the one hand, or Parent and Merger Subsidiary, on the other hand, to close the Merger following the satisfaction or waiver of such party’s conditions to closing shall be a willful and intentional breach by such party of such party’s covenants hereunder.

ARTICLE 11

MISCELLANEOUS

Section 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, Nebraska 68102

Attention: Colleen Batcheler

Facsimile No.: (402) 517-9267

E-mail: colleen.batcheler@conagrafoods.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Arthur Golden, Esq.

                 Marc O. Williams, Esq.

Facsimile No.: (212) 701-5800

E-mail:    arthur.golden@davispolk.com

                 marc.williams@davispolk.com

if to the Company, to:

Ralcorp Holdings, Inc.

800 Market Street, Suite 2900

St. Louis, Missouri 63101

Attention: Gregory A. Billhartz

Facsimile No.: (314) 877-7748

E-mail: gabillha@ralcorp.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Steven A. Rosenblum, Esq.

Facsimile No.: (212) 403-2221

E-mail: SARosenblum@wlrk.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02.  Survival of Representations and Warranties.  The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Section 7.02 and any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 11.03.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Shareholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the shareholders of the Company under Missouri Law without such approval having first been obtained.

(b)      No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.  Expenses. (a) General.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)      Termination Fee.

(i)      If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $180 million (the “Termination Fee”), in the case of a termination by Parent, within one Business Day after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii)      If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii), (B) after the date of this Agreement and prior to such termination (in the case of termination pursuant to Section 10.01(b)(i))) or prior to the Company Shareholder Meeting (in the case of termination pursuant to Section 10.01(b)(iii)), a bona fide Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors of the Company or its shareholders and not withdrawn, and (C) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal, recommended that its shareholders tender into any tender offer made in connection with an Acquisition Proposal, or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

(iii)      If this Agreement is terminated by Parent pursuant to Section 10.01(c)(iii) and within 12 months following the date of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal, recommended that its shareholders tender into any tender offer made in connection with an Acquisition Proposal, or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (iii), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event, the Termination Fee.

(c)      Other Costs and Expenses.  The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

Section 11.05.  Disclosure Schedule and SEC Document References.  (a) The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b)      The parties hereto agree that any information contained in any part of any Company SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that in no event shall any information contained in any part of any Company SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company contained in this Agreement.

Section 11.06.  Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.02 and Section 11.10, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.02 and Section 11.10, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns; provided that nothing in this Section 11.06(a) shall limit the right of the Company to seek damages as contemplated by Section 10.02.

(b)      No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, (i) in the case of Merger Subsidiary, to any other wholly-owned Subsidiary of Parent that is organized under the laws of Missouri and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07.  Governing Law.  This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State; provided that notwithstanding the foregoing Missouri Law shall govern to the extent that Missouri Law is mandatorily applicable to the Merger and the internal affairs of the Company (including the fiduciary duties of the Board of Directors of the Company and any determination under Section 6.03 pursuant to such fiduciary duties).

Section 11.08.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10.  Financing Source Arrangements.  Notwithstanding anything contained herein to the contrary, including Section 11.08, each of the parties hereto agrees that (a) any claim, suit, action or proceeding arising out of the transactions contemplated by this Agreement or the debt commitment letter, dated as of the date hereof, among Parent, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Debt Commitment Letter”), to the extent involving any party to the Debt Commitment Letter, any of the entities that have at any time committed to provide financing in connection with the Merger, or any of their respective Affiliates or Representatives (the “Financing Sources”), shall be subject to the exclusive jurisdiction of a state or federal court sitting in the County of New York, (b) it will not, and it will not permit any of its controlled Affiliates to, bring or support anyone else in bringing any claim, suit, action or proceeding in any other court, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, (c) it waives any right to trial by jury in respect of any such claim, suit, action or proceeding and (d) the parties to the Debt Commitment Letter and the Financing Sources are express third-party beneficiaries of this Section 11.10.

Section 11.11.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.12.  Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.13.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.14.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that monetary damages, even if available, would not be an adequate remedy therefor, and, accordingly that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

RALCORP HOLDINGS, INC.

By:	/s/ K.J. Hunt
Name: K.J. Hunt
Title: CEO & President

CONAGRA FOODS, INC.

By:	/s/ Gary M. Rodkin
Name: Gary M. Rodkin
Title: Chief Executive Officer and President

PHOENIX ACQUISITION SUB INC.

By:	/s/ Scott E. Messel
Name: Scott E. Messel
Title: Vice President and Treasurer

[Signature Page to Merger Agreement]

Annex B

745 Seventh Avenue New York, NY 10019 United States

November 26, 2012

Board of Directors

Ralcorp Holdings, Inc.

800 Market Street

St. Louis, MO 63101

Members of the Board of Directors:

We understand that Ralcorp Holdings, Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with ConAgra Foods, Inc. (“Parent”) pursuant to which (i) Phoenix Acquisition Sub Inc., a wholly owned subsidiary of Parent (“Merger Subsidiary”), will merge with and into the Company and the Company will continue as the surviving corporation, and (ii) upon effectiveness of the merger, each share of common stock of the Company will be converted into the right to receive consideration consisting of $90.00 per share in cash. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of November 26, 2012, by and among the Company, Parent and Merger Subsidiary (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s shareholders of the consideration to be offered to such shareholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the shareholders of the Company in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2011, Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, and other relevant filings with the Securities and Exchange Commission; (3) a draft, dated as of November 21, 2012, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012; (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company that the Company refers to as the 50/50 model (the “Projections”); (5) a trading history of the Company’s common stock from November 23, 2011 to November 23, 2012 and a comparison of that trading history with those of other companies that we deemed relevant; (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; and (8) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Projections, upon the advice of the Company, we have assumed that such Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such Projections. We have relied upon such Projections in arriving at our opinion. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed the accuracy of the representations and warranties contained in the Agreement. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the shareholders of the Company in the Proposed Transaction is fair to such shareholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company and Parent in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services for the Company: (i) exclusive financial advisor to the Company with respect to its $545 million acquisition of Sara Lee Corp.’s North American refrigerated dough business; (ii) advisor to the Company on its $1.9 billion spin off of Post Holdings, Inc. (“Post”) in February 2012; (iii) sole lead arranger and joint bookrunner on Post’s $350 million senior secured credit facility in February 2012; (iv) lead bookrunner on Post’s $775 million High Yield bond offering in February 2012; and (v) joint bookrunner on the Company’s $207 million follow-on offering of its shares of common stock of Post in September 2012. Furthermore, in the past two years, we have performed commodity, emerging market, foreign exchange, rates and equity origination services for Parent and we act as a lender to Parent in its $1.5 billion revolving credit facility.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ BARCLAYS CAPITAL INC.

Annex C

PERSONAL AND CONFIDENTIAL

November 26, 2012

Board of Directors

Ralcorp Holdings, Inc.

800 Market Street

St. Louis, MO 63101

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than ConAgra Foods, Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Ralcorp Holdings, Inc. (the “Company”) of the $90.00 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of November 26, 2012 (the “Agreement”), by and among the Company, Parent, and Phoenix Acquisition Sub Inc., a wholly owned subsidiary of Parent.

Goldman, Sachs & Co. and its affiliates are engaged in commercial and investment banking and financial advisory services, market making and trading, research and investment management (both public and private investing), principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for the accounts of Goldman, Sachs & Co. and its affiliates and their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a co-lender with respect to a loan to the Company (aggregate principal amount $250,000,000) in August 2012; and as a joint bookrunner with respect to the follow-on offering of 6,775,985 shares of common stock (aggregate principal amount $206,667,543) of Post Holdings, Inc., a former subsidiary of the Company, in September 2012. We may also in the future provide investment banking services to the Company, Parent and their respective affiliates for which our Investment Banking Division may receive compensation.

Board of Directors

Ralcorp Holdings, Inc.

November 26, 2012

Page Two

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended September 30, 2011 and a draft, dated as of November 21, 2012, of the Annual Report on Form 10-K of the Company for the fiscal year ended September 30, 2012; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its shareholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, including financial forecasts that the Company refers to as the 50/50 model, which forecasts were approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the packaged food industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $90.00 per Share in cash to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or

Board of Directors

Ralcorp Holdings, Inc.

November 26, 2012

Page Three

payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $90.00 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $90.00 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders of Shares.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)

Annex D

SECTION 351.455 OF THE GENERAL AND BUSINESS CORPORATION LAW OF MISSOURI

§ 351.455. Shareholder entitled to appraisal and payment of fair value, when – remedy exclusive, when.

1. Any shareholder shall be deemed a dissenting shareholder and entitled to appraisal under this section if such shareholder:

(1) Owns stock of a corporation which is a party to a merger or consolidation as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote;

(2) Files with the corporation before or at such meeting a written objection to such plan of merger or consolidation;

(3) Does not vote in favor thereof if the shareholder owns voting stock as of such record date; and

(4) Makes written demand on the surviving or new corporation within twenty days after the merger or consolidation is effected for payment of the fair value of such shareholder’s shares as of the day before the date on which the vote was taken approving the merger or consolidation.

2. The surviving or new corporation shall pay to each such dissenting shareholder, upon surrender of his or her certificate or certificates representing said shares in the case of certificated shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder who:

(1) Fails to file a written objection prior to or at such meeting;

(2) Fails to make demand within the twenty-day period; or

(3) In the case of a shareholder owning voting stock as of such record date, votes in favor of the merger or consolidation;

shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof and shall not be deemed to be a dissenting shareholder.

3. Notwithstanding the provisions of subsection 1 of section 351.230, notice under the provisions of subsection 1 of section 351.230 stating the purpose for which the meeting is called shall be given to each shareholder owning stock as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, whether or not such shareholder is entitled to vote.

4. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his or her certificate or certificates representing said shares in the case of certificated shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

5. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares in the case of certificated shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time

D-1

herein limited, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

6. The right of a dissenting shareholder to be paid the fair value of such shareholder’s shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

7. When the remedy provided for in this section is available with respect to a transaction, such remedy shall be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.

D-2

RALCORP HOLDINGS, INC.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 29, 2013.
Vote by Internet
• Go to www.investorvote.com/RAH • Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

‚IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ‚

A	Proposals — The Board of Directors of Ralcorp Holdings, Inc. recommends that you vote FOR each of the following proposals:

		For	Against	Abstain
1.

To approve the Agreement and Plan of Merger, dated as of November 26, 2012, among Ralcorp Holdings, Inc., ConAgra Foods, Inc. and Phoenix Acquisition Sub Inc.,
a wholly owned subsidiary of ConAgra Foods, Inc., as it may be amended from time to time, pursuant to which Phoenix Acquisition Sub Inc. will merge with and into
Ralcorp Holdings, Inc., with Ralcorp Holdings, Inc. surviving as a wholly owned subsidiary of ConAgra Foods, Inc.

		☐	☐	☐	+

2.	To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Ralcorp Holdings, Inc.’s named executive officers that is based on or otherwise relates to the merger of Phoenix Acquisition Sub Inc. with and into Ralcorp Holdings, Inc.	☐	☐	☐

3.	To approve the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve Proposal 1.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
PLEASE SIGN EXACTLY AS YOUR NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.

WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

‚IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.‚

Proxy — RALCORP HOLDINGS, INC.

This Proxy is Solicited by the Board of Directors of Ralcorp Holdings, Inc.

Proxy For Special Meeting of Shareholders

(Must be presented at the meeting or received prior to 8:00 a.m., Central Time, on January 29, 2013)

The undersigned appoints Kevin J. Hunt and Gregory A. Billhartz, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Ralcorp Holdings, Inc. held of record by the undersigned at the close of business on December 28, 2012 at the Special Meeting of Shareholders of Ralcorp Holdings, Inc. to be held on January 29, 2013 or at any postponement or adjournment thereof.

Please direct your proxy how he is to vote by placing an “x” in the appropriate box opposite the resolutions, which have all been proposed by Ralcorp Holdings, Inc., specified on the reverse side hereof. This proxy, when properly executed and timely received, will be voted in the manner directed herein. If no instructions are given on this proxy card, then the shares will be voted FOR Proposals 1, 2 and 3.

Complete, Sign, Date and Promptly Return this Proxy Card Using the Enclosed Envelope.